UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No._ )

Filed by the Registrant:	X

Filed by a Party other than the Registrant:	____

Check the appropriate box:

_______	Preliminary Proxy Statement

_______	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

X	Definitive Proxy Statement

_______	Definitive Additional Materials

_______	Soliciting Material Pursuant to §240.14a-12

Navistar International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

X	No fee required.

_______	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

_______	Fee paid previously with preliminary materials.

_______
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

NAVISTAR®

Notice of 2019 Annual Meeting of Stockholders and Proxy Statement

2 TONS

THE 12.4 LITER A26 ENGINE

LEADING CUSTOMER-CENTRIC INNOVATION

February 12, 2019 Lisle, Illinois

On the Cover

Representatives of the Navistar engineering team responsible for the development of the A26 engine.

(left to right)
Darren Gosbee, Vice President, Engineering
Laura Ricart, Chief Engineer, Vehicle Performance Integration
Jim Nachtman, A26 Design Lead Engineer
Joao Silva, A26 Chief Engineer (in front)
Artur Dudzik, Technical Specialist, Engine Validation
Lee Tran, Chief Engineer, Controls and Software
Sabrina Niemann, Chief Engineer, Engine & OBD Calibration

NAVISTAR INTERNATIONAL CORPORATION
2701 NAVISTAR DRIVE
LISLE, ILLINOIS 60532

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:    Tuesday, February 12, 2019, 11:00 A.M. — Central Time

Location:    Navistar Corporate Headquarters
2701 Navistar Drive, Lisle, Illinois 60532

December 19, 2018
To our stockholders:

On behalf of the Board of Directors of Navistar International Corporation, you are cordially invited to attend our 2019 Annual Meeting of Stockholders, which will be held on Tuesday, February 12, 2019 at 11:00 A.M. Central Time at our corporate headquarters located at 2701 Navistar Drive, Lisle, Illinois 60532. At our annual meeting, our stockholders will be asked to:

•	Elect as directors the nominees named in the accompanying proxy statement;

•	Act on an advisory vote on executive compensation as disclosed in the accompanying proxy statement;

•	Ratify the appointment of our independent registered public accounting firm; and

•	Act upon any other matters properly brought before the annual meeting.

We plan to send a Notice of Internet Availability of Proxy Materials on or about December 19, 2018. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. The Notice of Internet Availability of Proxy Materials is not a form for voting and presents only an overview of the proxy materials. In order to attend our 2019 Annual Meeting of Stockholders, you must have an admission ticket. Procedures for requesting an admission ticket are detailed in the accompanying proxy statement. Attendance and voting is limited to stockholders of record at the close of business on December 17, 2018.

Your vote is important. Whether or not you plan to attend the 2019 Annual Meeting of Stockholders, please vote your proxy either by mail, telephone, mobile device or over the Internet.

By Order of the Board of Directors,

Richard E. Bond Secretary

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS
MEETING TO BE HELD ON FEBRUARY 12, 2019: THE ANNUAL REPORT AND PROXY STATEMENT
ARE AVAILABLE AT HTTP://WWW.NAVISTAR.COM/NAVISTAR/INVESTORS

2019 Proxy Statement

TABLE OF CONTENTS
Proxy Summary	2	Equity Compensation Plan Information	71
Executive Summary	5	Proposal 3 - Ratification of Independent Registered Public Accounting Firm	73
Frequently Asked Questions Regarding Attendance and Voting	10	Audit Committee Report	73
PROPOSAL 1 — Election of Directors	14	Independent Registered Public Accounting Firm Fee Information	74
Corporate Governance	21
Corporate Governance Guidelines	21	Other Matters	75
Related Party Transactions and Approval Policy	21	Section 16(a) Beneficial Ownership Reporting Compliance	75
Director Independence Determinations	23	Availability of Form 10-K and Annual Report to Stockholders	75
Board Leadership Structure	23	Matters Raised at the Meeting not Included in this Proxy Statement	75
Risk Oversight	23
Nominating Directors	24	Admission and Ticket Request Procedure	76
Board Committees and Meetings	25
Communication with the Board	27
Code of Conduct	27		A-1
Persons Owning More than Five Percent of Navistar Common Stock	28	2017 Aon Hewitt US TCM Total Compensation Executive & Senior Management Level Wise Survey - Participant List

Navistar Common Stock Owned by Executive Officers and Directors	30

PROPOSAL 2 - Advisory Vote on Executive Compensation	32

Compensation	33
Compensation Committee Report	33
Compensation Discussion and Analysis	33
Executive Summary	34
Detailed Review of Executive Compensation	37
Executive Compensation Tables	50
CEO Pay Ratio Disclosure	65
Compensation Risk	66
Compensation of Directors	67

2019 Proxy Statement	1

PROXY SUMMARY
This summary highlights information collected elsewhere in this proxy statement or in our corporate governance documents published on our website: http://www.navistar.com/navistar/investors/corporategovernance/

We encourage you to read this proxy statement in its entirety before voting.

How to Vote
Your vote is important. Please exercise your right as a stockholder and submit your proxy as soon as possible. You may vote if you were a stockholder at the close of business on December 17, 2018. Stockholders may vote in person at the meeting, or submit a proxy by the Internet, mail, mobile device or telephone as follows:

Via the Internet:	By Telephone (toll free):
http://www.proxyvote.com	1-800-690-6903

By Mail:	In Person:
Complete, sign and mail the enclosed proxy card.	Stockholders who obtain an admission ticket can attend and vote at the annual meeting.

By Scanning Your QR Code:
Vote with your mobile device.

Annual Meeting Location
February 12, 2019
11:00 A.M. Central Time
Navistar Corporate Headquarters
2701 Navistar Drive, Lisle, Illinois 60532

Stockholder Action
Proposals for Your Vote	Board Voting Recommendation	Page
Proposal 1: Election of Directors	FOR each nominee	14
Proposal 2: Advisory Vote on Executive Compensation	FOR	32
Proposal 3: Ratification of Independent Registered Accounting Firm	FOR	73

2019 Proxy Statement	2

Director Nominees

Our Board of Directors (the "Board") recommends that you vote "for" all of the director nominees listed below. Set forth below is summary information about each director nominee, with more detailed information about the qualifications and experience of each director nominee contained under Proposal 1 - Election of Directors beginning on page 14 of this proxy statement.

Nominee and Principal Occupation	Age	Director Since	Independent	Current Committee Membership
Troy A. Clarke
President and Chief Executive Officer of Navistar	63	April 2013
José María Alapont
Former Chairman, President and Chief Executive Officer of Federal-Mogul Corporation	68	October 2016	X	Finance and Nominating & Governance (Chair)
Stephen R. D'Arcy
Partner, Quantum Group LLC	64	October 2016	X	Audit (Chair)
Vincent J. Intrieri
Founder, President and Chief Executive Officer, VDA Capital Management LLC	62	October 2012	X	Finance (Co-Chair) and Nominating & Governance
Raymond T. Miller
Principal, MHR Fund Management LLC	34	April 2018	X	Audit and Compensation
Mark H. Rachesky, M.D.
Founder and President, MHR Fund Management LLC	59	October 2012	X	Finance (Co-Chair) and Nominating & Governance
Andreas H. Renschler
Chief Executive Officer, TRATON AG	60	February 2017	X	Compensation and Nominating & Governance
Christian Schulz
Chief Financial Officer, TRATON AG	41	August 2018	X	Finance
Kevin M. Sheehan
Former President and Chief Executive Officer, Scientific Games	65	October 2018	X	Audit and Compensation
Dennis A. Suskind
Retired General Partner, Goldman Sachs & Company	76	October 2016	X	Compensation (Chair) and Nominating & Governance

2019 Proxy Statement	3

Business Strategy

Our 2018 Accomplishments
●    Sales Momentum and Increased Market Share
●    Launched Truck and Bus Products and Product Features Important to Key Markets
●    Implemented the TRATON Strategic Alliance
●    Improved Quality and Uptime
●    Expanded OnCommand Connection Telematics
●    Focus on Cost Management

     Our Expectations Going Forward
●   Customer-Centric Focus
●   Drive Operational Excellence
●   Grow the Core Business
●   Embrace Business Transformation
●   Develop the TRATON Strategic Alliance
●   Enhance Our Cross-Functional Teamwork and Winning Culture

Corporate Governance Highlights

✓	10 of 11 directors are independent under our corporate governance guidelines and the New York Stock Exchange (‘‘NYSE’’) listing standards.

✓	We have Co-Independent Lead Directors.

✓	We have Board standing committees that are composed of 100% independent directors.

✓	We have a declassified Board.

✓	We have stockholder representation on all of our Board committees.

✓	We have a director resignation policy for directors who fail to obtain a majority vote.

✓	We have no super-majority voting provisions to approve transactions, including a merger.

✓	We have a claw-back policy to re-coup incentive-based compensation in the event of an accounting restatement or intentional misconduct.

✓
We do not provide tax gross-ups for perquisites and other similar benefits to officers who are subject to Section 16 (the ‘‘Section 16 Officers’’) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Additionally, we do not provide tax gross-ups for any cash or equity awards for any employees.

✓	We have ‘‘double trigger’’ change in control benefits.

✓	Our Named Executive Officers ("NEOs") and directors are subject to stock ownership guidelines and stock retention requirements.

✓	Our executives and directors are prohibited from engaging in short sales, derivatives trading and hedging transactions, and we impose restrictions on pledges and margin account use.

2019 Proxy Statement	4

EXECUTIVE SUMMARY

Navistar International Corporation (‘‘we,’’ ‘‘our’’, the ‘‘Company’’ or ‘‘Navistar’’), incorporated under the laws of the State of Delaware in 1993, is a holding company whose principal operating entities are Navistar, Inc. (‘‘Navistar, Inc.’’) and Navistar Financial Corporation (‘‘NFC’’). Navistar’s fiscal year ends October 31 and as such all references to a year refer to the applicable fiscal year unless stated otherwise.

Business Strategy

Our 2018 Accomplishments

We continue to show positive progress on our top priorities as we move from a turn-around phase to a growth phase. In 2018, we ended with a significant volume increase and we were the only brand to increase Class 8 market share.

Sales: In 2018, we increased our Class 8 market share in a strong industry environment by nearly 2%, and our Core chargeout volumes ended at 73,900. Overall Class 6-8 retail market share was higher than the prior year. Our all-makes Fleetrite® brand experienced double-digit growth year over year for our overall Parts segment (U.S., Canada, Mexico and export).

Product Launches: We focused on our Core markets and investing in product development to increase customer value, improve our customers’ business and enhance customer experience.
Truck: In January 2018, we announced the International® HV™ Series Mid-Range Diesel which includes a bridge formula truck for the concrete industry. In March 2018, we announced the International® MV™ Series Mid-Range Diesel model, our new medium-duty truck.
Bus: In February 2018, we announced the newly updated IC Bus™ RE Series Type D school bus featuring remote diagnostics connectivity solutions. In July 2018, IC Bus™ became the first school bus original equipment manufacturer (OEM) to make electronic stability control and collision mitigation standard on all IC Bus models with air brakes.

Strategic Alliance: Our strategic alliance with TRATON Group continues to progress. Within the strategic alliance, the parties formed a joint venture to make recommendations for sourcing, evaluating and negotiating joint procurement opportunities.

•
The procurement joint venture has continued to give us access to global scale to achieve significant cost reductions. To date, our procurement joint venture has delivered over 90% of the target the parent companies had set for the first 24 months. It has identified a pipeline of additional projects to deliver the cumulative savings projected over the first five years.

•	The rest of the strategic alliance is on plan to deliver technology and other synergies:

◦	Pursuing medium-duty vehicle electric powertrain.

◦	Collaborating on fully integrated, next generation diesel big bore powertrains.

◦	Collaborating on connected vehicle hardware and service solutions.

Quality and Uptime: Our focus on improving quality and uptime can best be seen in the reduction of dealer dwell time through improvements in diagnostic and repair procedures.

•	Warranty expense as a percentage of manufacturing revenue has decreased to 1.7%, from 2.4% in the prior year.

•
Our new product command center (“Command Center”) focuses on dwell time improvement for our new products. In 2018, the percent of repairs completed in 24 hours for our new A26 engine improved by 10 percentage points.

OnCommand Connection (“OCC”): OCC is our unique open architecture, all-brands remote diagnostics system focusing on improving vehicle uptime for our customers.

•	OCC supports the Command Center using proactive diagnostics and predictive tools.

•	We have over 600,000 vehicles actively reporting in OCC of which over 75% report via telematics.

•	We continue to add telematics partners to our portfolio.

•	In 2018, we launched OCC Telematics which includes access to the OCC Portal as a standard feature on our RH™, LT™ and Lonestar products.

Cost Management: Focus on lowering material costs in our procurement and engineering organizations has resulted in improved margins.

2019 Proxy Statement	5

Our Expectations Going Forward

Going forward, we believe we are well-positioned and have the right strategic vision in place to build upon our 2018 accomplishments. We intend to be the number one choice and the most customer focused, innovative and value driven truck and bus solution provider in the Americas. To do that, we will prioritize and focus on closing the gaps before setting the new standard. The strategic vision includes areas of focus centered around:

•	Customer-Centric

•	Operational Excellence

•	Core Business

•	Business Transformation

•	Strategic Alliance with TRATON Group and

•	Cross-Functional Teamwork and a Winning Culture

By focusing on customer and market segmentation, we believe we will be able to better align our efforts with customer-specific applications and product requirements. We plan to continue to drive improvement of key performance metrics and we are committed to enhance customer value. We are operating with great care to execute flawless launches. We will further investigate electrification and build our eCommerce business to support our ease of doing business initiative. Together with our strategic alliance partner, TRATON Group, we expect to have a fully integrated proprietary powertrain as early as 2020, expect to launch the next generation connectivity module allowing feature sharing, and will launch an electric medium-duty truck and electric school bus. We intend to further develop our team-based organization, enhance collaborative work environments, and utilize visual management tools. We expect our financial performance to continue to improve due to savings from expected cost reduction actions and revenue growth.
TRATON Strategic Alliance

In February 2017, we entered into a strategic alliance with TRATON AG , formerly Volkswagen Truck & Bus AG ("TRATON") pursuant to a Stock Purchase Agreement dated as of September 5, 2016, by and among TRATON and us (“the Stock Purchase Agreement”), a License and Supply Framework Agreement and a Procurement JV Framework Agreement. Pursuant to the Stock Purchase Agreement, we issued and TRATON purchased 16.2 million shares of our common stock for an aggregate purchase price of $256 million at $15.76 per share (the "Share Issuance"), equal to a 19.9% stake in the Company at that time (16.8% on a fully-diluted basis as of December 17, 2018).

Also on September 5, 2016, we entered into a Stockholder Agreement with TRATON (the "Stockholder Agreement") which governs the rights and obligations of the parties with respect to TRATON's holdings in the Company following the Share Issuance, including the right of TRATON to nominate two directors to serve on our Board. The Board approved the Share Issuance for purposes of Section 203 of the Delaware General Corporation Law ("DGCL") and the Company and TRATON entered into an agreement which permits TRATON to acquire up to 20% of the Company without triggering the restrictions that would otherwise be imposed under Section 203 of the DGCL (the "Section 203 Agreement").

During 2018 we continued the implementation of our alliance with TRATON by entering into additional commercial agreements under the License and Supply Framework Agreement, expanding the scope of the Procurement JV Framework Agreement and entering into certain other commercial agreements. A description of the transactions between the Company and TRATON during 2018 is set forth in the Related Party Transactions and Approval Policy portion of the Corporate Governance section of this proxy statement.

Changes in the Composition of our Board

General (Retired) Stanley A. McChrystal did not stand for reelection at the 2018 Annual Meeting. Michael F. Sirignano resigned from the Board in April 2018 and was immediately replaced as an MHR Group (as definedbelow) nominee by Raymond T. Miller. Matthias Gründler resigned from the Board in May 2018 and was replaced as a TRATON nominee in August of 2018 by

Christian Schulz. Daniel A. Ninivaggi resigned from the Board in October 2018 and was immediately replaced as an Icahn Group (as defined below) nominee by Kevin M. Sheehan. With these changes, there was a 25% refreshment in the composition of our Board during 2018. During 2017, the two initial TRATON nominees replaced retiring directors Michael N. Hammes and James H.

2019 Proxy Statement	6

Keyes, Jeffrey A. Dokho replaced Dennis D. Williams as the UAW appointed member and Daniel A. Ninivaggi replaced Samuel J. Merksamer as an Icahn Group nominee Currently, a twelfth director position remains open. Given a 33% and 25% refreshment in Board composition during 2017 and 2018, respectively, the

Board is assessing its current mix of skills and attributes and is uncertain when the twelfth director position will be filled. At the appropriate time for onboarding a twelfth director, the Board will take into consideration the need to strengthen the Board by providing a diversity of expertise, age, gender, race, ethnicity, education, and other attributes which contribute to diversity.

Continued Stockholder Representation on our Board

Pursuant to amendments to settlement agreements (the ‘‘Settlement Agreement Amendments’’) we entered into with two of our largest stockholders, Carl C. Icahn and several entities controlled by him (collectively, the ‘‘Icahn Group’’) and Mark H. Rachesky, MD and several entities controlled by him (collectively, the ‘‘MHR Group’’), we granted each of the Icahn Group and the MHR Group the right to nominate two directors to serve on our Board, effective as of March 10, 2014, the date of our 2014 Annual Meeting of Stockholders (the ‘‘2014 Annual Meeting’’). The current Icahn Group nominees serving as members of our Board are Vincent J. Intrieri and Kevin M. Sheehan. The current MHR Group nominees serving as members of our Board are Dr. Mark H. Rachesky and Raymond T. Miller. Mr. Intrieri, Mr. Sheehan, Dr. Rachesky and Mr. Miller are nominated for re-election. In addition, pursuant to the Stockholder Agreement, TRATON was granted the right to nominate two directors to serve on our Board effective as of February 28, 2017, the date of the Share Issuance. The current TRATON nominees serving as members of our Board are Andreas H. Renschler and Christian Schulz. Mr. Renschler and Mr. Schulz are nominated for re-election. As a result, three (3) of our largest stockholders have Board representation and collectively hold six (6) of the eleven (11) seats currently filled on our twelve (12) seat Board.
Corporate Governance

During 2018, we strove to maintain effective governance practices and policies, and to solicit and consider input from our stockholders. Beginning with the 2014 Annual Meeting, the Board was declassified and all directors became subject to annual election to one-year terms. In February 2017, upon the election of Troy A. Clarke, our Chief Executive Officer, as Chairman, the Board appointed General (Retired) Stanley A. McChrystal as the Independent Lead Director. Currently, Vincent J. Intrieri and Mark H. Rachesky serve as Co-Independent Lead Directors. In addition to these actions, we believe that the following items, among others, contribute to a strong governance and compensation profile:

•	10 of 11 directors are independent under our Corporate Governance Guidelines and the NYSE listing standards.

•	We have Co-Independent Lead Directors.

•	We have Board standing committees that are composed of 100% independent directors.

•	We have a declassified Board.

•	We have stockholder representation on all of our Board committees.

•	We have a director resignation policy for directors who fail to obtain a majority vote.

•	We have no super-majority voting provisions to approve transactions, including a merger.

•	We have a claw-back policy to recoup incentive-based compensation in the event of an accounting restatement or intentional misconduct.

•	We do not provide tax gross-ups for perquisites and other similar benefits to Section 16 Officers and we do not provide tax gross-ups for any cash or equity awards for any employees.

•	We have ‘‘double trigger’’ change in control benefits.

•	Our NEOs and directors are subject to stock ownership guidelines and stock retention requirements.

•	Our executives and directors are prohibited from engaging in short sales, derivatives trading and hedging transactions, and we impose restrictions on pledges and margin account use.

2019 Proxy Statement	7

Stockholder Communication and Compensation Policies

The Company has a robust stockholder outreach and engagement program in place. We engage in regular contact with our stockholders throughout the year. Approximately 70% of our stock is held by five of our stockholders. Three of these stockholders have representation on our Board as discussed in our Executive Summary and Proposal One - Election of Directors. These stockholders, through their representatives on our Board, also are members of our Compensation Committee and are integrally involved in our compensation decisions and policies. We also engage in regular dialogue with our two remaining largest stockholders without representatives on our Board. We maintain open lines of communication with corporate governance advisory institutions and with our top 25 stockholders on an annual basis in order to solicit their feedback. We continuously work to improve these efforts and place importance on the feedback provided to us during this process.

We continue to focus on, and are aware of, investor concerns regarding the link between pay and performance. In 2017 we met our annual incentive metrics and accordingly, awards were paid at 119.8% of target. For 2018, Navistar met or exceeded the 2018 annual incentive plan targets for many of the performance goals while the Company was below target on other goals, which will yield an overall payout percentage of 112.4% of target.

For a summary of our commitment to best practices in executive compensation and changes made in 2018, please see the Executive Summary section of the Compensation, Discussion and Analysis section of this proxy statement.

Highlights of the changes made in 2018 include:

•
Retained an Annual Incentive ("AI") plan that leverages our scorecard approach, retained the adjusted EBITDA multiplier, the individual performance factor, and market share and cost metrics, removed the EBIT (Parts EBIT) metric, added a quality metric and replaced Free Cash Flow with Operating Cash Flow

•
Key differentiators in our 2018 Long-Term Incentive ("LTI") plan include transitioning from an annual to a 3-year performance cycle and replacing the Market Share metric with Revenue Growth while retaining the current vehicles and mix of performance-based and time-based equity as well as retaining the use of adjusted EBITDA and the relative Total Shareholder Return ("TSR") multiplier

Disclosure Regarding Forward-Looking Statements

Information provided and statements contained in this proxy statement that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this proxy statement and Navistar assumes no obligation to update the information included herein.

Such forward-looking statements often include words such as "may," "will," "believe," "expect," "anticipate," "intend," "plan," "estimate," "future," or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results or financial condition to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause or contribute to differences in our future financial results include, but are not limited to, those discussed in Item 1A, Risk Factors, set forth in Part 1 of our Annual Report on Form 10-K for the year ended October 31, 2018. You should not place undue reliance on forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

2019 Proxy Statement	8

Available Information

We are subject to the reporting and information requirements of the Exchange Act and as a result, we are obligated to file annual, quarterly, and current reports, proxy statements, and other information with the U.S. Securities and Exchange Commission (the "SEC"). We make these filings available free of charge on our website (http://www.navistar.com) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website does not constitute part of this proxy statement or our Annual

Report on Form 10-K for the year ended October 31, 2018. In addition, the SEC maintains a website (http://www.sec.gov) that contains our annual, quarterly, and current reports, proxy and information statements, and other information we electronically file with, or furnish to, the SEC. Any materials we file with, or furnish to, the SEC may also be read and/or copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

2019 Proxy Statement	9

FREQUENTLY ASKED QUESTIONS REGARDING ATTENDANCE AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials?

Pursuant to the rules of the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the ‘‘Notice’’) because the Board is soliciting your proxy to vote your shares at our 2019 Annual Meeting of Stockholders (the ‘‘Annual Meeting’’). This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting your shares. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy can be found in the Notice.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to have stockholders consider and act upon the matters outlined in the notice of Annual Meeting and this proxy statement, which include (i) Proposal 1 — the election of the nominees named in this proxy statement as directors, (ii) Proposal 2 — an advisory vote on executive compensation, a so-called ‘‘Say-on-Pay’’ proposal, (iii) Proposal 3 — the ratification of the appointment of KPMG LLP (‘‘KPMG’’) as the Company’s independent registered public accounting firm, and (iv) any other matters properly brought before the Annual Meeting. In addition, management may report on the performance of the Company and respond to appropriate questions from stockholders.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the director nominees (Proposal 1);

•	FOR the approval of the advisory vote on executive compensation (Proposal 2);

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 3).

Who can attend the Annual Meeting?

Anyone wishing to attend the Annual Meeting must have an admission ticket issued in his or her name. Admission is limited to:

•	Stockholders of record on December 17, 2018;

•	An authorized proxy holder of a stockholder of record on December 17, 2018; or

•	An authorized representative of a stockholder of record who has been designated to present a properly-submitted stockholder proposal.

You must provide evidence of your ownership of shares with your ticket request. The specific requirements for obtaining an admission ticket are specified in the Admission and Ticket Request Procedure section of this proxy statement.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of our common stock (‘‘Common Stock’’) is reflected directly on the books and records of our transfer agent, Computershare Investor Services (the ‘‘Transfer Agent’’). If you hold Common Stock through a bank, broker or other nominee, you hold your shares in ‘‘street name’’ and are not a stockholder of record. For shares held in street name, the stockholder of record of the shares is your bank, broker or other nominee. The Company only has access to ownership records for stockholders of record. So, if you are not a stockholder of record, for the purpose of requesting an admission ticket to attend the Annual Meeting, you must present us with additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card from your broker, bank or other nominee.

When is the record date and who is entitled to vote?

The Board has set December 17, 2018, as the record date for the Annual Meeting. Holders of shares of Common Stock on that date are entitled to one vote per share. As of December 17, 2018, there were approximately 98,932,337 shares of Common Stock outstanding. If you hold shares of our Common Stock as a participant in any of the Company’s 401(k) or retirement savings plans, your proxy card will represent the number of shares of Common Stock allocated to your account under the plan and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.

A list of all registered stockholders will be available for examination by stockholders during normal business

2019 Proxy Statement	10

hours at the place of the Annual Meeting at least ten (10) days prior to the Annual Meeting and will also be available for examination at the Annual Meeting.

How do I vote?

For stockholders of record:  You may vote by any of the following methods:

in person — stockholders who obtain an admission ticket (following the specified procedures) and attend the Annual Meeting in person may cast a ballot received at the Annual Meeting.

by Internet — stockholders may access the internet at www.proxyvote.com and follow the instructions on the proxy card or in the Notice.

by scanning your QR code — to vote with your mobile device.

by phone — stockholders may call toll-free 1-800-690-6903 and follow the instructions on the proxy card or in the Notice.

by mail — if you requested and received your proxy materials by mail, you may complete, sign, date and mail the enclosed proxy card.

For holders in street name: You will receive instructions from your bank or broker that you must follow in order for your shares to be voted.

How can I change or revoke my proxy?

For stockholders of record:  You may change or revoke your proxy at any time before it is exercised by (i) submitting a written notice of revocation to Navistar c/o the Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532, (ii) signing and returning a new proxy card with a later date, (iii) validly submitting a later-dated vote via the Internet, by scanning your QR code or by telephone on or before 11:59 pm EST on February 11, 2019 or (iv) attending the Annual Meeting and voting in person. For all methods of voting, the last vote properly cast will supersede all previous votes.

For holders in street name: You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

Is my vote confidential?
Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Broadridge Financial Solutions, Inc., the independent proxy tabulator appointed by the Company for the Annual Meeting, will count the votes and act as the inspector of elections for the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

For stockholders of record:  If you are the stockholder of record and you do not vote by proxy card, by telephone or via the internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name:  If your shares are held in street name, under certain circumstances, your shares may be voted even if you do not provide the bank or brokerage firm with voting instructions. Under NYSE rules, your broker may vote shares held in street name on certain ‘‘routine’’ matters without your instruction. NYSE rules consider the ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 3) to be a routine matter. As a result, your broker is permitted to vote your shares on that matter at its discretion without instruction from you. When a proposal is not a routine matter, such as the election of directors (Proposal 1) and the Say-On-Pay proposal (Proposal 2), and you have not provided voting instructions to the bank or brokerage firm with respect to that proposal, the bank or brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called ‘‘broker non-votes.’’

What is the quorum requirement for the Annual Meeting?

Under the Company’s Third Amended and Restated By-Laws (the ‘‘By-Laws’’), holders of at least one-third of the shares of Common Stock outstanding on the record date must be present in person or represented by proxy in order to constitute a quorum for voting at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum.

What vote is necessary for action to be taken on proposals?

It will depend on each proposal.

•
Proposal 1 (election of directors) requires a plurality vote of the shares present or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the greatest number of affirmative votes are elected to fill the available seats. As outlined in our Corporate Governance Guidelines, any director who receives more ‘‘withhold’’ votes than ‘‘for’’

2019 Proxy Statement	11

votes in an uncontested election is required to tender his resignation to the Nominating and Governance Committee for consideration and recommendation to the Board.

•
Proposal 2 (Say-On-Pay proposal) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•
Proposal 3 (ratification of the appointment of KPMG as our independent registered public accounting firm) requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote.

With respect to Proposals 2 and 3 you may vote FOR, AGAINST or ABSTAIN. If you abstain from voting on any of these proposals, the abstention will have the same effect as an AGAINST vote. With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. A properly executed proxy card marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than ten directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote. Broker non-votes will not affect the outcome on a proposal that requires a plurality vote (Proposal 1) or on a proposal that requires the approval of at least a majority of the shares present in person or represented by proxy and entitled to vote (Proposals 2 and 3).

Votes submitted by mail, telephone or Internet will be voted by the individuals named on the proxy and/or voting instruction card (or the individual properly authorized) in the manner indicated. If you do not specify how you want your shares voted, they will be voted in accordance with our Board's recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted.

What is householding?

If you and other residents at your mailing address own shares of Common Stock in street name, your broker or bank may notify you that your household will receive only one annual report and proxy statement for the Company if you hold shares through that broker or bank. In this practice known as ‘‘householding,’’ you were deemed to have consented to receiving only one annual report and proxy statement for your household. Householding benefits both you and the Company because it reduces the volume of duplicate information received at your household and helps the Company to reduce expenses. Accordingly, the Company and your broker or bank will send one copy of the Notice (or our annual report and proxy statement if you have requested a physical copy) to your address. Each stockholder will continue to be entitled to vote a separate proxy and/or voting instruction card. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532, (331) 332-2143. If you and other residents at your mailing address are receiving multiple copies of the Notice (or our annual report and proxy statement), and you prefer to receive only a single copy of each, you may so request by writing to us or contacting us at the address and phone number referred to above.

What does it mean if I receive more than one proxy card or more than one Notice?

Whenever possible, shares of Common Stock, including shares held of record by a participant in any of the Company’s 401(k) or retirement savings plans, for multiple accounts for the same registered stockholder will be combined into the same Notice or proxy card. Shares with different, even though similar, registered stockholders cannot be combined, and as a result, the stockholder may receive more than one Notice or proxy card. For example, shares registered in the name of John Doe will not be combined on the same proxy card as shares registered jointly in the name of John Doe and his wife. Shares held in street name are not combined with shares registered in the name of an individual stockholder or for a participant in any of the Company’s 401(k) or retirement savings plans and may result in the stockholder receiving more than one proxy and/or voting instruction card. For example, shares held in street name by a broker for John Doe will not be combined with shares registered in the name of John Doe.

If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. If you receive more than one proxy and/or voting instruction card for accounts that you believe could be combined because the stockholder is the same, contact our Transfer Agent (for shares held by registered stockholders) or your broker (for shares held in street name) to request that the accounts be combined for future mailings.

2019 Proxy Statement	12

Who pays for the solicitation of proxies?

This solicitation is being made by the Company. Accordingly, the Company pays the cost of soliciting proxies. This solicitation is being made by mail, but also may be made by telephone, e-mail or in person. We have hired Alliance Advisors, LLC (‘‘Alliance Advisors’’) to assist in the solicitation of proxies. Alliance Advisors’ fees for their assistance in the solicitation of proxies are estimated to be $15,000, plus out-of-pocket expenses. Proxies may also be solicited by our directors, officers and employees who will not receive any additional compensation for those activities. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

When are stockholder proposals or nominations due for the 2020 Annual Meeting of Stockholders?

In order to be included in the Company’s proxy materials for our 2020 annual meeting of stockholders pursuant to SEC Rule 14a-8 under the Exchange Act, any such stockholder proposal must be received by the Company’s Corporate Secretary no later than August 21, 2019. Any proposal may be included in next year’s proxy statement only if such proposal complies with the Company’s By-Laws and the rules and regulations promulgated by the SEC, specifically Rule 14a-8.

In addition, the Company’s By-Laws require that the Company be given advance written notice of nominations for election to the Board and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). For matters to be presented at the 2020 annual meeting of stockholders, the Company’s Corporate Secretary must receive such notice no earlier than September 15, 2019, and no later than October 15, 2019.

The notice must contain, and be accompanied by, certain information as specified in the Company’s By-Laws. The Company recommends that any stockholder wishing to nominate a director at, or bring any other item before, an annual meeting of stockholders review the Company’s By-Laws, which are available on the Company’s website at http://www.navistar.com/navistar/investors/corporategovernance/documents. All stockholder proposals and director nominations must be delivered to Navistar by mail c/o the Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532.

Are there any matters to be voted on at the Annual Meeting that are not included in the proxy?

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

May stockholders ask questions at the Annual Meeting?

Yes. During the Annual Meeting, stockholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that stockholders direct questions and comments to the Chairman of the meeting. In order to provide the opportunity to every stockholder who wishes to speak, each stockholder’s remarks will be limited to two minutes. Stockholders may speak a second time only after all other stockholders who wish to speak have had their turn.

How can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they become available.

2019 Proxy Statement	13

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, ten directors will be nominated for election. An eleventh director is appointed by the United Automobiles, Aerospace and Agricultural Implement Workers of America (the ‘‘UAW‘‘) pursuant to a 1993 settlement agreement we entered into in connection with the restructuring of our postretirement health care and life insurance benefits and is not elected by the stockholders. Currently, a twelfth director position is vacant. Given the substantial refreshment in Board composition during 2017 and 2018, the Board intends to conduct a search process to identify the best candidate to fill this twelfth Board seat at a future date. All directors elected at the Annual Meeting will be elected for a one-year term.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. We know of no reason why any nominee would be unable to accept nomination or election. All nominees have consented to be named in this proxy statement and to serve if elected.

As discussed in the Executive Summary, during 2014 and pursuant to the Settlement Agreement Amendments we entered into with two of our largest stockholders (namely, the Icahn Group and the MHR Group), we granted each of the Icahn Group and the MHR Group the right to nominate two directors to serve on our Board effective as of March 10, 2014, the date of our 2014 Annual Meeting. The Icahn Group’s current nominees are Mr. Vincent J. Intrieri and Mr. Kevin M. Sheehan. The MHR Group's current nominees are Dr. Mark H. Rachesky and Mr. Raymond T. Miller. Moreover, in connection with the TRATON alliance, and pursuant to the terms of the Stockholder Agreement, two persons nominated by TRATON were initially elected to our Board effective February 28, 2017 upon consummation of the Share Issuance. TRATON's current nominees are Mr. Andreas H. Renschler and Mr. Christian Schulz.

The following summarizes additional information about each of the nominees and the continuing director as of the date of this proxy statement, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that qualify our nominees and the continuing director to serve as directors of the Company. The nominees were evaluated and recommended by the Nominating and Governance Committee in accordance with the process for nominating directors as found in the Nominating Directors section of this proxy statement.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE NOMINEES PRESENTED IN PROPOSAL 1.

Troy A. Clarke Age: 63 Director since: April 2013
Biographical Information

Mr. Clarke has served as President and Chief Executive Officer of Navistar since April 2013. Prior to this position, Mr. Clarke served as President and Chief Operating Officer of Navistar since August 2012, as President of the Truck and Engine Group of Navistar, Inc. from June 2012 to August 2012, as President of Asia-Pacific Operations of Navistar, Inc. from 2011 to 2012, and as Senior Vice President of Strategic Initiatives of Navistar, Inc. from 2010 to 2011. Prior to joining Navistar, Inc., Mr. Clarke held various positions at General Motors, including President of General Motors North America from 2006 to 2009 and President of General Motors Asia Pacific from 2003 to 2006. Over the course of his career with GM, he held several additional leadership roles, including President and Managing Director of GM de Mexico and Director of Manufacturing for GM de Mexico. On June 1, 2009, General Motors filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Clarke received a bachelor’s degree in engineering from the General Motors Institute in 1978 and a master’s degree in business administration from the University of Michigan in 1982.

Skills and Qualifications

Mr. Clarke’s vast experience in the automotive industry over the past 40 years is invaluable to the Board in evaluating and directing the Company’s future. As a result of his professional and other experiences, Mr. Clarke possesses particular knowledge and experience in a variety of areas, including corporate governance, engineering, manufacturing (international and domestic), mergers and acquisitions, sales (international and domestic) and union/labor relations, which strengthens the Board’s collective knowledge, capabilities and experience and well qualifies him to serve on our Board.

2019 Proxy Statement	14

José María Alapont* Age: 68 Director since: October 2016 Committees: Finance and Nominating & Governance (Chair)
Biographical Information

Mr. Alapont served as President and Chief Executive Officer of Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, from March 2005 to March 2012, and as its Chairman of the Board from 2005 to 2007, and continued to serve as a director of Federal-Mogul Corporation until 2013. He was the Chief Executive Officer and a director of Fiat Iveco, S.p.A., a leading global manufacturer of commercial trucks and vans, buses, recreational, off-road, firefighting, defense and military vehicles of the Fiat Group, from 2003 to 2005. Mr. Alapont has held executive, Vice President and President positions for more than 30 years at other leading global vehicle manufacturers and suppliers such as Delphi Corporation, Valeo S.A., and Ford Motor Company. He has been a director of Ferroglobe Plc., a public silicon, manganese and special alloys producer company since January 2018 and a director of Ashok Leyland, a public commercial trucks, vans, buses and defense manufacturing company since January 2017. Mr. Alapont also serves as a member of the board of Hinduja Investment and Project Services Limited, a private investment and service group, since 2016 and a director of Hinduja Automotive Limited, a private automotive holding group, since November 2014. He has served as a director of Manitowoc Company, a public crane manufacturing company, since March 2016 and was a director of Mentor Graphics Corp., a public electronic design automation company, from 2011 to 2012. Mr. Alapont holds a degree in Industrial Engineering from the Valencia Technical School and a degree in Philosophy from the University of Valencia, Spain.

Skills and Qualifications

Mr. Alapont brings broad executive and leadership experience of more than 30 years serving several automotive manufacturing companies, together with his significant experience as a member of other public and private company boards. Mr. Alapont's particular knowledge and experience in a variety of areas, including corporate finance, accounting, corporate governance, distribution, engineering, finance, human resources, manufacturing (domestic and international), marketing, mergers and acquisitions, military and government contracting, purchasing, sales (domestic and international), tax and treasury matters and union and labor relations,well qualify him to serve on our Board.

Stephen R. D'Arcy* Age: 64 Director since: October 2016 Committees: Audit (Chair)
Biographical Information

Mr. D'Arcy has been a Partner of Quantum Group LLC, an investment and consulting firm, since 2010. Previously he was a Partner at PricewaterhouseCoopers LLP, a multinational professional services firm, for 34 years, serving most recently as Global Automotive Leader from 2002 to 2010. He served on the Board of Directors of Vanguard Health Systems Inc., a company previously listed on the NYSE, from 2011 to 2013 and has served as a director of Premier, Inc., a public healthcare improvement company, since October 2013 and Penske Corporation, a private, diversified, on-highway, transportation services company, since 2011.

Skills and Qualifications

Mr. D'Arcy has broad experience as a member of other public and private company boards of directors, including as chairman of an audit committee. He possesses strong skills and experience in accounting, corporate governance, finance and mergers and acquisitions matters, which well qualifies him to serve on our Board.

2019 Proxy Statement	15

Vincent J. Intrieri* Age: 62 Director since: October 2012 (Co-Independent Lead Director since October 2018) Committees: Finance (Co-Chair) and Nominating & Governance
Biographical Information

In January 2017, Mr. Intrieri founded VDA Capital Management LLC, a private investment firm, where he currently serves as President and Chief Executive Officer. Mr. Intrieri was employed by Icahn related entities from October 1998 to December, 2016 in various investment related capacities. Mr. Intrieri served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds from January 2008 to December 2016. In addition, Mr. Intrieri was a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities from November 2004 to December 2016. Mr. Intrieri has been a director of: Ferrous Resources Limited, a private iron ore mining company with operations in Brazil, since June 2015; Hertz Global Holdings, Inc., a public company engaged in the car rental business, since September 2014; Transocean Ltd., a public provider of offshore contract drilling services for oil and gas wells, since May 2014. Mr. Intrieri was previously: a director of Chesapeake Energy Corporation, an oil and gas exploration and production company, from June 2012 to September 2016; a director of CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to September 2014; a director of Forest Laboratories, Inc., a supplier of pharmaceutical products, from June 2013 to June 2014; a director of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to May 2014; a director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to June 2013; a director of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) from July 2006 to September 2012; and was Senior Vice President of Icahn Enterprises L.P. from October 2011 to September 2012; a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012; chairman of the board and a director of PSC Metals Inc., a metal recycling company, from December 2007 to April 2012; a director of Motorola Solutions, Inc., a provider of communication products and services, from January 2011 to March 2012; a director of XO Holdings, a competitive provider of telecom services, from February 2006 to August 2011; a director of National Energy Group, Inc., a company that was engaged in the business of managing the exploration, production and operations of natural gas and oil properties, from December 2006 to June 2011; a director of American Railcar Industries, Inc., a railcar manufacturing company, from August 2005 until March 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March 2005 to December 2005; a director of WestPoint Home LLC, a home textiles manufacturer, from November 2005 to March 2011; chairman of the board and a director of Viskase Companies, Inc., a meat casing company, from April 2003 to March 2011; and a director of Conduent Incorporated, a business process services company that was launched following its separation from Xerox, from January 2017 to May 2018. Ferrous Resources Limited, CVR Refining, CVR Energy, Federal−Mogul, Icahn Enterprises, PSC Metals, XO Holdings, National Energy Group, American Railcar Industries, WestPoint Home and Viskase Companies each are or previously were indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had non−controlling interests in Hertz, Transocean, Forest Laboratories, Navistar, Chesapeake Energy, Dynegy and Motorola Solutions. Mr. Intrieri graduated in 1984 with distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting and was a certified public accountant.

Skills and Qualifications

Mr. Intrieri possesses strong skills and experience in accounting, corporate governance, finance, mergers and acquisitions and treasury matters. Mr. Intrieri’s significant experience as a director of various companies enables him to understand complex business and financial issues, which contributes greatly to the capabilities and composition of our Board and well qualifies him to serve on our Board.

2019 Proxy Statement	16

Raymond T. Miller* Age: 34 Director since: April 2018 Committees: Audit and Compensation
Biographical Information

Mr. Miller is a Principal at MHR Fund Management LLC, an investment firm that manages approximately $5 billion of assets and utilizes a private equity approach to investing in middle market companies with an emphasis on special situation and distressed investments, where he is responsible for sourcing and managing investments and portfolio companies. Prior to joining MHR Fund Management LLC in 2011, Mr. Miller spent five years at Guggenheim Partners Investment Management LLC investing across capital structures in a variety of industries. Mr. Miller currently serves as a director of Erickson, Inc., a leading aerospace manufacturer and global provider of aviation services, and holds a B.B.A, with high distinction, from the Stephen M. Ross School of Business at the University of Michigan.

Skills and Qualifications

Mr. Miller possesses strong corporate finance and business expertise which well qualifies him to serve on our Board.

Mark H. Rachesky, M.D.* Age: 59 Director since: October 2012 (Co-Independent Lead Director since October 2018) Committees: Finance (Co-Chair) and Nominating & Governance
Biographical Information

Dr. Rachesky is the founder and President of MHR Fund Management LLC, an investing firm that manages approximately $5 billion of assets and utilizes a private equity approach to investing in middle market companies with an emphasis on special situation and distressed investments. Dr. Rachesky is the chairman of the board of directors of Loral Space & Communications Inc., a public satellite communications company, Lions Gate Entertainment Corp., a public entertainment company and Telesat Canada, a private satellite company. He has served as a director of Loral Space & Communications Inc. since 2005, Lions Gate Entertainment Corp. since 2009 and Telesat Canada since 2007. In addition, Dr. Rachesky has served on the Board of Directors of Titan International, Inc., a public wheel, tire and undercarriage systems and components company, since 2014, and Emisphere Technologies, Inc., a public biopharmaceutical company, since 2005. He also served as a member and chairman of the board of Leap Wireless International, Inc., a public digital wireless company, from 2004 until its acquisition by AT&T in March 2014. Dr. Rachesky holds a B.S. in molecular aspects of cancer from the University of Pennsylvania, an M.D. from the Stanford University School of Medicine and an M.B.A. from the Stanford University School of Business.

Skills and Qualifications

Dr. Rachesky brings significant corporate finance and business expertise to our Board due to his background as an investor and fund manager. Dr. Rachesky also has significant expertise and perspective as a member of the boards of directors of private and public companies engaged in a wide range of businesses. Dr. Rachesky’s broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction well qualify him to serve on our Board.

2019 Proxy Statement	17

Andreas H. Renschler* Age: 60 Director since: February 2017 Committees: Compensation and Nominating & Governance
Biographical Information

Mr. Renschler has been Chief Executive Officer of TRATON AG, a leading commercial vehicle manufacturer, since February 2015. He has also served as a member of the Board of Management of Volkswagen AG since February 2015. He served as a member of the Daimler AG Board of Management in charge of Manufacturing and Procurement at Mercedes-Benz Cars & Mercedes-Benz Vans from April 2013 to January 2014. Mr. Renschler began his career at Daimler-Benz AG in 1988. Following various posts at Daimler-Benz AG, he led the M Class unit, serving as President and CEO of Mercedes-Benz US. Later he served as Senior Vice President, Executive Management Development, at DaimlerChrysler AG and President of smart GmbH in the same year. He was assigned to Mitsubishi Motors in Japan in 2004 and was subsequently named a member of the Daimler AG Board of Management with responsibility for the Daimler Trucks Division.

Skills and Qualifications

Mr. Renschler has broad experience as a Chief Executive Officer, executive officer and board member of other automotive manufacturing companies. He possesses strong skills and experience in accounting, corporate governance, distribution (domestic and international), finance, human resources, compensation, employee benefits, manufacturing (domestic and international), marketing, mergers and acquisitions, purchasing, sales (domestic and international) and union/labor relations matters, which well qualifies him to serve on our Board.

Christian Schulz* Age: 41 Director since: August 2018 Committees: Finance
Biographical Information

Mr. Schulz has been the Chief Financial Officer and a member of the Board of Management of TRATON AG since June 2018. Previously he was in charge of Corporate Development, Strategy and Mergers & Acquisitions at TRATON AG from January 2017 to June 2018. As part of this role, he led the advancement of both TRATON AG's strategic development and its strategic partnership.

Prior to joining TRATON AG, Mr. Schulz spent five years as Director of Controlling Operations worldwide at Mercedes-Benz Cars and its shareholdings abroad from 2011 to 2017. Mr. Schulz was the Controlling Director for Purchasing, Production, and R&D at Mitsubishi Fuso in Japan from 2008 to 2010. His previous roles included management responsibiIities in the fields of finance and controlling at Daimler Group, including serving as Chief Financial Officer of the transmissions plant in Gaggenau, Germany.

Skills and Qualifications

Mr. Schulz possesses strong financial expertise, having served in key management roles in fields of finance, controlling and business development within the automotive manufacturing business. His background and experience well qualify him to serve on our Board.

2019 Proxy Statement	18

Kevin M. Sheehan* Age: 65 Director since: October 2018 Committees: Audit and Compensation
Biographical Information

From August 2016 to June 2018, Mr. Sheehan served as the President and Chief Executive Officer at Scientific Games a gaming and lottery company.  From February 2015 through August 2016, Mr. Sheehan taught full time as the John J. Phelan, Jr. Distinguished Visiting Professor of Business at Adelphi University. Mr. Sheehan previously held several senior positions with Norwegian Cruise Line Holdings Ltd., a global cruise company, from November 2007 to January 2015. These positions included President from August 2010 to January 2015; Chief Executive Officer from November 2008 to January 2015; and Chief Financial Officer from November 2007 to September 2010. Mr. Sheehan also previously served as Chairman of the Board and Chief Executive Officer of Cendant Corporation's Vehicle Services Division from March 2003 to March 2005, which included global responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Vehicle Management, First Fleet and Wright Express.

Mr. Sheehan has served as a director of Hertz Global Holdings, Inc. since August 2018 where he currently serves on the Finance and IT committees, Dave & Buster’s, Inc. since 2013 where he currenty chairs the Audit Committee and serves on the Finance Committee, and New Media Investment Group Inc. since November 2013 where he chairs the Audit Committee and serves on the Compensation Committee.  From 2013 to 2017, he was a director of Bob Evans Farms, Inc. where he served on the Audit Committee.  Mr. Sheehan is a graduate of Hunter College and New York University Graduate School of Business and is a Certified Public Accountant.

Skills and Qualifications

Mr. Sheehan has broad experience as a Chief Executive Officer of several large, diversified corporations and as a member of the board of directors of other public companies. He has experience as a Chief Financial Officer of several global businesses, has a Masters degree in finance and taxation, and is a certified public accountant. Mr.Sheehan possesses particular expertise, knowledge, and strong skills in accounting, corporate governance, finance, mergers and acquisitions, and treasury matters, which strengthens the Board's collective knowledge, capabilities, and experiences and well qualifies him to serve on our Board.

Dennis A. Suskind* Age: 76 Director since: October 2016 Committees: Compensation (Chair) and Nominating & Governance
Biographical Information

Mr. Suskind is a retired General Partner of Goldman Sachs & Company, a multinational finance company that engages in global investment banking. Mr. Suskind served as Vice Chairman of NYMEX, Vice Chairman of COMEX, a member of the board of the Futures Industry Association, a member of the board of International Precious Metals Institute, and a member of the boards of the Gold and Silver Institutes in Washington, D.C. He has been serving as a director of CME Group, Inc., since August 2008 where he chairs the Risk Committee and also serves on the Audit Committee. Mr Suskind has also served on the board of Bridge Bancorp Inc. since July 2002 where he is Vice Chairman and chairs the Governance Committee

Skills and Qualifications

Mr. Suskind has broad experience as a member of other public company boards of directors, including as chairman of a risk committee and a governance committee. He possesses strong skills and experience in accounting, corporate governance, finance, human resources, marketing and mergers and acquisitions matters, which well qualifies him to serve on our Board.

2019 Proxy Statement	19

Jeffrey A. Dokho* ** Age: 44 Director since: April 2017 Committees: Audit and Finance
Additional Director Who Is Not Elected by the Stockholders

Biographical Information

Mr. Dokho is currently the Assistant Director of the United Automotive Workers' (UAW) Research Department, where he directs a group of financial analysts and oversees the union’s financial research and analysis. Mr. Dokho has worked on many high-profile contract negotiations between the UAW and large multinational companies and plays a leading role in the development and implementation of profit sharing plans, including those currently in place for UAW members at General Motors Company, Ford Motor Company and Fiat Chrysler Automobiles N.V. Before joining the UAW in 2006, Mr. Dokho was a Senior Analyst at Lear Corporation, a tier 1 supplier to the automotive industry. While at Lear, Mr. Dokho focused largely in mergers & acquisitions and joint ventures. From 2000 to 2002, Mr. Dokho provided both audit and business risk consulting to clients in a wide range of industries, including defense and manufacturing while at Ernst & Young, a global public accounting firm. Prior to Ernst & Young, Mr. Dokho conducted regulatory compliance audits at the National Futures Association,the self-regulatory organization for the U.S. derivatives industry. Mr. Dokho received a B.A. in Accounting from Michigan State University and is a licensed Certified Public Accountant in the state of Michigan.

Skills and Qualifications

Mr. Dokho possesses a broad range of experience in accounting, financial analysis, business risk consulting, mergers and acquisitions and profit-sharing plan design and implementation, including in the automotive sector.

*	Indicates each director deemed independent in accordance with our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual Corporate Governance Standards.

**
In July 1993, we restructured our postretirement health care and life insurance benefits pursuant to a settlement agreement, which required, among other things, the addition of a seat on our Board. The director’s seat is filled by a person appointed by the UAW. This director is not elected by stockholders at the Annual Meeting.

2019 Proxy Statement	20

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents.

These guidelines reflect the Board’s commitment to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing stockholder value.

Related Party Transactions and Approval Policy

Our Policy and Procedures with Respect to Related Person Transactions governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include our executive officers, directors, director nominees, 5% stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, prior to entering into any related-person transaction, the General Counsel or Corporate Secretary of Navistar is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The General Counsel or Corporate Secretary then assesses whether the proposed transaction is a related-person transaction for purposes of the policy and SEC rules. If the General Counsel or Corporate Secretary determines that the proposed transaction is a related-person transaction for such purposes, the proposed transaction is then submitted to the Audit Committee of the Board for its consideration. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence, in the event a person involved with, or connected to, the proposed transaction is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee will then make a recommendation to the Board. The Board approves only those proposed transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Board in good faith. In the event that the Company becomes aware of a related-person transaction that has not been previously approved or ratified by the Board or the Audit Committee, a similar process will be undertaken by the Board and the Audit Committee in order to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. The General Counsel or Corporate Secretary may also develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy.

A copy of our Policy and Procedures with Respect to Related Person Transactions is available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents.

Since the beginning of 2018, the following related-person transactions occurred:

•
Carl C. Icahn. As a 16.9% stockholder of the Company as of December 17, 2018, Carl C. Icahn is a related person. During the first eleven months of 2018, Mr. Icahn owned 100% of Federal-Mogul Corporation (‘‘Federal-Mogul’’). Mr. Icahn sold his entire interest in Federal Mogul to a third party on or about October 1, 2018. Navistar purchased goods and services from Federal-Mogul throughout 2018 at a cost of approximately $16,401,884. Navistar received standard terms and conditions and received no unique payment terms or special concessions. Because Mr. Icahn owned Federal-Mogul in 2018, Mr. Icahn has an indirect material interest in this transaction. The Audit

2019 Proxy Statement	21

Committee and the Board considered the factors described above and in December 2018 the Board, upon the recommendation of the Audit Committee, ratified the ongoing transactions with Federal-Mogul on the basis that the Navistar/Icahn/Federal-Mogul relationship is in the best interests of the Company.

•
TRATON , Andreas H. Renschler and Christian Schulz. The Company and its subsidiaries have historically had a series of commercial relationships with TRATON and its affiliates and subsidiaries, and the parties entered into additional transactions prior to and during 2018. The total aggregate value of these transactions amounted to approximately $157,367,629 during 2018. As of December 17, 2018, TRATON is a 16.8% stockholder of the Company and is therefore a related person. Messrs. Renschler and Schulz, who are members of our Board, are also the Chief Executive Officer and Chief Financial Officer, respectively, of TRATON. By virtue of their positions as officers of TRATON , Messrs. Renschler and Schulz are deemed to have an indirect material interest in the Company's transactions with TRATON. The related person transactions which existed, were entered into or are currently being proposed between the Company and TRATON during 2018 and the first two months of 2019 ("the TRATON Transactions") are as follows:

1.
Navistar pays MAN Truck & Bus AG ("MAN"), an indirect subsidiary of TRATON, a royalty for the use of certain base technology associated with our current A26 diesel engine and our discontinued 13 liter diesel engine. The royalty payment for 2018 was €1,775,800 (US$2,108,738).

2.
MWM International Motores, S.A. ("MWM"), one of our Brazil operating subsidiaries, purchases various parts from MAN and its direct and indirect subsidiaries. In 2018, the amount paid for such parts, including commissions, was US$406,791.

3.
MWM contract manufactures the D08 engine (6.9 and 4.6 liter) for MAN Latin America Indústria e Comérci de Veículos Ltda. ("MAN Latin America"), an indirect subsidiary of TRATON, sells block cylinders and loose engines to MAN Latin America and sells various spare parts to MAN Latin America and Volkswagen AG. The revenue and deferred revenue associated with this relationship during 2018 was approximately US$146,205,319 and US$828,872, respectively.

4.	Global Truck & Bus Procurement LLC (the "Procurement JV"), a joint venture entity, was formed and commenced operations in 2017. Owned 51% by TRATON, LLC (formerly known as Volkswagen Truck & Bus, LLC), a subsidiary of TRATON, and 49% by International Truck and Engine Investments Corporation ("ITEIC"), an indirect subsidiary of the Company, the purpose of the Procurement JV is to make sourcing recommendations to TRATON and Navistar. The Procurement JV's annual operating budget is funded on a cost plus basis. In 2018, the parties each made operating cost payments to the Procurement JV in the amount of $2,301,428.

5.
Certain of our subsidiaries have entered into agreements, or are currently proposing to enter into agreements, with certain indirect subsidiaries of TRATON with respect to supplying us with big bore diesel engines with after-treatment and transmissions; a prototype Battery Electric Vehicle system; and certain consulting and /or engineering services in connection with our development and building of a prototype electric school bus, an electric battery for medium duty trucks, and a transmission for use with A26 engines. Payments made by us under these agreements during 2018 totaled US$5,409,769.

Each of the TRATON Transactions was the result of arms-length negotiations with no unique concessions on pricing or other terms and conditions, and certain of the transactions are of long-term strategic importance to the Company. The Audit Committee and the Board considered these factors and in December 2018 the Board, upon the recommendation of the Audit Committee and with Messrs. Renschler and Schulz not participating since they have an indirect material interest, approved and ratified the TRATON Transactions on the basis that the Navistar/TRATON relationship is in the best interests of the Company.

•
Walter Borst. As an executive officer of the Company, Walter Borst is a related person. Mr. Borst currently serves as a trustee of Kettering University. The Company has pledged a charitable gift to Kettering University in the amount of $2,000,000 to be paid in five annual payments of $400,000. The gift will fund technology research, scholarships for STEM students, and the naming rights for Kettering University's corporate common space. In December 2018, the Audit Committee and the Board reviewed, approved and ratified the Kettering University charitable pledge.

2019 Proxy Statement	22

Director Independence Determinations

We believe that a substantial majority of the members of our Board should be independent non-employee directors. Our Board has affirmatively determined that ten of our eleven directors, namely Dr. Rachesky and Messrs. Alapont, D'Arcy, Dokho, Intrieri, Miller, Renschler, Schulz, Sheehan and Suskind, qualify as ‘‘independent directors’’ in accordance with the NYSE’s independence requirements and our own internal guidelines for determining director independence. Each of these directors has also been determined to be financially literate. All of the members of our Audit Committee, Compensation Committee, Finance Committee and the Nominating and Governance Committee are independent and financially literate.

Both the NYSE requirements and our own guidelines include a series of objective tests for determining the independence of a director, such as that the director or his family member is not an employee of Navistar and has not engaged in various types of commercial or charitable relationships with Navistar. A copy of our existing guidelines for determining director independence, as included in our Corporate Governance Guidelines, is available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents. Our Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by the directors and Navistar with regard to each director’s business and personal activities as they may relate to Navistar, its management and/or its independent registered public accounting firm. This process included a review of the continuing development of Navistar's commercial relationships with TRATON for which Messrs. Renschler and Schulz serve as the Chief Executive Officer and Chief Financial Officer, respectively. More information on the TRATON relationship is set forth in the Related Party Transactions and Approval Policy portion of the Corporate Governance section of this proxy statement.

Board Leadership Structure

The Company’s Corporate Governance Guidelines require the Board to select the Chairman of the Board and the CEO and to determine from time to time whether the positions are combined and filled by one person or separated and filled by two persons. Prior to 2013, our CEO served as Chairman and we had an Independent Lead Director. Beginning in April 2013, with the appointment of Mr. Clarke as our CEO, our Board decided to select one of our independent directors to serve as Chairman. Upon that director's retirement at the 2017 Annual Meeting, the Board determined that it was an appropriate time to appoint Mr. Clarke as Chairman. Mr. Clarke would continue to serve as the CEO as well. Accordingly, also at the 2017 Annual

Meeting, General Stanley McChrystal was selected as the Independent Lead Director. However, General McChrystal elected to not stand for re-election at the 2018 Annual Meeting. The Board continued to believe that this leadership structure was in the best interests of the Company and its stockholders, but it did not immediately identify a successor Independent Lead Director. After careful consideration and discussion by and among the Nominating and Governance Committee and the full Board, on October 16, 2018, Vincent J. Intrieri and Mark H. Rachesky were selected as the Co-Independent Lead Directors.

Risk Oversight

Our Board has overall responsibility for the oversight of risk management at our Company. Day-to-day risk management is the responsibility of management, which has implemented an Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces. Enterprise Risk Management operates within our Internal Audit and Corporate Compliance department and coordinates its efforts with that department. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor and control such exposures.

While our Board has general oversight responsibility for risk at our Company, the Board has delegated some of its risk oversight duties to the various Board committees. In particular, the Audit Committee is responsible for generally

2019 Proxy Statement	23

reviewing and discussing the Company’s policies and guidelines with respect to risk assessment and risk management. It also focuses on the Company's management of financial risk exposure and oversees risks related to the Company's financial statement compliance and control environment. The Nominating and Governance Committee oversees risks related to corporate governance, including risk related to the political environment. The Compensation Committee assists our Board in overseeing the management of risks arising from our compensation policies and programs and programs related to assessment, selection, succession planning, training and development of executives of the Company. Finally, the Finance Committee is responsible for overseeing policies with respect to financial risk assessment and financial risk management including, without limitation, risks relating to liquidity/access to capital and macroeconomic trends/environment risks. Each of the Board committees periodically reviews these risks and then discusses the process and results with the full Board.

Nominating Directors

You may recommend any person as a candidate for director for election at our 2020 annual meeting of stockholders by writing to our Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532 and complying with the procedures set forth in the Company’s By-Laws. Your letter must be received by Navistar’s Corporate Secretary no earlier than September 15, 2019, and no later than October 15, 2019, and must include all of the information required by the Company’s By-Laws including, but not limited to, the proposed nominee’s biographical information and principal occupation; the number of shares of capital stock of the Company which are owned by the proposed nominee, appropriate information about the proposed nominee that would be required to be included in a proxy statement under the rules of the SEC, the number of shares held by you, information about the relationship between the proposed nominee and you, any pending or threatened litigation in which the proposed nominee is a party and a representation that you intend to appear in person or by proxy at the meeting to nominate the proposed nominee. Your letter must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. You may only recommend a candidate for director if you hold shares of Common Stock on the date you give the notice described above, on the record date for the annual meeting of stockholders at which you propose such nominee be elected and on the date of the annual meeting of stockholders at which you propose such nominee be elected.

The Nominating and Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee. The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	knowledge and contacts in the Company’s industry and other relevant industries;

•	positive reputation in the business community;

•	the highest personal and professional ethics and integrity and values that are compatible with the Company’s values;

•	experiences and achievements that provide the nominee with the ability to exercise good business judgment;

•	ability to make significant contributions to the Company’s success;

•	ability to work successfully with other directors;

•	willingness to devote the necessary time to the work of the Board and its committees which includes being available for the entire time of meetings;

•	ability to assist and evaluate the Company’s management;

•	involvement only in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders;

•
understanding of and ability to meet his or her responsibilities to the Company’s stockholders, including the duty of care (making informed decisions) and the duty of loyalty (maintaining confidentiality and avoiding conflicts of interest); and

•	potential to serve on the Board for at least five years.

The Nominating and Governance Committee believes that consideration should also be given to having a diversity of backgrounds, skills, and perspectives among the directors.

2019 Proxy Statement	24

In addition, in selecting directors, the Nominating and Governance Committee will consider the need to strengthen the Board by providing a diversity of persons in terms of their expertise, age, gender, race, ethnicity, education, and other attributes which contribute to the Board’s diversity. Our Board diversity policy is contained within our Corporate Governance Guidelines.

The satisfaction of the above criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating and Governance Committee and the Board, as well as through the Board’s self-evaluation process. Based upon these activities and its review of the current composition of the Board, the Nominating and Governance Committee and the Board believe that these criteria have been satisfied.

As outlined in our Corporate Governance Guidelines, any director who receives more ‘‘withheld’’ votes than ‘‘for’’ votes in an uncontested election is required to tender his resignation to the Nominating and Governance Committee for consideration and recommendation to the Board. The Board will publicly disclose its decision.

Board Committees and Meetings

The Board documented its governance practices, policies and procedures in our Corporate Governance Guidelines. These governance standards embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. In October 2018, the Board conducted an evaluation of the committees and the Board.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating and Governance Committee. Each of the committees is governed by a written charter, copies of which are available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/ corporategovernance/documents.

In 2018, the full Board met 9 times. In addition, the Board’s independent directors meet regularly in executive session without management present to, among other things, evaluate the performance of the CEO and discuss corporate strategies. The chairs of our Audit, Compensation, Nominating and Governance and Finance Committees of the Board each preside as the chair at meetings or executive sessions of independent directors at which the principal items to be considered are within the scope of the authority of his committee.

During 2018 each of the directors attended 75% or more of all the meetings of the Board and the committees on which he serves with the exception of Andreas H. Renschler. The average attendance of all directors at meetings of the Board and the committees on which they served in 2018 was 94%. We encourage all Board members to attend all meetings, including the Annual Meeting. Ten of our eleven directors who were directors at the time of our 2018 annual meeting of stockholders attended that meeting with two of the ten participating by teleconference.

2019 Proxy Statement	25

Below is a table indicating committee membership and a description of each committee of the Board.

Committee Membership (as of December 19, 2018)
	Audit	Compensation	Finance	Nominating & Governance
Troy A. Clarke
José María Alapont			✓	✓*
Stephen R. D'Arcy	✓*
Jeffrey A. Dokho	✓		✓
Vincent J. Intrieri			✓*	✓
Raymond T. Miller	✓	✓
Mark H. Rachesky			✓*	✓
Andreas H. Renschler		✓		✓
Christian Schulz			✓
Kevin M. Sheehan	✓	✓
Dennis A. Suskind		✓*		✓
* Indicates the chair of the committee. Mr. Intrieri and Dr. Rachesky serve as co-chairs of the Finance Committee.

Audit Committee — The Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s financial reporting process, the Company’s legal and regulatory compliance, the independence, qualifications and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function and corporate compliance function. The Audit Committee reviews the audit plans of the Company’s independent registered public accounting firm and internal audit staff, reviews the audit of the Company’s accounts with the independent registered public accounting firm and the internal auditors, considers the adequacy of the audit scope and reviews and discusses with the auditors and management the auditors’ reports. The Audit Committee also reviews environmental reports and compliance activities for the Company’s facilities and the expense accounts of executive officers and directors. The Audit Committee reviews and decides on conflicts of interest and waivers of compliance with the Company’s Code of Conduct that may affect executive officers and directors and discusses policies and guidelines with respect to risk assessment and risk management. The Audit Committee reviews and recommends to the Board that the Board either approve, ratify, reject or take other action with respect to related person transactions and it prepares and approves the Audit Committee Report for inclusion in the Company’s proxy statement. Additional information on the roles and responsibilities of the Audit Committee is provided in the Audit Committee Report section of this proxy statement. All members of the Audit Committee are independent and the Board designated three of the four Audit Committee members, namely, Mr. Stephen R. D'Arcy, Mr. Jeffrey A. Dokho and Mr. Kevin M. Sheehan, each as an ‘‘audit committee financial expert,’’ as defined by applicable law, rules and regulations. In 2018, the Audit Committee held 9 meetings. The Audit Committee conducted an evaluation of its performance in October 2018.

Compensation Committee — The Compensation Committee makes recommendations to the Board with respect to the appointment and responsibilities of all executive officers, reviews and approves the compensation of executive officers who are not also directors of the Company, reviews and approves the Company’s compensation strategy and any associated risks, recommends to the independent members of the Board the compensation of executive officers who also are directors of the Company, administers the Company’s equity and incentive compensation plans, engages the compensation consultants that advise the Compensation Committee and approves the consultants’ fees and terms of engagement, furnishes an annual Compensation Committee Report on executive compensation and reviews and discusses the Compensation Discussion & Analysis (‘‘CD&A’’) with management and recommends to the Board the inclusion of the CD&A in the Company’s proxy statement. Upon management’s recommendation, the Compensation Committee reviews basic changes to non-represented employees’ base compensation and incentive and benefit plans. The Compensation Committee also oversees the development and implementation of succession plans for senior executives (with the exception of our CEO). Additional information on the roles and responsibilities of the Compensation Committee is provided in the CD&A section of this proxy statement. The Compensation Committee held 8 meetings in 2018. The Compensation Committee conducted an evaluation of its performance in October 2018.

Finance Committee — The Finance Committee reviews the Company’s financing requirements, procedures by which projections and estimates of cash flow are

2019 Proxy Statement	26

developed, dividend policy and investment spending and capital expenditure budgets. The Finance Committee also oversees the Company’s policies with respect to financial risk assessment and financial risk management, including liquidity and access to capital and macroeconomic trends/environment risks. The Finance Committee held 7 meetings in 2018. The Finance Committee conducted an evaluation of its performance in October 2018.

Nominating and Governance Committee — The Nominating and Governance Committee is responsible for the organizational structure of the Board and its committees, recommending to the Board the directors to serve on the standing Board committees, reviewing and making recommendations to the Board concerning nominees for election as directors, CEO succession planning, reviewing and making recommendations to the Board concerning corporate governance practices and policies and changes to our Restated Certificate of Incorporation and our By-Laws and overseeing risks related to corporate governance and the political environment. In addition, the Nominating and Governance Committee leads the Board in its self-evaluation process and monitors compliance with the Corporate Governance Guidelines. The Nominating and Governance Committee held 8 meetings in 2018. The Nominating and Governance Committee conducted an evaluation of its performance in October 2018.

Communication with the Board

Interested parties may communicate with any of our directors, our Board as a group, our non-employee directors as a group or any committees of the Board by sending an e-mail to presiding.director@navistar.com or by writing to the Presiding Director, c/o the Corporate Secretary, at 2701 Navistar Drive, Lisle, Illinois 60532. The Board has given the Corporate Secretary the discretion to distribute communications to the director or directors, after ascertaining whether the communications are appropriate to the duties and responsibilities of the Board. Communications that relate to ordinary business matters that are not within the scope of the Board’s duties and responsibilities will be forwarded to the appropriate employee within the Company. Solicitations, junk email and obviously frivolous or inappropriate communications will not be forwarded. You will receive a written acknowledgment from the Corporate Secretary’s Office upon receipt of your communication.

Code of Conduct

Our Code of Conduct embodies a code of ethics (the ‘‘Code’’) applicable to all of our directors, officers and employees. The Code establishes the principles, policies, standards and conduct for professional behavior in the workplace. Every director, officer and employee is required to read and follow the Code. A copy of the Code is available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents. Any waiver of the Code for executive officers or directors of the Company requires the approval of the Audit Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the Investor Relations section of our website (http://www.navistar.com/navistar/investors/corporategovernance/documents) any amendments to, or waivers from, the Code that is required to be publicly disclosed under the rules of the SEC.

The Audit Committee has established procedures for employees, vendors and other interested parties to communicate concerns with respect to our accounting, internal controls or financial reporting to the Audit Committee, which has responsibility for these matters. Concerns may be reported as follows:

Via the Navistar Business Abuse and Compliance Hotline	Write to the Audit Committee	E-mail the Audit Committee
1-877-734-2548 or via the Internet at https://iwf.tnwgrc.com/navistar/	Audit Committee c/o Corporate Secretary Navistar International Corporation 2701 Navistar Drive Lisle, Illinois 60532	Audit.committee@navistar.com

2019 Proxy Statement	27

PERSONS OWNING MORE THAN FIVE PERCENT OF COMPANY COMMON STOCK

This table indicates, as of December 17, 2018, all persons we know to be beneficial owners of more than 5% of our Common Stock. This information is based, in part, on a review of Schedule 13D, Schedule 13G and Section 16 reports filed with the SEC by persons and entities listed in the table below, as well as on other available information.

Name and Address	Total Amount and Nature of Beneficial Ownership	Percent of Class(A)
Carl C. Icahn c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700 New York, NY 10153	16,729,960(B)	16.9%
TRATON AG Dachauer Str. 641 80995 Munich, Germany	16,629,667(C)	16.8%
Mark H. Rachesky, M.D. 40 West 57th Street, 24th floor New York, NY 10019	16,282,835(D)	16.5%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	11,354,911(E)	11.5%
GAMCO Investors, Inc. et. al. One Corporate Center Rye, NY 10580-1435	8,508,735(F)	8.6%

(A)	Applicable percentage ownership is based upon 98,932,337 shares of Common Stock outstanding as of December 17, 2018.

(B)
As reported in Schedule 13D/A, as filed with the SEC on March 17, 2017, by High River Limited Partnership (‘‘High River’’), Hopper Investments LLC (‘‘Hopper’’), Barberry Corp. (‘‘Barberry’’), Icahn Partners Master Fund LP (‘‘Icahn Master’’), Icahn Offshore LP (‘‘Icahn Offshore’’), Icahn Partners LP (‘‘Icahn Partners’’), Icahn Onshore LP (‘‘Icahn Onshore’’), Icahn Capital LP (‘‘Icahn Capital’’), IPH GP LLC (‘‘IPH’’), Icahn Enterprises Holdings L.P. (‘‘Icahn Enterprises Holdings’’), Icahn Enterprises G.P. Inc. (‘‘Icahn Enterprises GP’’), Beckton Corp. (‘‘Beckton’’), and Carl C. Icahn (collectively, the ‘‘Icahn Reporting Persons’’). The Icahn Reporting Persons reported the following: High River has sole voting power and sole dispositive power with regard to 3,345,991 shares of Common Stock and each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock; Icahn Master has sole voting power and sole dispositive power with regard to 5,446,990 shares of Common Stock and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock; and Icahn Partners has sole voting power and sole dispositive power with regard to 7,936,979 shares of Common Stock and each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Mr. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Reporting Persons. In addition, Mr. Icahn is the indirect holder of approximately 92.6% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (‘‘Icahn Enterprises’’). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings. See the Schedule 13D/A filed by the Icahn Reporting Persons for certain disclaimers of beneficial ownership.

(C)
As reported in a Schedule 13D/A filed with the SEC on April 18, 2018, by Volkswagen Truck and Bus GmbH ("VW T&B") and Volkswagen AG ("Volkswagen" and together with VW T&B, the "Reporting Persons"). The Reporting Persons are each the beneficial owners of 16,629,667 shares of Common Stock. In August 2018, VW T&B changed its name to TRATON AG ("TRATON"). TRATON and Volkswagen have shared power to vote and to dispose of 16,629,667 shares of Common Stock. TRATON is a wholly-owned subsidiary of Volkswagen.

(D)
As reported in a Schedule 13D/A filed with the SEC on April 18, 2018 by MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC, MHR Holdings LLC and Mark H. Rachesky, M.D. (collectively, the ‘‘MHR Reporting Persons’’), and as further supplemented by reports filed on Form 4 by Dr. Rachesky, pursuant to Section 16(a) of the Securities Exchange Act of 1934. The MHR Reporting Persons reported the following: MHR Institutional Partners III LP and MHR Institutional Advisors III LLC each has sole voting and dispositive power over 14,980,528 shares of Common Stock. MHR Fund Management LLC and MHR Holdings LLC each has sole voting and dispositive power over 16,225,000 shares of Common Stock. Dr. Rachesky has sole voting and dispositive power over 16,282,835 shares of Common Stock, which includes (i) 16,225,000 shares of Common Stock beneficially owned by Dr. Rachesky as the managing member of MHR Advisors LLC, MHR Institutional Advisors III LLC and MHR Holdings LLC; (ii) 25,934 shares of Common Stock held directly by Dr. Rachesky; (iii) 1,901 shares of Common Stock that may be obtained upon settlement of phantom stock units granted to Dr. Rachesky in his capacity as a director; and (iv) options to purchase 30,000 shares of Common Stock granted to Dr. Rachesky in his capacity as a director.

(E)
As reported in a Schedule 13G/A filed with the SEC on February 7, 2018, by Franklin Resources, Inc. (‘‘FRI’’), Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited. These securities are beneficially owned by one or more open- or closed-end investment companies or

2019 Proxy Statement	28

other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. See the Schedule 13G/A for certain disclaimers of beneficial ownership.

(F)
As reported in a Schedule 13D/A filed with the SEC on February 16, 2018, by Gabelli Funds, LLC, GAMCO Asset Management, Inc., Teton Advisors, Inc., Gabelli & Company Investment Advisers, Inc., MJG Associates, Inc., MJG-IV Limited Partnership, GGCP, Inc., GAMCO Investors, Inc., Associated Capital Group, Inc., and Mario J. Gabelli (collectively, the ‘‘Gabelli Reporting Persons’’). The Gabelli Reporting Persons reported the following: Gabelli Funds LLC has sole voting and dispositive power with regard to 2,747,509 shares of Common Stock, GAMCO Asset Management Inc. has sole voting power with regard to 5,322,926 shares of Common Stock and sole dispositive power with regard to 5,678,826 shares of Common Stock, Teton Advisers, Inc. has sole voting and dispositive power with regard to 20,000 shares of Common Stock, Gabelli & Company Investment Advisers, Inc. has sole voting and dispositive power with regard to 2,200 shares of Common Stock, MJG Associates, Inc. has sole voting and dispositive power with regard to 2,000 shares of Common Stock, MJG-IV Limited Partnership has sole voting and dispositive power with regard to 2,000 shares of Common Stock, GGCP, Inc. has no voting or dispositive power with regard to any shares of Common Stock, GAMCO Investors, Inc. has no voting or dispositive power with regard to any shares of Common Stock, Associated Capital Group, Inc. has no voting or dispositive power with regard to any shares of common stock, and Mario J. Gabelli has sole voting and dispositive power with regard to 56,200 shares of Common Stock. Mr. Gabelli is deemed to have beneficial ownership of the shares of Common Stock owned beneficially by each of the foregoing entities due to the fact that he directly or indirectly controls or acts as chief investment officer for such entities. Gabelli & Company Investment Advisers, Inc. is deemed to have beneficial ownership of the Common Stock owned beneficially by G. research, Inc. Associated Capital Group, Inc., GAMCO Investors, Inc. and GGCP, Inc. are deemed to have beneficial ownership of the shares of Common Stock owned beneficially by each of the Gabelli Reporting Persons other than Mr. Gabelli and the Gabelli Foundation, Inc. See the Schedule 13D/A filed by the Gabelli Reporting Persons for certain disclaimers of beneficial ownership.

2019 Proxy Statement	29

COMPANY COMMON STOCK OWNED BY EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of November 30, 2018 by: (i) each of our directors or nominees for director; (ii) each of our NEOs; and (iii) all of our directors, nominees for director, and executive officers as a group. In general, ‘‘beneficial ownership’’ includes those shares of Common Stock a director, nominee for director, NEO or other executive officer has the power to vote or transfer, stock units convertible into Common Stock within 60 days and stock options exercisable within 60 days. Except as noted, the persons named in the table below have the sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name/Group	Owned(A)	Number of DSUs, PSUs or RSUs Convertible into Common Stock(B)	Obtainable Through Stock Option Exercise	Total	Percent of Class
José María Alapont - Director	968	—	5,000	5,968	*
Walter G. Borst - EVP and CFO	62,969	10,366	96,850	170,185	*
Troy A. Clarke - Chairman, President & CEO	105,200	46,643	1,028,960	1,180,803	1.2
Stephen R. D'Arcy - Director	1,383	—	5,000	6,383	*
Jeffrey A. Dokho(C) - Director	—	—	—	—	*
Vincent J. Intrieri - Director	592	7,977	30,000	38,569	*
Curt A. Kramer - SVP and General Counsel	2,385	—	3,157	5,542	*
Persio V. Lisboa - EVP and COO	25,532	2,790	59,242	87,564	*
William V. McMenamin - President, Financial Services and Treasurer	21,051	12,496	21,034	54,581	*
Raymond T. Miller - Director	—	1,386	—	1,386	*
Mark H. Rachesky(D) - Director	16,250,934	1,901	30,000	16,282,835	16.5
Andreas H. Renschler - Director	703	—	1,667	2,370	*
Christian Schulz - Director	—	—	—	—	*
Kevin M. Sheehan - Director	—	—	—	—	*
Dennis A. Suskind - Director	1,383	1,918	5,000	8,301	*
All Directors and Executive Officers as a Group (17 persons)(E)	16,481,747	85,477	1,291,508	17,858,732	18.1

*	Percentage of shares beneficially owned does not exceed one percent.

(A)
The number of shares shown for each NEO (and all directors and executive officers as a group) includes the number of shares of Common Stock owned indirectly, as of November 30, 2018, by such executive officers in our Retirement Accumulation Plan, as reported to us by the Plan trustee.

(B)	For additional information on deferred share units (‘‘DSUs’’), premium share units (‘‘PSUs’’) and restricted stock units (‘‘RSUs’’) see below.

(C)	At the request of the UAW, the UAW representative director, Jeffrey Dokho, does not receive stock or stock option grant awards.

(D)
As reported in various Form 4’s filed with the SEC during 2018 by MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC, MHR Holdings LLC and Dr. Rachesky. See also Footnote D to the section Persons Owning More Than Five Percent of Navistar Common Stock in this proxy statement.

(E)	Includes all current directors and executive officers (including Section 16 Officers) as a group.

2019 Proxy Statement	30

DSUs PSUs and RSUs

Under our Executive Stock Ownership Program in effect for 2013 and prior years, executives were entitled to defer their cash bonus into DSUs. If an executive officer elected to defer a cash bonus, the number of shares shown for such NEO (and for all Executive Officers included in all Directors and Executive Officers as a group) includes these DSUs. These DSUs vested immediately. The number of shares shown as owned for each NEO (and for all Executive Officers included in all Directors and Executive Officers as a group) also includes PSUs that were awarded pursuant to the Executive Stock Ownership Program. PSUs vested in equal installments on each of the first three anniversaries of the date on which they were awarded. Effective November 1, 2013, our Executive Stock Ownership Program was amended and restated to, among other things, eliminate an executive’s ability to earn PSUs or defer their cash bonus into DSUs.

Under our Non-Employee Directors Deferred Fee Plan, directors may defer all or a portion of their annual retainer into DSUs. If a director elected to defer a portion of his annual retainer into DSUs, these DSUs are shown as owned for such director (and included in all Directors and Executive Officers as a group).

Certain of our executives have been awarded share settled RSUs under the 2013 Performance Incentive Plan. The RSUs vest in equal installments on each of the first three anniversaries of the date of grant or cliff vest as to 100% of the shares granted on the third anniversary of the date of grant, and are converted into our Common Stock on a one to one basis at time of vesting.

2019 Proxy Statement	31

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2017 annual meeting of stockholders, a majority of our stockholders voted in favor of holding a non-binding advisory vote on executive compensation on an annual basis. In light of those results, our Board determined that the Company will continue to hold a non-binding advisory vote on executive compensation on an annual basis. The next required non-binding advisory vote regarding the frequency interval will be held at our 2023 annual meeting of stockholders.

The Company places importance on the feedback of our stockholders regarding our compensation practices. We are focused on continuously reviewing and improving such practices in order to best align executive pay with Company performance. At our 2017 and 2018 annual meetings of stockholders, our stockholders expressed their support of our executive compensation programs by approving our non-binding advisory vote on our executive compensation by approximately 97% and 99% of those voting, respectively. Since that time we have continued our stockholder outreach initiatives and our continuous efforts to best align executive pay with Company performance.

As described more fully in our Compensation, Discussion and Analysis ("CD&A"), our executive compensation programs for our NEOs, as well as other executives, are designed to closely align executive rewards with the total return to stockholders and both corporate and individual performance. As evidence of our commitment to align executive pay with Company performance:

•	The 2016 LTI performance targets are projected to be below target but above threshold for the performance-based portion of the award.

•	The 2017 LTI performance targets are projected to be above target for Adjusted EBITDA and at target for Market Share.

•	The 2018 LTI performance targets are projected to be above target for Adjusted EBITDA and above target for Revenue Growth.

•	The 2018 AI awards will be paid out at 112.4% of target percentage due to our achievements.

The Board urges our stockholders to read the CD&A, which describes in more detail the changes made to the executive compensation programs and how the executive compensation programs are designed to support our Company and our business strategies in concert with our culture, compensation philosophies and guiding principles. We believe that the Company’s executive compensation programs appropriately align pay and performance and enable the Company to attract and retain talented executives within our industry.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement, as required pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a ‘‘say-on-pay’’ proposal, gives you as a stockholder the opportunity to express your views on our 2018 executive compensation policies and procedures described in this proxy statement.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs as described in this proxy statement. Accordingly, we ask our stockholders to vote ‘‘FOR’’ the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company's proxy statement for the Annual Meeting.

Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote, as we did last year. The Compensation Committee will consider our stockholders’ concerns and take into account the outcome of ‘‘say-on-pay’’ votes when designing future executive compensation programs. The Board recommends that you indicate your support for the Company’s executive compensation in 2018, as outlined in the above resolution.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ PROPOSAL 2.

2019 Proxy Statement	32

COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based upon this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement. The independent members of the Board reviewed and discussed the compensation of the CEO.

The Compensation Committee	Independent Board members (non-Compensation Committee members)
Dennis A. Suskind, Chairman	José Marìa Alapont
Raymond T. Miller	Stephen R. D'Arcy
Andreas H. Renschler	Jeffrey A. Dokho
Kevin M. Sheehan	Vincent J. Intrieri
Mark H. Rachesky
Christian Schulz

(Approved by the members of the Compensation Committee and the other independent members of the Board on December 11, 2018.)

Compensation Discussion and Analysis (the "CD&A")

The Compensation Committee has the responsibility to approve and monitor all compensation and benefit programs for our executive officers (for purposes of this proxy statement, the term "executive officer" means the senior leadership of the Company, including Section 16 Officers and NEOs) and makes recommendations for the compensation and benefits of our CEO, which is then reviewed and approved by the independent members of our Board. As part of its responsibilities, the Compensation

Committee reviews the performance of our executive officers and approves compensation based on the overall successes of the individual executive and the organization as a whole. The Compensation Committee is governed by a written charter, a copy of which is available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents.

The following table lists our 2019 NEOs that will be discussed throughout the CD&A.

NEO	Title
Troy A. Clarke	President and Chief Executive Officer
Walter G. Borst	Executive Vice President and Chief Financial Officer
Persio V. Lisboa	Executive Vice President and Chief Operating Officer
William V. McMenamin	President, Financial Services and Treasurer
Curt A. Kramer	Senior Vice President and General Counsel

2019 Proxy Statement	33

This Compensation section is organized into the following main categories:

Executive Summary	34
Compensation Philosophy and Objectives	35
Detailed Review of Executive Compensation	37
Executive Compensation Tables	50
CEO Pay Ratio Disclosure	65
Compensation Risk	66
Compensation of Directors	67

Executive Summary

During 2018, we continued the implementation of our strategic alliance with TRATON AG, launching products valued by our customers, improving quality and uptime, and increasing Class 8 market share. We continue to make strong financial progress and are optimistic about 2019.

The Company has a robust stockholder outreach and engagement program in place. We engage in regular contact with our stockholders throughout the year. Approximately 70% of our stock is held by five of our stockholders. Three of these stockholders have representation on our Board as discussed in our Executive Summary and Proposal One - Election of Directors. These stockholders, through their representatives on our Board, also are members of our Compensation Committee and are integrally involved in our compensation decisions and policies. We also engage in regular dialogue with our two remaining largest stockholders without representatives on our Board. We maintain open lines of communication with corporate governance advisory institutions and with our top 25 stockholders on an annual basis in order to solicit their feedback. We continuously work to improve these efforts and place importance on the feedback provided to us during this process.

An overall objective of our executive compensation program is to maintain a linkage between pay and performance, both long-term and short-term. Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA") is a key pay component linked to pay for performance and our short and long-term incentives. In 2018 the Company saw an improvement of approximately $244M in adjusted EBITDA. Also in 2018:

•	The Company approved 2018 long-term equity awards ("LTI") for each executive based on an assessment of such executive's performance and scope of the executive's role.

•	Based on 2018 results, the 2018 LTI awards based on performance measures are projected to be above target for adjusted EBITDA and above target for Revenue Growth.

•	Based on 2018 performance measures of our short-term annual incentive ("AI") plan, 2018 AI awards will be paid at 112.4% of target.

•
For 2019, AI performance goals as determined by our Compensation Committee will include Market Share, Cost, Liquidity and Uptime with both an adjusted EBITDA multiplier and an individual performance factor.

In 2018, the Compensation Committee took the following actions with respect to the Company’s executive compensation program:

•
Maintained our clawback policy, which enables the Company to recover incentive-based compensation in the event of an accounting restatement due to material non-compliance with financial reporting requirements, as well as intentional misconduct; and

•	Continued to exclude pro-rata bonus from the calculation of any pension/retirement benefit under our Executive Severance Agreements

2019 Proxy Statement	34

Compensation Governance Measures

What We Do	What We Don't Do
We use multiple performance measures in our short-term and long-term incentive plans. These performance measures link pay to performance and stockholder interests.
The Company maintains policies that eliminate all tax gross-ups for perquisites and other similar benefits to Section 16 Officers, and prohibit tax gross-ups for any cash or equity awards for all employees.

The Compensation Committee reviews external market data when making compensation decisions.	We do not reprice stock options.
The Compensation Committee selects and engages its own independent advisor, Pay Governance LLC.
We prohibit short selling, trading in derivatives or engaging in hedging transactions by executives and directors. In addition, any pledging and margin account use must be pre-cleared through the Corporate Secretary or the General Counsel.

We maintain a clawback policy to recoup incentive-based compensation in the event of an accounting restatement.	We do not accelerate the vesting of long-term incentive awards, except in certain situations upon death.
Change in Control severance benefits are payable only upon a Change in Control (also referred to throughout as "CIC") with termination of employment ("double trigger").	We do not grant extra pension service with the exception of CIC as outlined in our Executive Severance Agreements.
To aid in aligning the interest of our shareholders and officers, all officers are subject to stock ownership requirements, ranging from 6x base pay for the CEO to 3x base pay for other senior executives - including a retention requirement.

Our 2018 long-term incentive plans includes both absolute and relative performance metrics.

Compensation Philosophy and Objectives

We believe the compensation of our executives should be closely tied to the performance and growth of the Company, so that their interests are aligned with the long-term interests of our stockholders. Consistent with this philosophy, the following guiding principles provide a framework for the Company’s executive compensation program:

•	Competitive Positioning: Total remuneration is designed to attract and retain the executive talent necessary to achieve our goals through a market competitive total remuneration package.

•
Pay-for-Performance:  A substantial portion of each named NEO's compensation is performance-based with a direct link to Company as well as individual performance. It is designed to align the interests of executives and stockholders.

•	Ownership and Responsibility: Compensation programs are designed to recognize individual contributions as well as link NEO and stockholder interests through programs that reward our NEOs, based on the financial success of the Company and increases to stockholder value.

The Company actively engages stockholders in Say-On-Pay discussions. Three of the largest stockholders are represented on the Board as well as the Compensation Committee. Other stockholder opinions are solicited in discussions throughout the year and the Company continues to align pay with performance throughout the organization based on best practices.

Pay for Performance

We continue to take actions that we believe will improve our efficiency and performance and continue to evaluate additional opportunities to enhance value to our customers. We had many accomplishments in 2018, including progressing our strategic alliance with TRATON, launching products valued by our customers, improving quality and uptime, and increasing Class 8 market share. For 2018, AI awards will be paid out at 112.4% of target.

2019 Proxy Statement	35

With respect to LTI, the 2016, 2017 and 2018 LTI plans were 50% performance-based and 50% time-based. Based on Company results:

•	The 2016 LTI performance targets are projected to be below target but above threshold for the performance-based portion of the award.

•	The 2017 LTI performance targets are projected to be above target for Adjusted EBITDA and at target for Market Share.

•	The 2018 LTI performance targets are projected to be above target for Adjusted EBITDA and above target for Revenue Growth.
The following table outlines the LTI awards granted to our NEOs other than our CEO for 2016, 2017 and 2018, and for our CEO in 2017 and 2018, along with the actual performance of those awards as of October 31, 2018.

		Performance Cash Plan	Time-Based RSUs
FY2016	Exercise Price/Closing Price on Grant	$7.17
	Stock Price as of October 31, 2018	$33.49
	% Equity Award	50%	50%
	Adjusted EBITDA Met?	Below Target	N/A
	Market Share Met?	Below Threshold	N/A
		Performance Cash Plan	Time-Based RSUs
FY2017	Exercise Price/Closing Price on Grant	$27.48
	Stock Price as of October 31, 2018	$33.49
	% of Equity Award	50%	50%
	Adjusted EBITDA and Relative TSR?	Above Target	N/A
	Market Share and Relative TSR?	Target	N/A
		Performance Cash Plan	Time-Based RSUs
FY2018	Exercise Price/Closing Price on Grant	$40.18
	Stock Price as of October 31, 2018	$33.49
	% of Equity Award	50%	50%
	Adjusted EBITDA and Relative TSR?	Above Target	N/A
	Revenue Growth and Relative TSR?	Above Target	N/A

In 2018, we continued to align pay with performance throughout the organization through:

•	50% performance-based LTI awards for the NEOs and the CEO, with grant sizes adjusted based on the performance of the individual and their scope within the organization.

•	An AI program designed to align with key Company performance targets which resulted in a payout at 112.4% of target.

Pay Mix

A key goal of our compensation philosophy and objectives, is the alignment of the pay mix for our CEO and top executives compared to the market. By pursuing that alignment, we can be assured that not only are the elements appropriate, but the overall package is properly designed. Although recommendations relative to each of these compensation elements are made separately, the
Compensation Committee considers the total compensation and benefits package when making any compensation decision.

Working with an independent compensation advisor, we developed the following charts which illustrate the alignment of Navistar’s executive pay and the external marketplace.

2019 Proxy Statement	36

The below charts present Navistar’s total direct compensation ("TDC") mix (excluding special grants) for the CEO, CFO and other NEOs relative to the peer group mix, with the Navistar mix on the left and the peer group mix on the right.

Detailed Review of Executive Compensation

Compensation Consultant

The Compensation Committee engages the services of an independent compensation consultant to assist with decisions regarding executive compensation plans and programs. The independent compensation consultant reports solely to the Compensation Committee. The Compensation Committee uses Pay Governance, LLC to render the following services:

•	Attend committee meetings at the request of the Compensation Committee;

•	Advise the Compensation Committee on market trends, regulatory issues and developments and how these could impact our executive compensation programs;

•	Review the compensation strategy and executive compensation programs for alignment with our strategic business objectives;

2019 Proxy Statement	37

•	Advise on the design of executive compensation programs to ensure the linkage between pay and performance;

•	Provide market data analysis to the Company;

•	Advise the Compensation Committee and the Board on setting the CEO pay;

•	Review the annual compensation of the other NEOs as recommended by the CEO; and

•	Perform such other activities as requested by the Compensation Committee.

The Compensation Committee has the sole authority to approve the terms of Pay Governance's engagement.

Pay Governance did not provide any services to the Company other than executive compensation consulting services during 2018.

In compliance with SEC and NYSE requirements regarding the independence of compensation consultants, Pay Governance provided the Compensation Committee with information regarding any personal, financial, or business relationships between Pay Governance and the Company, its management, or the members of the Compensation Committee that could impair Pay Governance's independence or present a conflict of interest. Based on its review of this information, the Compensation Committee determined that there were no relationships that impair the independence or create a material conflict of interest between Pay Governance, the Company and the partners, consultants, and employees who service the Compensation Committee on executive compensation matters and governance issues.

Compensation Peer Group

Annually, we conduct a peer company review to determine whether our comparator companies continue to meet our criteria for inclusion. For 2018, management recommended and the Compensation Committee approved two changes to our peer group. Joy Global, Inc. was acquired by Komatsu America and was removed from our peer group. Cooper-Standard Holdings, Inc. is similarly sized to Joy Global, Inc. and meets several of our criteria and was added to our peer group.

We continue to select companies similar in overall size to Navistar with consideration being given to companies that meet one or more of the following criteria:

•
Included in the Aerospace and Defense, Construction Machinery and Heavy Trucks, Industrial Machinery, Auto Parts and Equipment, Tires and Rubber or Agricultural and Farm Machinery sub‐industries (i.e., primary industries), as defined by the S&P Global Industry Classification Standard (“GICS”);

•	Midwest location;

•	Names Navistar as a peer group company;

•	Similar gross margins; or

•	Was included in the prior year’s peer group.

2019 Proxy Statement	38

Navistar’s 2018 peer group consists of the following 20 companies:

Company Name	Trailing 12 Months Revenues ($ mil.)	Trailing 12 Months Assets ($ mil.)	Trailing 12 Months Enterprise Value ($ mil.)	Composite Percentile Rank
PACCAR Inc	$22,671	$25,103	$27,032	97%
Cummins Inc.	$23,121	$18,992	$23,797	93%
Illinois Tool Works Inc.	$14,817	$15,319	$48,600	87%
Parker-Hannifin Corporation	$14,417	$15,425	$24,186	83%
The Goodyear Tire & Rubber Company	$15,670	$17,591	$10,731	78%
Aptiv PLC	$14,239	$12,327	$23,773	72%
Textron Inc.	$14,239	$14,669	$15,746	72%
Lear Corporation	$21,570	$12,009	$9,590	68%
BorgWarner Inc.	$10,543	$9,716	$10,086	58%
Dover Corporation	$7,945	$8,462	$15,194	50%
Masco Corporation	$8,173	$5,610	$11,740	45%
Navistar International Corporation	$9,531	$6,924	$7,834	45%
AGCO Corporation	$9,287	$7,917	$6,090	42%
Tenneco Inc.	$9,874	$5,028	$4,193	33%
Trinity Industries, Inc.	$3,611	$9,405	$7,373	33%
Dana Incorporated	$8,007	$5,947	$4,077	30%
Oshkosh Corporation	$7,706	$5,294	$4,550	27%
Terex Corporation	$4,956	$3,339	$3,182	17%
Meritor, Inc.	$4,178	$2,726	$2,178	10%
Cooper-Standard Holdings Inc.	$3,695	$2,660	$1,998	5%
Visteon Corporation	$3,050	$1,998	$2,341	3%

75th Percentile	$14,417	$14,669	$15,746
Average	$11,014	$9,832	$12,585
Median	$9,531	$8,462	$9,590
25th Percentile	$7,706	$5,294	$4,193
Navistar Rank	50%	40%	45%
With respect to the above table:

—	All financial and market data are taken from Standard & Poor’s Capital IQ database.

—	All data is as of October 31, 2018 unless otherwise noted.

—	All data shown as reviewed by the Compensation Committee at the time of the peer group approval.

External Market Compensation Review

The Compensation Committee reviews various components of our executive compensation program to ensure that (i) pay opportunities are competitive with the external market, (ii) there is an appropriate link between performance and pay, and (iii) the program supports our stated compensation philosophy.

In 2018 our Compensation Committee reviewed total compensation levels and mix relative to the above-

described peer group and broader industry surveys published by Aon Hewitt. Survey market pay data has been size-adjusted to Navistar's revenues (corporate and unit-specific) and updated to January 1, 2019. Please refer to Appendix A of this proxy statement for a list of survey participants in Aon Hewitt’s 2017 U.S. Total Compensation Measurement (‘‘TCM’’) Executive & Senior Mgmt. Level Wise Survey.

2019 Proxy Statement	39

We maintain our compensation philosophy of targeting the 50th percentile (market median) for base salary, short-term incentives, and long-term incentives, using a combination of peer group and market surveys. We consider a NEO to be within the competitive range if the NEO's total direct compensation (base salary plus target bonus plus the approved grant value of long-term incentives) is within 80 to 120 percent of the market median. Under special circumstances, when we are recruiting for critical roles, we may target an NEO’s salary to a higher level.

Elements of Total Direct Executive Compensation

Pay Element	What it Does	Performance Measures
Base Salary	Provides competitive base salary, typically reviewed annually, and balances risk-taking concerns with stockholder interests	Job scope, experience, performance and market data
Short-term Annual Incentive or AI	Provides a competitive incentive opportunity and aligns individual, business unit and Company performance	The goals established for 2018 include Market Share, Cost, Liquidity and Quality as well as an adjusted EBITDA multiplier
Long-Term Equity Incentives or LTI (including stock option grants)	Aligns executive and stockholder interests by tying compensation to share price appreciation, builds long-term stockholder value, and cultivates stock ownership	The amount of the 2018 LTI awards were adjusted for each executive based upon an evaluation of both individual performance in addition to the scope of the position within the organization

Chief Executive Officer Total Direct Compensation or "TDC"

Troy A. Clarke was named as the President and CEO in April 2013. The Board, with the assistance of the independent compensation advisor, reviewed CEO pay levels of our peer group, as well as those of other manufacturing organizations with similar revenues. Consistent with our compensation philosophy and the market review for other company chief executive officers, the Compensation Committee targeted total compensation at the market median but believed the pay for the President and CEO should be weighted with the greatest emphasis on performance.

Mr. Clarke’s compensation is specifically structured to focus on performance over the longer term and was negotiated with significant input from our stockholder-nominated directors.

In general, our practice excludes the use of employment contracts for NEOs, except with respect to the Company's CEO. Previously, in connection with Mr. Clarke's appointment to President and CEO in April 2013, we entered into a three-year employment and services agreement with him (the "Employment Agreement") which was extended for two additional years in April 2016. Mr. Clarke's Employment Agreement was amended in April 2018 to extend the expiration of the Agreement for one year (the "2018 Employment Agreement Amendment"). The 2018 Employment Agreement Amendment includes a “service after term” provision under which, in summary, Mr. Clarke agrees to serve as Executive Chairman of the Board and/or as a senior advisor to Navistar for a period of not less than one year after he ceases serving as President and CEO.

2019 Proxy Statement	40

The following table summarizes certain material terms of the Employment Agreement, as amended in April 2018, as well as certain other benefits received by Mr. Clarke.

Pay Element	Contractual Terms
Annual Base Salary	$1,050,000
Short-term Annual Incentive or AI(1)	Target AI of 125% of Base Salary Maximum AI of 250% of Base Salary Includes pro-rata AI payment for FY2019 AI (based on actual performance)
Long-Term Incentive or LTI	Value of $5,500,000 in 2018
Total Direct Compensation	$7,862,500
Other Benefits
Eligible to participate in the Company plans, policies, perquisites and arrangements that are applicable to other senior officers of the Company, including life insurance equal to five times base salary and vacation equal to four weeks

Severance Provisions
In the event that Mr. Clarke's employment is terminated without Cause or due to constructive termination other than in connection with a CIC, he would receive severance of: (i) two times Mr. Clarke's base salary plus target AI award, (ii) a pro-rated portion of the AI award that would have been paid to Mr. Clarke had he remained employed at the time such payments are made to the employees generally, (iii) 12 months continued health care coverage with an option to purchase an additional 12 months at the cost of coverage rate, and (iv) continued life insurance for 24 months after termination.

In the event that Mr. Clarke's employment is terminated without Cause or due to constructive termination within either 90 days prior to a CIC or within 24 months after a CIC, he would receive severance of: (i) two times Mr. Clarke's base salary plus target AI award, (ii) a pro-rated portion of the target AI award, (iii) 12 months continued health care coverage with an option to purchase an additional 12 months at the cost of coverage rate, and (iv) continued life insurance for 24 months after termination.

(1)	Actual payout at 112.4% for 2018.

CEO Performance Evaluation

Traditionally, each year in December, the Compensation Committee and the independent members of the Board evaluate the CEO’s performance for the prior year. This review is based on the CEO’s achievement of goals set at the start of that prior year. The CEO presents information on the achievement of such goals solely to the independent members of the Board, who then discuss it in executive session without the CEO present. The independent members’ evaluation of the CEO’s performance then forms the basis for the decision on the CEO’s short-term incentive award under our AI plan for the prior year. The Chairman of the Compensation Committee then informs the CEO of the performance evaluation and any compensation decisions resulting from that evaluation. In December 2018, the independent members of the Board discussed and evaluated Mr. Clarke's accomplishments as CEO. These accomplishments include:

Leadership Accomplishments

•	Implementation of ’ ‘Lean Enterprise’ activities have resulted in increased speed, performance, and employee engagement

•	Changes to senior leadership to support the desired performance and organizational culture

Product Accomplishments

•	Completion of the Horizon product program which included the introduction of the MV

2019 Proxy Statement	41

(Medium Duty), HV (Vocational), and CV (New Class 4/5)

•	Market acceptance of the LT (On Highway Tractor)

•	Significant increase in share from the 12.4L A26 engine

•	Increase in Bus market share with the new gasoline powertrain

Operation Accomplishments

•	Significant improvements in quality, cost, and safety results across all manufacturing plants

•	Substantial progress toward the 24 month cost savings target from the procurement JV with TRATON

Commercial Accomplishments

•	Overall market share increase

•	Continued implementation of a more detailed and actionable customer segmentation model which has already generated significant results

•	Development of comprehensive plans to improve ‘Uptime’

Based upon the Compensation Committee's determination of Mr. Clarke's and the Company's performance against the applicable AI goals, the Compensation Committee recommended that Mr. Clarke receive an AI award in the amount of 112.4% of target or $1,475,250.

Mr. Clarke's primary goals for 2019 include the following:

•	Assess plans, actions, and reporting structure of Investor Relations;

•	Successful management of the alliance relationship, procurement JV, and technology programs

•	Improve 'Uptime'

•	Implement a product line profitability process to provide more detailed analysis and plans to manage mix, content, complexity and pricing

•	Implement ELT level organization structure creating a new after-sales organization to support dealer network transformation and customer segmentation plans

•	Create an e-Mobility business center and organization

•	Maintain succession plans for key leader positions

Summary of the Executive Salary Planning Approval Process

In December 2018, the Compensation Committee approved Mr. Clarke's CEO goals for 2019 as noted above. The initiatives supporting the above goals include improving market share, pursuing strategic opportunities, strengthening the Company's balance sheet and focusing on the development of Navistar leadership.

•
The CEO makes base salary recommendations for the NEOs and most Section 16 Officers to the Compensation Committee. The CEO does not recommend nor is he involved in decisions regarding his own compensation.

•
The Compensation Committee reviews the salary for the CEO and reviews, approves and/or adjusts the CEO’s base salary recommendations for the other NEOs and Section 16 Officers included in the CEO's recommendation.

•	The Compensation Committee then recommends, and the independent members of the Board approve or adjust, the salary recommendation for the CEO.

Consistent with pay-for-performance principles, in 2018, base salary performance increases were based upon NEO and Company performance. The table below summarizes the base salaries for our NEOs in 2018 as well as their previous base salaries.

2019 Proxy Statement	42

NEO 2018 Base Salary

NEO	Current Base Salary	Effective Date	Previous Base Salary	Effective Date
Troy A. Clarke (1)	$1,050,000	April 16, 2018	$1,000,000	April 22, 2016
Walter G. Borst(2)	$772,335	February 1, 2018	$749,840	February 1, 2016
Persio V. Lisboa(2)	$729,000	February 1, 2018	$675,000	March 1, 2017
William V. McMenamin(2)	$460,000	September 1, 2017	$386,650	February 1, 2016
Curt A. Kramer(2)	$440,800	February 1, 2018	$380,000	April 1, 2017
.

(1)	Mr. Clarke received a base salary increase upon renewal of his Employment Agreement in April 2018.

(2)	Messrs. Borst, Lisboa, McMenamin and Kramer, received base salary increases due to performance.

Goal Setting For Incentive Plans

On an annual basis, the Board reviews a multi-year strategic plan developed and presented by the management team. Based on that plan, an operating plan is developed for the subsequent year and reviewed by the Board. The Compensation Committee approves the AI and LTI plan targets on the basis of the annual operating plan. The operating plan is based upon the goals of sustaining profitability and competitiveness with the market and the strategic plan incorporates long-term growth targets.

Annual Incentive or "AI"

Navistar provides its executives with an annual incentive compensation opportunity through the Annual Incentive ("AI") plan, a short-term incentive plan designed to align a significant portion of their total cash compensation with the overall financial performance of the Company. Each executive’s target award is determined based on a percentage of their base pay and organization level. For 2018, Mr. Clarke’s target annual incentive opportunity is 125% of base salary. For other NEOs, target awards range from 55 to 75 percent of base salary.

2018 Annual Incentive

The AI plan for 2018 was based on the attainment of 100% corporate goals established and approved by the Compensation Committee. The AI plan was authorized under our stockholder approved 2013 Performance Incentive Plan (the "2013 PIP"). The AI plan has threshold, target, and distinguished goal ranges for NEOs from 40% to 150%. AI payout targets for NEOs ranged from 55% to 125% of base salary. Consolidated financial results between performance levels were interpolated on a straight-line basis to determine payment amounts.

•	Each AI financial performance metric is independent. Eligibility for payout is based on the attainment of each individual metric.

•
We use two design features: an adjusted EBITDA multiplier which scales the annual incentive up or down from the target level based upon actual financial performance of Navistar, and an individual performance factor.

•	We continue to leverage our AI scorecard using multiple performance metrics. This allows the NEOs to see how their individual achievements contribute to the overall effort and success of the Company.

2019 Proxy Statement	43

Below is a summary of the 2018 AI performance goals, associated performance metrics, and level of goal achievement.

2018 Performance Goal	Metric	% Allocation	Level Achieved
Market Share	Weighted Average Market Share	35%	Below Target
Cost	Total Cost Reduction	35%	Below Target
Liquidity	Operating Cash Flow	20%	Distinguished
Quality	First Time Quality	10%	Above Target

2018 Annual Incentive Target Award Percentages and Amount Earned

As seen in the table above, Navistar met or exceeded two of the 2018 AI plan targets for many of the performance goals while the Company was below target on other goals, yielding an overall payout percentage of 112.4% of target. Below are the NEO payment amounts.

Named Executive Officer	Target as % of Base Salary	2018 AI Amount Earned
Troy A. Clarke	125%	$1,475,250
Walter G. Borst	75%	$651,078
Persio V. Lisboa	75%	$614,547
William V. McMenamin	60%	$310,224
Curt A. Kramer	55%	$272,503

2019 Annual Incentive

In 2019, we intend to build on our progress and expect to be profitable by leveraging the TRATON alliance, investing in high-quality products, and continuing to deliver and pursue innovative technology solutions. Our strategic direction continues to focus on our customer-centric strategy, operational excellence and our business transformation.

Due to our success in driving business results in 2018, we created an AI plan that enables our strategy and drives results for our employees, customers and shareholders. The table below illustrates the 2019 AI performance goals and metrics.

2019 Annual Incentive Targets

2019 Performance Goal	Weighting	Description	Target
Market Share	30%	Segment-Weighted (Heavy/Severe, Medium & Bus)	18.4%
Cost	30%	Total Cost Reduction	$0 (Cost Neutral)
Liquidity	30%	Operating Cash Flow	$275 Million
Uptime	10%	24 Hour Repair Velocity	50%

2019 AI design features include:

•	Continuing to use Market Share, Cost and Liquidity metrics;

•	Replacing Quality metric with Uptime (24 Hour Repair Velocity) metric; and

•	Continuing the use of the adjusted EBITDA multiplier and an individual performance factor.

2019 Proxy Statement	44

The final payout as a percent of target will be calculated based upon level of attainment of the performance metrics multiplied by the adjusted EBITDA multiplier and the individual performance factor. Payout levels will be interpolated on a straight line basis between threshold, target, and distinguished levels.

Long-Term Incentives or "LTI"

Our objectives for including long-term incentives as part of our executive officer’s total compensation package include:

•	Aligning NEO and stockholder interests by tying compensation to share price appreciation;

•	Building long-term stockholder value; and

•	Cultivating stock ownership.

LTI awards are governed by the 2013 PIP, which is an omnibus plan that allows for various awards such as cash, time and performance based stock options, stock appreciation rights, time and performance-based RSUs, restricted cash units ("RCUs"), PSUs, DSUs and performance shares.

The Compensation Committee approved LTI awards under the 2013 PIP for 2018 for eligible plan participants in February 2018. LTI awards granted to NEOs in 2018 were comprised of performance-based RCUs, based on adjusted EBITDA and revenue growth goals, time-based RSUs, and time-based stock options as indicated in the following table. The value of each NEO's LTI awards was split 50% in RCUs, 30% in RSUs and 20% in stock options.

2018 LTI Plan	Vesting	Performance Measures	Goals	Performance Vesting Criteria
Performance-Based RCUs(1) (2)	3 year cliff	Adjusted EBITDA (50%)	Cumulative 2018, 2019, 2020 EBITDA goal of $2.34B	Based on the Company's cumulative 2018-2020 EBITDA goal and TSR Modifier(3)
		Revenue Growth (50%)	3 Year Annual + Cumulative Goal) (1) 2018 - 10% (2) 2019 - 6% (3) 2020 - 6% (4) Cumulative - 24%
Based on the Company's 4 performance goals and the 3-Year Relative Total Shareholder (TSR) multiplier: 2018 goal achieved for a future payout of 50% as determined in year 1 of the 3 year period and subject to the the TSR multiplier(5)

Time-Based Restricted Stock Units(4)	3 year cliff	N/A	N/A	N/A

Time-Based Stock Options	Ratably, annually, over 3 years	N/A	N/A	N/A

(1)	The RCUs represent a cash plan with each RCU representing $1. Vesting and/or payment is subject to service and performance conditions.

(2)	The performance targets for 2018-2020 were established by the Compensation Committee of the Board of Directors within 90 days of the beginning of the fiscal year 2018.

(3)
We have a 3-Year Relative Total Shareholder Return (TSR) "wrapper" around the annual goals in order to measure Navistar's stock price against our proxy peer group and any payouts are subject to the TSR multiplier which can decrease the payment by as much as 25% or increase the payment by as much as 25%, depending on the value of the TSR at the end of fiscal year 2020.

(4)	These awards are share-settled.

2019 Proxy Statement	45

(5)
Revenue Growth payout is dependent on number of goals achieved (1 out of 4 goals is a 50% payout of the 50% Revenue Growth component,2 out of 4 goals is a 100% payout, 3 out of 4 goals is a 150% payout and 4 out of 4 goals is a 200% payout) and subject to the 3-Year Relative Total Shareholder Return (TSR) multiplier which can decrease the payment by as much as 25% or increase the payment by as much as 25%, depending on the value of the TSR at the end of fiscal year 2020.

2018 Long-Term Incentive Awards

The following table summarizes our 2018 long-term incentive grant for our NEOs.

NEO	Performance-Based RCUs	Time-Based Restricted Stock Units	Time-Based Stock Options	Targeted Economic Value
Troy A. Clarke (1)	$2,750,000	40,530	56,497	$5,500,000
Walter G. Borst (1)	$1,050,000	15,679	22,617	$2,100,000
Persio V. Lisboa (1)	$800,000	11,946	17,232	$1,600,000
William V. McMenamin (1)	$250,000	3,733	5,385	$500,000
Curt A. Kramer (1)	$250,000	3,733	5,385	$500,000

(1) Long-term incentive awards for all NEOs were granted in February 2018 with the exception of Mr. Clarke. Mr. Clarke's long-term incentive awards were granted in April 2018.

2019 Proxy Statement	46

2016 Long Term Incentive - Performance Awards

The table below provides details on the performance awards our NEOs with the exception of Mr. Kramer were granted in 2016 and the actual amounts earned for the performance period ending October 31, 2018 upon the attainment of certain performance metrics as certified by the Compensation Committee in December 2018. The Performance-Based RCU payments will be made in February of 2019. The right to the awards are subject to service conditions being met.

Type of Award	Performance Measure	Performance Goals	Performance Result	Payout as % of Target
Performance-Based RCUs	Adjusted EBITDA 1 goal met - 50% 2 goals met - 100% 3 goals met - 150% 4 goals met - 200%(1)	2016 - $600M	2016 - $508M	As 1 goal was met - payout was 50% of RCU Target
		2017 - $650M	2017 - $582M
		2018 - $700M	2018 - $825M
		Cumulative - $2B	Cumulative - $1.915B
Performance-Based RCUs	Market Share 1 goal met - 50% 2 goals met - 100% 3 goals met - 150% 4 goals met - 200%(1)	2016 -17.0%	2016 - 15.8%	0%
		2017 - 18.0%	2017 - 17.3%
		2018 - 19.0%	2018 - 17.5%
		Average - 18.0%	Average - 16.9%
(1) There was no interpolation between points.

Due to Mr. Kramer's organizational level in fiscal year 2016, he did not receive a performance-based RCU grant. Instead he was granted time-based RCUs and subject to continued employment will vest and be paid in February 2019.

2019 Proxy Statement	47

Executive Benefits and Perquisites

The following table summarizes the executive benefits and perquisites we provide to our NEOs:

NEO	Life Insurance(1)	Executive Flexible Perquisite Program(2)	Pension/Retirement/401(k) Plans(3)
			RAP	SRAP	SERP
Troy A. Clarke	•	•	•	•	•
Walter G. Borst	•	•	•	•	•
Persio V. Lisboa	•	•	•	•	•
William V. McMenamin	•	•	•	•	•
Curt A. Kramer	•	•	•	•	•
(1) Life Insurance. We provide our executives Company-paid life insurance equal to five times base salary. The beneficiary of each individual policy is as designated by the executive.
(2) Executive Flexible Perquisites. This provides a cash stipend to each of our NEOs, the amount of which varies by executive, based upon the executive’s organization level and is set forth in the table below.
In addition, a spouse may accompany an NEO while he or she is traveling on Company business. Although this occurs on a limited basis, the spouse’s travel expense is included in taxable compensation of the NEO.
(3) Pension/Retirement/401(k) Plans

We began transitioning to defined contribution/401(k) plans as the primary retirement income program for all non-represented employees hired on or after January 1, 1996. These plans are as follows:

•Retirement Accumulation Plan (‘‘RAP’’). This is our tax-qualified defined contribution/401(k) plan for salaried employees. Our NEOs receive age-weighted contributions and/or matching contributions depending on their eligibility for retiree medical coverage.
•Supplemental Retirement Accumulation Plan (‘‘SRAP’’). This is our non-qualified deferred compensation plan designed primarily to restore the age-weighted contributions that participants would otherwise have received if the IRC Compensation limit had not applied to the RAP.
•Supplemental Executive Retirement Plan (‘‘SERP’’). This is designed as a pension supplement to attract and retain key executives. The SERP is unfunded and is not qualified for tax purposes.

Additional information on the pension/401(k) plans are provided in the Pension Benefits, Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation sections of this proxy statement.

Executive Perquisite — 2018

Named Executive Officer	Annual Flexible Perquisite Payment ($)	Perquisite Payment ($)	Total Perquisite Payment ($)
Troy A. Clarke	46,000(1)	16,524	62,524
Walter G. Borst	37,000	—	37,000
Persio V. Lisboa	37,000	—	37,000
William V. McMenamin	29,333(2)	—	29,333
Curt A. Kramer	20,000	—	20,000
(1) $16,524 was paid on behalf of Mr. Clarke for legal fees incurred during the amendment of his Employment Agreement.
(2) Mr. McMenamin's annual flexible perqisite payment is $28,000, however, he received an additional amount of $1,333.33 in May 2018. The additional amount was a payment due to Mr. McMenamin's promotion to the next organizational level in September 2017.

Executive Stock Ownership Program

Our stock ownership guidelines are designed to increase an executive’s equity stake in Navistar and more closely align his or her financial interests with those of the Navistar’s stockholders. At year end 2018, our stock ownership guidelines applied to 35 executives, all of whom hold the title of vice president and above, including all of our NEOs.

Our Executive Stock Ownership Program requires stock ownership guideline multiples of six times salary for the President and CEO and three times salary for other senior executives and has the following features:

•	A requirement that an executive retain a certain amount of shares received pursuant to

Company executive compensation programs (75% for the CEO and 50% for other

2019 Proxy Statement	48

executives) until the executive satisfies the stock ownership guideline multiples described above and;

•	A one-year holding period (75% for the CEO and 50% for other executives) of shares received pursuant to Company executive compensations programs after the executive satisfies the stock ownership guideline multiples described above.

•	All NEOs were in compliance with the program ownership requirement in 2018.

Hedging and Pledging

The Company considers it improper and inappropriate for executives to engage in short-term or speculative transactions in Company securities. Navistar’s policy on transactions in securities prohibits executives from short selling, trading in derivatives or engaging in hedging transactions. In addition, any pledges and margin account use must be pre-cleared through the Corporate Secretary or the General Counsel.

Recoupment (Clawback) Policy

The Company maintains a clawback policy. Under this policy, the Company may recover incentive-based compensation from an executive officer in the event of an accounting restatement due to material non-compliance with financial reporting requirements, as well as intentional misconduct.

Employment Contracts and Executive Severance Agreements

Except for our President and CEO, Troy A. Clarke, we do not have employment contracts with our executive officers. Employment with each of them is "at will." However, like many companies, to ensure stability and continuity of management, we provide our executive officers with an Executive Severance Agreement (an "ESA"), which provides for severance benefits in the event of a specified termination event such as an involuntary termination not for cause or a termination in connection with a change in control. Please refer to the Potential Payments Upon Termination or Change-in-Control section of this proxy statement for more information. A summary of Mr. Clarke’s Employment Agreement appears in the Chief Executive Officer Compensation section of this proxy statement.

Tax and Accounting Implications

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code ("IRC") provides that a public company generally may not deduct the amount of non-performance based compensation paid to certain executive officers (generally, the officers who are "named executive officers" in the summary compensation table in the issuer's proxy statement) that exceeds $1 million in any one taxable year. With respect to grants made prior to November 2, 2017, "qualified performance-based compensation" was not counted against the $1 million deductibility limit. The options, granted prior to this date, with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant may satisfy the requirements for treatment as "qualified performance-based compensation." In addition LTI plan awards and awards under the AI plan, granted prior to November 2, 2017, that are conditioned upon achievement of certain performance goals may satisfy the requirements for treatment as "qualified performance-based compensation." Following the enactment of the Tax Cuts and Jobs Act, beginning with our 2019 fiscal year, the $1 million annual deduction limitation under Section 162(m) will apply to all compensation paid to these executive officers other than performance-based compensation paid under certain grants and awards made prior to November 2, 2017. Accordingly, the Company's ability to actually receive a corresponding deduction for the grants and awards described above may be limited by this tax law.

2019 Proxy Statement	49

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by each of our NEOs for the years ending October 31 for 2018, 2017 and 2016:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Comp ($)(3)	Change in Pension Value & Non- Qualified Deferred Comp Earnings ($)(4)	All Other Comp ($)(5)	Total ($)
Troy A. Clarke President and Chief Executive Officer	2018	1,027,183	—	1,649,976	1,099,997	2,350,250	593,454	202,289	6,923,149
	2017	1,000,000	—	1,349,982	904,087	1,497,500	615,235	181,594	5,548,398
	2016	950,000	—	1,963,667	—	547,500	1,299,928	134,758	4,895,853
Walter G. Borst Executive Vice President and Chief Financial Officer	2018	766,711	—	629,982	419,998	1,018,578	4,644	123,455	2,963,368
	2017	749,840	—	629,979	421,907	673,731	54,965	130,173	2,660,595
	2016	742,630	—	537,750	—	246,322	77,855	135,564	1,740,121
Persio V. Lisboa President, Operations	2018	715,500	—	479,990	319,998	859,547	398,058	109,850	2,882,943
	2017	633,750	—	479,972	321,407	606,488	209,173	107,585	2,358,375
	2016	544,688	—	358,500	—	181,086	424,669	84,758	1,593,701
William V. McMenamin President Financial Services and Treasurer	2018	460,000	—	149,992	99,999	388,974	357,860	80,567	1,537,392
	2017	398,875	—	149,986	100,448	330,648	147,201	69,456	1,196,614
Curt A. Kramer Senior Vice President and General Counsel	2018	425,600	—	149,992	99,999	272,503	155,339	53,252	1,156,685

(1)
The amounts reported in this column reflect the aggregate fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718. Generally the aggregate grant date fair value is the amount that the Company expects to expense for accounting purposes over the award's vesting schedule and does not correspond to the actual value that will be realized by the officers. The fair values of stock-based awards are estimated using the closing price of our stock on the grant date. Stock-based awards settle in common stock on a one-for-one basis, or the cash equivalent of the common stock. The grant date fair values of each individual stock based award in 2018 are set forth in the 2018 Grant of Plan Based Awards table on page 52. Additional information about these values is included in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2018.

(2)
The amounts reported in this column reflect the aggregate fair value of stock options, granted in the year computed in accordance with FASB ASC Topic 718. These amounts reflect the Company's accounting expense and do not correspond to the actual value that will be realized by the officers. Assumptions used in the calculation of these values are included in Note17 to our audited financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2018. A description of stock options appears in the narrative text following the 2018 Grants of Plan-Based Awards table.

(3)
The amounts reported in this column represent the 2018 AI plan award payment based on an actual payout at 112.4% of target and performance-based RCUs earned in 2018 under the 2016 LTI. AI awards are projected to be paid in February 2019. The value of the 2018 AI Awards are as follows: Mr. Clarke $1,475,250, Mr. Borst $651,078, Mr. Lisboa $614,547, Mr. McMenamin $310,224, and Mr. Kramer $272,503. In addition, we reported the value of performance-based RCUs earned in fiscal year 2018 based on the probable outcome of such performance conditions, which was not maximum. The value of the performance-based RCUs for each NEO are as follows: Mr. Clarke $875,000, Mr. Borst $367,500, Mr. Lisboa $245,000, and Mr. McMenamin $78,750. Mr. Kramer did not receive performance-based RCUs in fiscal year 2016 due to his organizational level at that time .

(4)
These amounts represent the difference in the market interest rate under the IRC and the interest credit rate of 7.5% per annum compounded on a daily basis on the SRAP. The 7.5% is the rate used to design the SRAP as a comparable replacement for the Managerial Retirement Objective("MRO"). The interest credit rate constitutes an ‘‘above-market interest rate’’ under the IRC. These amounts also represent the change in actuarial present value of the SERP for Messrs. Clarke, Borst, Lisboa, McMenamin and Kramer. The change in actuarial present value of Mr. Borst’s non-qualified pension from 10/31/2017 to 10/31/2018 is negative $35,327.  The increase in the SERP benefit for pay rate increase and service accrual was less than the decrease in present value due to increase in the discount rate.

(5)
"All Other Compensation" reflects the following items: flexible perquisite cash allowances; Company-paid life and accidental death and disability ("AD&D") insurance premiums; Company contributions to the RAP and the SRAP; taxable spouse travel and non-cash recognition awards; and legal fees for Mr. Clarke.

2019 Proxy Statement	50

NEO	Flexible Perquisites	Perquisites(1)	Company Paid Life and AD&D Insurance	RAP	SRAP	Taxable Spouse Travel	Other Comp	Total
Clarke	$46,000	$16,524	$29,310	$27,125	$83,038	$213	$80	$202,289
Borst	$37,000	$0	$12,050	$27,125	$47,201	$0	$80	$123,456
Lisboa	$37,000	$0	$7,788	$26,870	$36,755	$1,437	$0	$109,850
McMenamin	$29,333	$0	$8,883	$27,125	$15,226	$0	$0	$80,567
Kramer	$20,000	$0	$3,716	$23,465	$6,009	$0	$62	$53,252

(1)	The amount reported for Mr. Clarke represent legal fees incurred during the amendment of his 2018 Employment Agreement and paid on Mr. Clarke's behalf.

2019 Proxy Statement	51

Grants of Plan-Based Awards Table — 2018

The following table provides information for each of our NEOs with respect to annual and long-term incentive award opportunities, including the range of potential payouts under non-equity incentive plans for the year ended October 31, 2018. Specifically the table presents the 2018 grants of AI plan awards, performance RCUs, share settled RSUs, and stock options. All of the awards were granted under the 2013 PIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Troy A. Clarke
Performance RCU - EBITDA(4)	4/16/2018	515,625	1,375,000	3,437,500
Performance RCU - Market Share(4)	4/16/2018	515,625	1,375,000	3,437,500
AI Plan Award - Cash(5)		131,250	1,312,500	2,460,937.5
RSU	4/16/2018				40,530			1,649,976
Stock Option	4/16/2018					56,497	40.71	1,099,997
Walter G. Borst
Performance RCU - EBITDA(4)	2/13/2018	196,875	525,000	1,312,500
Performance RCU - Market Share(4)	2/13/2018	196,875	525,000	1,312,500
AI Plan Award - Cash(5)		57,925.1	579,251	1,086,095.625
RSU	2/13/2018				15,679			629,982
Stock Option	2/13/2018					22,617	40.18	419,998
Persio V. Lisboa
Performance RCU - EBITDA(4)	2/13/2018	150,000	400,000	1,000,000
Performance RCU - Market Share(4)	2/13/2018	150,000	400,000	1,000,000
AI Plan Award - Cash(5)		54,675	546,750	1,025,156.25
RSU	2/13/2018				11,946			479,990
Stock Option	2/13/2018					17,232	40.18	319,998
William V. McMenamin
Performance RCU - EBITDA(4)	2/13/2018	46,875	125,000	312,500
Performance RCU - Market Share(4)	2/13/2018	46,875	125,000	312,500
AI Plan Award - Cash(5)		27,600	276,000	517,500
RSU	2/13/2018				3,733			149,992
Stock Option	2/13/2018					5,385	40.18	99,999
Curt A. Kramer
Performance RCU - EBITDA(4)	2/13/2018	46,875	125,000	312,500
Performance RCU - Revenue Growth(4)	2/13/2018	46,875	125,000	312,500
AI Plan Award - Cash(5)		24,244	242,440	454,575
RSU	2/13/2018				3,733			149,992
Stock Option	2/13/2018					5,385	40.18	99,999

(1)
Restricted Stock Units. The amounts shown for RSUs represent the number of RSUs awarded to the NEO's in the fiscal year under our 2013 PIP, as described more fully under the Long-Term Incentives section of this proxy statement. The RSUs will cliff vest as to 100% of the units awarded

2019 Proxy Statement	52

on the 3 year anniversary of the date the award was granted, subject to service conditions being met. The RSUs will be settled in shares at the time they vest.

(2)
Stock Options. The amounts shown represent the number of stock options awarded to the NEO's in the fiscal year under our 2013 PIP, as described more fully under the Long-Term Incentives section of this proxy statement. The stock options generally vest over a three-year period with 1/3rd of the award vesting on each of the first three anniversaries of the date on which they are awarded, so that in three years the stock options are 100% vested, subject to service conditions being met. The stock options expire ten years after the date of grant.

(3)
The amounts shown do not reflect realized compensation by the NEOs. The amounts shown represent the value of the stock settled RSUs and stock options granted to the NEOs based on the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718.

(4)
Performance RCUs - EBITDA and Performance RCUs - Revenue Growth. The amounts shown represent the threshold, target and maximum number of performance RCUs that we awarded in the fiscal year to the NEOs under our 2013 PIP, as described more fully under the Long Term Incentive section of this proxy statement. The extent to which our NEOs will receive any amounts under the EBITDA performance award is based on the 3 year cumulative Adjusted EBITDA target percentage achieved for 2018, 2019 and 2020, with a relative 3 year TSR modifier. The extent to which our NEOs will receive any amounts under the Revenue Growth performance award is based on the individual Revenue Growth rates for fiscal years 2018, 2019 and 2020, and a Cumulative Revenue Growth rate, based on the percentage increase in fiscal year 2020 Revenue vs. fiscal year 2017 Revenue with a 3-year relative TSR modifier. The RCUs represent a cash plan with each RCU representing $1. These amounts may not be paid to or realized by the NEOs. The RCUs generally cliff vest as to 100% of the units awarded on the 3 year anniversary of the date the award was granted, subject to the service conditions and performance conditions being met.

(5)
The amounts set forth in this row represent the estimated cash payments to be awarded to our NEO's under the Company's 2018 AI Plan. The actual cash payments will be based on achievement at 112.4% of target. For additional information regarding the 2018 cash AI awards, see the Annual Incentives section of this proxy statement. Under the AI plan, the performance metric threshold is 40% of target, target is 100% and for purposes of this table maximum equals distinguished which is 150% of target.     In addition, there is an EBITDA multiplier under the AI plan which is 25% for under threshold, 40% at threshold, 100% at target and 125% at distinguished.

2019 Proxy Statement	53

Outstanding Equity Awards at Year End 2018

The following table provides information on the holdings of stock options and stock awards by our NEOs as of the year ended October 31, 2018. The table includes unexercised, vested and unvested stock option awards, performance stock options, unvested PSUs, unvested RSUs, and unvested performance shares. The vesting information for each grant is provided in the footnotes to this table, based on the stock option or stock award grant date. The market value of the stock awards is based on the closing price of our Common Stock as of October 31, 2018, which was $33.49 per share. For additional information about the stock option awards and stock awards, see the description of Long-Term Incentive Compensation section of this proxy statement.

	Option Awards(1)(3)				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)
Name	Exercisable	Unexercisable
Troy A. Clarke	33,300	—	37.200	12/19/2018	4,815	161,254
	102,796	—	27.240	2/19/2020	46,455	1,555,778
	224,000	—	38.300	4/22/2020	49,126	1,645,230
	373,333	—	30.640	4/22/2020	40,530	1,357,350
	135,012	—	35.090	3/10/2021	—	—
	81,007	—	43.860	3/10/2021	—	—
	22,745	45,488	27.480	2/14/2027	—	—
	—	56,497	40.710	4/16/2028	—	—
Total:	972,193	101,985			140,926	4,719,612
Walter G. Borst	58,789	—	35.220	8/1/2020	3,215	107,670
	12,476	—	27.670	2/11/2022	25,000	837,250
	14,971	—	27.670	2/11/2022	22,925	767,758
	10,614	21,228	27.480	2/14/2027	15,679	525,090
	—	22,617	40.18	2/13/2028	—	—
Total:	96,850	43,845			66,819	2,237,768
Persio V. Lisboa	32,895	—	27.240	2/19/2020	2,341	78,400
	8,317	—	27.670	2/11/2022	16,667	558,178
	9,981	—	27.670	2/11/2022	15,283	511,828
	7,076	14,152	27.480	2/14/2027	2,097	70,229
	973	1,946	28.610	3/1/2027	11,946	400,072
	—	17,232	40.180	2/13/2028	—	—
Total:	59,242	33,330			48,334	1,618,707
William V. McMenamin	9,663	—	27.240	2/19/2020	1,210	40,523
	1,723	—	27.670	2/11/2022	5,357	179,406
	2,067	—	27.670	2/11/2022	5,458	182,788
	2,527	5,054	27.480	2/14/2027	3,733	125,018
	—	5,385	40.180	2/13/2028	—	—
Total:	15,980	10,439			15,758	527,735
Curt A. Kramer	1,028	—	27.240	2/19/2020	595	19,927
	1,028	—	27.240	2/19/2020	1,212	40,590
	1,101	2,202	24.620	3/31/2027	2,437	81,615
	—	5,385	40.180	2/13/2028	3,733	125,018
Total:	3,157	7,587			7,977	267,150

(1)
All stock options, other than performance stock options, became or will become exercisable under the following schedule: ⅓rd on each of the first three anniversaries of the date of grant. Performance stock options that expire on February 19, 2020 or February 11, 2022, vest on the three year anniversary of the date of grant if performance conditions have been met. The Compensation Committee has certified that the performance conditions have been met in full on the performance options that expire on February 19, 2020 and that EBITDA performance conditions on options expiring on February 11, 2022 was met as to 30% and that Revenue Growth performance conditions on options expiring on February 11, 2022 was met as to 25%.

(2)
Amounts in this column represent RSUs. In general RSUs become vested as to ⅓rd of the shares granted on each of the first three anniversaries of the date of grant or cliff vest three years after the date of grant, except that RSUs granted to certain of our NEO's in 2016 for partial payment of 2015 AI vested over 3 years as follows: year 1 (60%), year 2 (30%) and year 3 (10%), for Mr. Clarke this award was in the amount of 48,146 shares, for Mr. Borst 32,142 shares, for Mr. Lisboa 23,404 shares, and for Mr. McMenamin 12,096 shares. Mr. Kramer's 2015 AI was paid all in cash.

(3)	The vesting dates of outstanding unexercisable stock options and unvested RSUs at October 31, 2018, are listed below.

2019 Proxy Statement	54

Name	Type of Award	Grant Date	Number of Unexercised or Unvested Shares Remaining from Original Grant	Number of Shares Vesting and Vesting Date in 2019	Number of Shares Vesting and Vesting Date in 2020	Number of Shares Vesting and Vesting Date in 2021
Troy A. Clarke	Options	2/14/2017	45,488	22,744 on 2/14/2019	22,744 on 2/14/2020
	Options	4/16/2018	56,497	18,833 on 4/16/2019	18,832 on 4/16/2020	18,832 on 4/16/2021
	RSUs	2/1/2016	4,815	4,815 on 2/1/2019
	RSUs	4/22/2016	46,455	46,455 on 4/22/2019
	RSUs	2/14/2017	49,126		49,126 on 2/14/2020
	RSUs	4/16/2018	40,530			40,530 on 4/16/2021
Walter G. Borst	Options	2/14/2017	21,228	10,614 on 2/14/2019	10,614 on 2/14/2020
	Options	2/13/2018	22,617	7,539 on 2/13/2019	7,539 on 2/13/2020	7,539 on 2/13/2021
	RSUs	2/1/2016	3,215	3,215 on 2/1/2019
	RSUs	2/10/2016	25,000	25,000 on 2/10/2019
	RSUs	2/14/2017	22,925		22,925 on 2/14/2020
	RSUs	2/13/2018	15,679			15,679 on 2/13/2021
Persio V. Lisboa	Options	2/14/2017	14,152	7,076 on 2/14/2019	7,076 on 2/14/2020
	Options	3/1/2017	1,946	973 on 3/1/2019	973 on 3/1/2020
	Options	2/13/2018	17,232	5,744 on 2/13/2019	5,744 on 2/13/2020	5,744 on 2/13/2021
	RSUs	2/1/2016	2,341	2,341 on 2/1/2019
	RSUs	2/10/2016	16,667	16,667 on 2/10/2019
	RSUs	2/14/2017	15,283		15,283 on 2/14/2020
	RSUs	31/2017	2,097		2,097 on 3/1/2020
	RSUs	2/13/2018	11,946			11,946 on 2/13/2021
William V. McMenamin	Options	2/14/2017	5,054	2,527 on 2/14/2019	2,527 on 2/14/2020
	Options	2/13/2018	5,385	1,795 on 2/13/2019	1,795 on 2/13/2020	1,795 on 2/13/2021
	RSUs	2/1/2016	1,210	1,210 on 2/1/2019
	RSUs	2/10/2016	5,357	5,357 on 2/10/2019
	RSUs	2/14/2017	5,458		5,458 on 2/14/2020
	RSUs	2/13/2018	3,733			3,733 on 2/13/2021
Curt A. Kramer	Options	3/31/2017	2,202	1,101 on 3/31/2019	1,101 on 3/31/2020
	Options	2/13/2018	5,385	1,795 on 2/13/2019	1,795 on 2/13/2020	1,795 on 2/13/2021
	RSUs	2/10/2016	595	595 on 2/10/2019
	RSUs	2/14/2017	1,212	606 on 2/14/2019	606 on 2/14/2020
	RSUs	3/31/2017	2,437		2,437 on 3/31/2020
	RSUs	2/13/2018	3,733			3,733 on 2/13/2021

2019 Proxy Statement	55

Option Exercises and Stock Vested Table

The following table provides information regarding stock option exercises by our NEOs during the year ended October 31, 2018, including the number of shares of Common Stock acquired upon exercise and the value realized and the number of shares acquired upon the vesting of RSUs and the value realized by the NEO before payment of any applicable withholding tax and broker commissions based on the fair market value (or market price) of our Common Stock on the date of exercise or vesting, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
Troy A. Clarke	—	—	60,899	2,447,414
Walter G. Borst	—	—	55,513	2,304,776
Persio V. Lisboa	8,455	59,012	37,601	1,564,094
William V. McMenamin	4,502	37,112	11,868	502,280
Curt A. Kramer	2,300	29,009	1,804	72,923

(1)	The value realized upon vesting for our NEOs is attributable to the vesting of cash and share settled RSUs during the year ended October 31, 2018.

Pension Benefits — 2018

The amounts reported in the table below equal the present value of the accumulated benefit at October 31, 2018 for the NEOs under the SERP, based on the assumptions described in the footnote below the table:

Pension Benefits Table

Named Executive Officers	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Troy A. Clarke	8.0	6,550,828	—
Walter G. Borst	5.5	2,741,114	—
Persio V. Lisboa	20.0	2,022,397	—
William V. McMenamin	17.6	1,741,691	—
Curt A. Kramer	17.0	625,484	—

(1)	Unless otherwise noted, all present values reflect benefits payable at the earliest retirement date when the pension benefits are unreduced.
Also unless otherwise noted, form of payment, discount rate (4.48%) and mortality (115% of RP2014 White Collar headcount-weighted table projected using Scale MP2018 with generational projection, modified to converge to 75% of long-term improvement rates by 2034) is based on assumptions from the guidance on accounting for pensions. Additionally, SERP benefits have only been offset by benefits under
Navistar sponsored retirement programs. At actual retirement, these benefits will also be offset by benefits accumulated under programs for employment prior to Navistar. The present value of Mr. Borst’s accumulated benefit as of 10/31/2018 is less than the present value of his accumulated benefit as of 10/31/2017.  The increase in the SERP benefit for pay rate increase and service accrual was less than the decrease in present value due to increase in the discount rate.

2019 Proxy Statement	56

Historically, we have provided our employees with retirement income programs. Over the years, the programs have changed for various reasons. Effective January 1, 1996, we began transitioning from defined benefit retirement income programs to defined contribution retirement income programs as the primary vehicle to deliver those benefits. Effective January 1, 2014, we accelerated the transition by freezing the U.S. defined benefit retirement income programs. All U.S. employees now participate in our defined contribution retirement income programs.

The following briefly describes the various programs.

Navistar, Inc. Supplemental Executive Retirement Plan or ‘‘SERP’’.   The SERP is designed as a pension

supplement to attract and retain executive officers. Executive officers are eligible to participate in the SERP upon attainment of age 55 or upon their date of hire if later.

The SERP is unfunded and is not qualified for tax purposes. An eligible executive’s benefit under the SERP is equal to a percentage of his or her final average compensation. A pro-rated portion of AI plan payments is included in the definition of eligible compensation and the amount included is also subject to a cap determined as a percentage of the executive officer's annualized base salary. The pro-rated portion and the cap depend on the executive officer's organizational level in the Company.

The following table summarizes the determination of the total percentage of final average compensation, which is the sum of the accrual rates described below.

	Up to Age 55	On or After Age 55
Each Year of Age	1/2%	1%
Each Year of Service	1/2%	1%

The resulting benefit is offset by no more than 50% of the executive’s Social Security benefit, and any defined benefit pension plan (qualified or non-qualified) of the Company or any prior employer. The benefit is also offset by the actuarial equivalent of any of our defined contribution pension plans (qualified or non-qualified) or that of any prior employer that is funded by the employer’s contributions and is an integral part of the employer’s retirement program. Normal retirement age is 65. An executive may retire early with reduced benefits after having worked 5 years and is at least age 55.

All of the NEOs are eligible to participate in the SERP.

Other Retirement Income Programs.   We sponsor the Navistar, Inc. Salaried Employees Pension Plan or "SEPP" and the Navistar, Inc. Hourly Employees Pension Plan or "HEPP" which are tax-qualified defined benefit pension plans. We also sponsor the Navistar, Inc. Managerial Retirement Objection Plan or "MRO" which is an unfunded non-qualified defined benefit pension plan. None of the NEO's participate in the SEPP, HEPP, or MRO.

We also sponsor the Navistar, Inc. 401(k) Plan for Represented Employees or ‘‘REP’’ and the Navistar, Inc.

Retirement Accumulation Plan or ‘‘RAP’’. Represented employees are allowed to defer a portion of their compensation to the REP up to the IRC limitations. All non-represented employees are allowed to defer a portion of their compensation to the RAP up to the IRC limitations. Employees receive non-elective employer retirement contributions equal to a percentage of compensation up to the IRC compensation limit ranging from 2% up to 6.5% based on their age at the beginning of the calendar year. Additionally, employees who do not participate in our retiree medical plan receive matching contributions equal to 50% of the first 6% of employee elective pre-tax deferrals. For those executives whose employer retirement contributions would be limited by the IRC compensation limit, the SRAP (described below) provides for employer retirement contributions in excess of the IRC compensation limit. This plan is described in more detail within the Non-Qualified Deferred Compensation section of this proxy statement.

All of the NEOs receive non-elective employer retirement contributions in the RAP and also participate in the SRAP.

We do not grant extra pension service.

2019 Proxy Statement	57

Non-Qualified Deferred Compensation Plans

The table below provides information on the non-qualified deferred compensation in which our NEOs participated during the year ended October 31, 2018.

Non-Qualified Deferred Compensation Table

Named Executive Officers	Registrant Contributions in Last Fiscal Year(1) ($)	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year(2) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance As of Last Fiscal Year End(3) ($)
Troy A. Clarke	83,038	—	34,640	—	715,996
Walter G. Borst	47,201	—	19,236	—	631,262
Persio V. Lisboa	36,755	—	13,464	—	213,758
William V. McMenamin	15,226	—	8,744	—	184,330
Curt A. Kramer	6,009	—	2,069	—	30,731

(1)	Our contributions represent any notional contribution credits to the SRAP during the year.

(2)
‘‘Aggregate Earnings in Last Fiscal Year’’ represent the notional interest credited during the year for participants in the SRAP, if applicable, plus the change in value from the beginning of the year to the end of the year in the PSUs and/or DSUs held by each NEO. For the SRAP, ‘‘Aggregate Earnings in Last Fiscal Year’’ is the interest credited to each NEO from the beginning of the year until the end of the year at a 7.5% interest crediting rate. ‘‘Aggregate Earnings in Last Fiscal Year’’ for purposes of the PSU is the aggregate change in value of the PSUs held during the year.

(3)
The ‘‘Aggregate Balance as of Last Fiscal Year End’’ consists of the sum of each NEO’s notional account balance in the SRAP at the end of the year and the value at year end of the outstanding PSUs and/or DSUs.

We sponsor the following non-qualified deferred compensation programs:

Navistar, Inc. Supplemental Retirement Accumulation Plan or ‘‘SRAP’’.   The SRAP provides executive officers with contributions equal to the amount by which their employer retirement contributions to the RAP are limited by the IRC compensation limit. The SRAP is unfunded and is not qualified for tax purposes.

A bookkeeping account balance is established for each participant. The account balance is credited with notional contributions and notional interest. The SRAP does not permit any executive to electively defer any of his or her base compensation or bonus. However, any increase in payments under the AI plan will increase contributions to the SRAP because contributions are a function of compensation.

The interest crediting rate is 7.5% per annum compounded on a daily basis. The interest crediting rate constitutes an ‘‘above-market interest rate’’ under the IRC.

An executive officer is eligible to participate in the SRAP if the executive officer was hired on or after January 1, 1996 or was hired prior to January 1, 1996 and subsequently ceased participation in the Navistar, Inc. Managerial Retirement Objective Plan or "MRO".

Executive officers who were hired prior to January 1, 1996 and who subsequently ceased participation in the MRO received an adjustment to their notional contributions. The adjustment is a ‘‘Points Multiplier’’ designed to provide them with value from the SRAP comparable to what they would have received had they continued to participate in the "MRO" until they reached age 62.

Effective January 1, 2014, all executive officers were eligible for the SRAP due to the freezing of the MRO. At retirement, each participant may elect to receive the bookkeeping account balance by either or some combination of (1) a lump-sum payment or (2) annual installments over a period of 2 to 20 years. However, if the executive officer also participated in the SERP prior to January 1, 2012, he or she must receive the SRAP account balance in the form of an annuity. This is a requirement under IRC Section 409A. The NEO cannot withdraw any amounts from such NEO's bookkeeping account balance until such NEO either retires or otherwise terminates employment with the Company.

All of the NEOs participate in the SRAP.

Premium Share Units or ‘‘PSUs’’.  In general, our Executive Stock Ownership Program as in effect during 2013 required all of our executive officers to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in Navistar by acquiring a designated amount of our Common Stock at specified

2019 Proxy Statement	58

times. Participants were required to hold such stock for the entire period in which they are employed by the Company. PSUs may have been awarded under the 2013 PIP to participants who completed their ownership requirement on an accelerated basis. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Each vested PSU will be settled by delivery of one share of Common Stock. Such settlement will occur within 10 days after a participant’s termination of employment or at such later date as required by IRC Section Rule 409A. All of the NEOs participate in the Executive Stock Ownership Program and were eligible to acquire PSUs. The Executive Stock Ownership Program was amended effective November 1, 2013 to eliminate an executive’s ability to earn PSUs.

Deferred Share Units or ‘‘DSUs’’.  Under our Executive Stock Ownership Program in effect for 2013 and prior years, executives were able to defer their cash bonus into DSUs. DSUs are credited into the participants' account at the then- current market price. The DSUs are generally distributed to the participant in the form of our Common Stock at the date specified by the participant at the time of his or her election to defer. During the deferral period, the participant had no right to vote the Common Stock, no right to receive any dividend declared on the Common Stock and no other rights as a stockholder. If an executive officer elected to defer a cash bonus, the number of shares shown for such NEO includes these DSUs. These DSUs vest immediately. The number of shares shown as owned for each NEO (and all Executive Officers as a group) also includes PSUs that were awarded pursuant to the Executive Stock Ownership Program. Our Executive Stock Ownership Program eliminated an executive’s ability to defer their cash bonus into DSUs. Likewise, under our Non-Employee Directors Deferred Fee Plan, directors may defer all or a portion of their annual retainer into DSUs. If a director elected to defer a portion of his annual retainer and/or meeting fees into DSUs, these DSUs are shown as owned.

Potential Payments Upon Termination or Change-in-Control

The amount of compensation payable to each of the NEOs upon voluntary termination, termination with or without cause, involuntary termination in the event of a Change in Control, or termination as a result of death, disability or retirement are shown in the Estimated Cash Payments Upon Termination table of this proxy statement. Unless otherwise indicated, the amounts shown assume that such termination was effective October 31, 2018, are based on the terms of the applicable plans and agreements that were in effect on October 31, 2018, assume that the executive officer has satisfied all relevant prerequisites for eligibility for such payments and benefits and are estimates of the amounts which would be paid out to the executive officer following his or her termination. The actual amounts of payments and benefits can only be determined at the time the relevant termination event occurs.

To assure stability and continuity of management, we entered into Executive Severance Agreements ("ESAs") with each of our executive officers with the exception of our CEO who has an Employment Agreement.

Executive Severance Agreements or ‘‘ESAs’’

All of our NEOs, with the exception of Mr. Clarke who is covered by an employment agreement, are covered under an "ESA". The following summarizes certain of the material provisions:

•	The expiration date of the agreement period post-Change in Control will be the date that occurs eighteen (18) months after the date of the CIC;

•
A CIC will not occur if certain ‘‘Excluded Persons’’ (including Mark H. Rachesky, Icahn Enterprises and employee or retirement benefit plans or trusts sponsored or established by the Company) become the ‘‘Beneficial Owner’’ of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

•	The level of ownership of securities required to trigger a CIC is 50% or more of the combined voting power of the Company’s then-outstanding securities;

•	A termination will be deemed to occur after a CIC if it occurs during the agreement period or during the eighteen (18) month period immediately following the CIC;

•
A diminution of authority sufficient to trigger a termination for ‘‘Good Reason’’ occurs if the executive officer experiences a decrease in his or her organizational level, a reduction in base salary by ten percent (10%) or more, or a change to his or her reporting structure that requires the executive to report to a supervisor whose organizational level is below the executive’s current organizational level;

•
The executive officer’s obligations (i) not to disclose confidential, secret, proprietary or privileged information pertaining to the business of the Company, (ii) to refrain from making any defamatory, disparaging, slanderous, libelous or derogatory statements about the Company and (iii) to cooperate and provide assistance to the Company in connection with litigation or any other matters, continue at all times during the agreement period of the ESA and at all times following the executive officer’s termination of employment for any reason;

2019 Proxy Statement	59

•
The Compensation Committee may require the executive officer to repay incentive pay previously received from the Company if the Compensation Committee determines that repayment is due on account of a restatement of the Company’s financial statements or for another reason under the Company’s Clawback Policy;

•	Continued life insurance coverage provided for an 18 month period following termination;

•
In the event of a termination under the ESA, the executive officer’s eligibility for separation payments and benefits is conditioned on the executive officer’s timely signing, and not revoking, a written release agreement in a form acceptable to the Company; and

•	No payments are eligible for IRC Section 280G excise tax gross-up.

Summary of the Circumstances, Rights and Obligations Attendant to Each Type of Termination Under the ESA

All executive officers are ‘‘at-will’’ employees of the Company, except for the Company’s CEO who has an Employment Agreement. The ‘‘at-will’’ relationship between the executive officer and the Company means that either party may terminate the employment relationship at any time, and for any reason. Depending on the circumstances of the executive’s termination from the Company, the executive may be eligible for certain separation payments and benefits as summarized below. Under the 2013 PIP, individual equity award agreements, and the ESA:

•
Voluntary Termination by Executive and Involuntary (Termination for ‘‘Cause’’) by us:  We are not obligated to provide the executive with any additional or special compensation or benefits upon a voluntary termination by the executive or termination for ‘‘Cause’’ by us. All compensation, bonuses, benefits, and perquisites cease upon a voluntary termination by the executive or termination for ‘‘Cause’’ by us. In general, in the event of either such termination, an executive officer would:

•	Be paid the value of unused and accrued vacation;

•	Not be eligible for an AI payment if the termination occurred prior to year-end or if the termination occurred after year end and prior to the payment date;

•	Be able to exercise vested stock options for three months or twelve months depending on the date of grant, following a voluntary termination;

•	Forfeit any unvested time and performance-based stock options;

•	Forfeit any unvested restricted stock and time and performance-based RSUs;

•	Forfeit any unvested cash-settled performance shares; and

•	Forfeit any unvested RCUs.

As defined in the ESA, ‘‘Cause’’ generally means the reason for the executive’s involuntary termination of employment was (i) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to the Company, monetarily or otherwise, (ii) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the executive is so convicted or pleads guilty or nolo contendere, or (iii) continued failure to substantially perform required duties for the Company (other than a failure due to physical or mental disability).

The executive officer would not receive any cash severance in the event of either a voluntary termination of employment without "Good Reason" (as defined below) or involuntary termination for ‘‘Cause’’ by us.

•	Retirement and Early Retirement: If an executive officer terminates employment due to retirement, then the officer would generally be eligible to receive:

•	The value of unused and accrued vacation;

•	Monthly income from any defined benefit pension plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans;

•
Lump sum distributions from any defined contribution plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans; and

•	A pro-rata portion of cash-settled PSUs and RCUs.

Retirement and early retirement are defined in the respective plans in which the executive officer participates. In addition, if an executive meets the ‘‘qualified retirement’’ definition under our 2004 Performance Incentive Plan, as amended ("2004 PIP") 2013 PIP or Award Agreement (as applicable) and holds outstanding stock options, he or she may exercise those stock options to the extent that those stock options are exercisable or become exercisable in accordance with their terms, at any time during the term of the option grant. If he or she holds restricted stock or RSUs, they will continue to vest according to the terms of the restricted stock grant. If he or she holds PSUs, vesting accelerates and the shares will be issued after retirement.

•
Termination Without ‘‘Cause’’ by us or “Good Reason” Termination by Executive:   If the employment of an executive officer is terminated either due to either an involuntary termination by us without ‘‘Cause’’ or by the executive for ‘‘Good Reason’’ (as defined below), in each case either before the date of a

2019 Proxy Statement	60

Change in Control (as defined in the ESA) or more than 18 months after the date of the most recent Change in Control, then the executive would generally be eligible to receive the following:

•
An amount equal to one-hundred to two-hundred percent (100% to 200%) of the total of (i) the executive’s annual base salary in effect at the time of termination and (ii) the executive’s AI plan award at target level (the ‘‘Severance Pay’’);

•
Continued health insurance for the 24-month period following termination; provided that for the first 12 month period, the executive shall pay for such coverage at no greater after tax costs to the executive than the after-tax cost to the executive officer immediately prior to the date of termination and for the remaining 12-month period, the executive officer shall pay for such coverage on a monthly cost of coverage basis;

•
Pro-rata annual incentive for the number of months of fiscal year eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays AI plan awards to active employees;

•	Continued life insurance coverage for the18-month period following termination;

•	Outplacement services;

•	Retention of any flexible perquisite allowance actually paid to the executive officer on or before the time of termination;

•	A lump sum cash payment equal to the value of unused and accrued vacation;

•
Such pension and post-retirement health and life insurance benefits due to the executive officer upon his or her termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued and/or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy);

•	The right to exercise vested stock options for three months or twelve months, depending upon date of grant; and

•	Forfeit any unvested cash-settled PSUs, any unvested RCUs, any unvested time and performance based stock options and any unvested restricted stock, time and performance based RSUs or PSUs.

As defined in the ESA, ‘‘Good Reason’’ means the occurrence of any of the following events or conditions: (i) we reduce the executive officer’s base salary by ten percent (10%) or more (either upon one reduction or in a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for the executive officer’s then-current peers as a group (determined as of the date immediately before the date on which the executive officer becomes subject to such material reduction) nor results from a deferral of the executive officer’s base salary, (ii) a change to the executive's reporting structure that requires the executive to report to a supervisor whose organizational level is below the executive's current organizational level, or (iii) a demotion in position (including a decrease in organization level) resulting in the material diminution of the executive officer’s authority (including, but not limited to, the budget over which the executive officer retains authority), duties, or responsibilities within the Company except, in case of each of (i) or (ii), in connection with the involuntary termination of the executive officer’s employment for Cause.

•
Termination Related to a Change in Control:  If the employment of an executive officer is involuntarily terminated for any reason other than for "Cause" or if a "Constructive Termination" (as defined below) occurs within 18 months after a Change in Control, then the executive would generally be eligible to receive the following:

•
An amount equal to (i) a pro rata portion of the executive officer’s AI plan award at target level (the ‘‘CIC Prorated Bonus’’), which payment shall be in lieu of any payment to which the executive officer may otherwise have been entitled to receive under a Change in Control-sponsored incentive or bonus plan, plus (ii) a multiplier ranging from 150% to 300% of the sum of the executive officer’s annual base salary in effect at the time of termination and the executive officer’s AI award at target level (the ‘‘CIC Severance Pay’’). The CIC Severance Pay and the CIC Prorated Bonus shall be paid in a lump sum on the payment date;

•
Continued health insurance for the 24-month period following termination; provided that for the first 12 month period, the executive officer shall pay for such coverage at no greater after tax costs to the executive officer than the after tax cost to the executive officer immediately prior to the date of termination and for the remaining 12-month period, the executive officer shall pay for such coverage on a monthly cost of coverage basis;

•	Continued life insurance coverage for the 18-month period following termination;

•	Outplacement services;

•	Tax counseling and tax preparation services;

•	Retention of any flexible perquisite allowance actually paid to the executive officer on or before the time of termination;

•	A lump sum cash payment equal to the value of unused vacation;

•
Acceleration of the exercisability of options that would otherwise have vested over a period of three years from the date of the Change in Control had the executive officer continued employment for that period;

•	Acceleration of the vesting of cash-settled PSUs and RCUs at the target performance level;

•	Acceleration of vesting o the SRAP balance; and

2019 Proxy Statement	61

•
A lump sum cash payment equal to the difference in (i) the actuarial present value of the executive officer’s non-tax-qualified pension benefits assuming the executive officer was 18 months older and had 18 more months of service, over (ii) the actuarial present value of the executive officer’s non-tax-qualified pension benefits at the date of termination.

As defined in the ESA, ‘‘Constructive Termination’’ means the occurrence of any of the following events or conditions:

(i) a material diminution in the executive officer’s authority (including, but not limited to, the budget over which the executive retains authority), duties or responsibilities, (ii) the executive officer’s base salary or total incentive compensation opportunity is reduced by ten percent (10%) or more, (iii) a material breach of the executive officer’s ESA, and (iv) the executive officer is required to be based anywhere more than 45 miles from the location of either the executive's office (if other than the Company’s headquarters) or Company’s headquartered offices.

The table below states the multiplier of the sum of annual base salary plus AI plan award at target level used in each NEO's severance formula under a termination without Cause by us or by the NEO for Good Reason as of October 31, 2018.

NEO	Multiplier – Involuntary Not for Cause or Good Reason Termination	Multiplier – Change in Control
Troy A. Clarke(1)	200%	200%
Walter G. Borst	200%	300%
Persio V. Lisboa	200%	300%
William V. McMenamin	150%	300%
Curt A. Kramer	150%	200%

(1)
Mr. Clarke does not have an ESA. Per his Employment Agreement, in the event his employment with the Company is terminated (i) by the Company without Cause, or (ii) by executive due to Constructive Termination, as defined in his Employment Agreement, then in addition to accrued obligations, he is eligible for the sum of 200% of his base salary plus target annual incentive.

Disability and Death:  If an executive officer is disabled and is prevented from working for pay or profit in any job or occupation, he or she may be eligible for our ‘‘Non-Represented Employee Disability Benefit Program’’ which provides for short-term and long-term disability (‘‘LTD’’) benefits. Our executive officers are not covered under a separate program. While covered under LTD, an executive officer is eligible for 60 percent of his or her base salary reduced (or offset) by other sources of income, such as social security disability. In the event of a total and permanent disability as defined by this program, an executive officer may exercise outstanding stock options any time within three years after such termination. In the event an executive officer has restricted stock, or RSUs, the restricted stock or RSUs will continue to vest according to the terms of the grant. In the event an executive officerhas PSUs, vesting accelerates and the shares are issued immediately. In addition, while classified as disabled, the executive officer continues to accrue benefits under the defined benefit plans.

In the event of an executive officer’s death, a beneficiary of the executive officer may exercise an outstanding stock option at any time within a period of two years after death. Restricted stock, RSUs or PSUs will vest as of the date of death and all restrictions lapse and the restricted stock,
RSUs or PSUs will be immediately transferable to the executive officer’s beneficiary or estate. The executive officer’s beneficiary will also be eligible for a pro-rata payment under the AI plan based upon the number of months the executive officer was an active employee during the year. The executive officer’s beneficiary will also receive surviving spouse benefits under the defined benefit and defined contribution plans solely to the extent provided in those plans.

2019 Proxy Statement	62

The table below shows the estimated cash payments that our NEOs would receive if their employment was terminated under various circumstances based on the terms of the plans and agreements that were in effect as of October 31, 2018. For purposes of this table, references to "ESAs" will be deemed to include Mr. Clarke's Employment Agreement.

Estimated Cash Payments Upon Termination

NEO	Severance Amount/Cash Payment ($)	Payment Under Non-Qualified Plan ($)	Stock Options ($)(1)	Restricted Stock/Units ($)(2)	Performance Units ($)(3)	Benefit Continuation ($)(4)	Outplacement Counseling ($)(5)	Total ($)
Troy A. Clarke
Without Cause or Good Reason Termination(6)	4,725,000	—	—	1,723,328	4,455,000	61,803	20,000	10,985,131
Change in Control(6(11)	6,037,500	460,764	273,383	4,924,336	7,500,000	61,803	20,000	19,277,786
Disability(7)	630,000	460,764	273,383	4,924,336	3,196,347	—	—	9,484,830
Death(8)	—	—	273,383	4,924,336	3,196,347	—	—	8,394,066
Voluntary and Involuntary for Cause Termination	—	—	—	—	—	—	—	—
Walter G. Borst
Without Cause or Good Reason Termination(9)	2,703,173	—	—	454,828	—	45,175	20,000	3,223,176
Change in Control(10(11)	4,634,010	284,104	127,580	2,584,926	3,150,000	45,175	20,000	10,845,795
Disability(7)	463,401	284,104	127,580	2,584,926	1,509,373	—	—	4,969,384
Death(8)	—	—	127,580	2,584,926	1,509,373	—	—	4,221,879
Voluntary and Involuntary for Cause Termination	—	—	—	—	—	—	—	—
Persio V. Lisboa
Without Cause or Good Reason Termination(9)	2,551,500	—	—	171,837	—	40,968	20,000	2,784,305
Change in Control(10)11)	4,374,000	178,628	94,550	1,712,143	2,300,000	40,968	20,000	8,720,289
Disability(7)	437,400	178,628	94,550	1,712,143	1,116,459	—	—	3,539,180
Death(8)	—	—	94,550	1,712,143	1,116,459	—	—	2,923,152
Voluntary and Involuntary for Cause Termination	—	—	—	79,204	—	—	—	79,204

2019 Proxy Statement	63

NEO	Severance Amount/Cash Payment ($)	Payment Under Non-Qualified Plan ($)	Stock Options ($)(1)	Restricted Stock/Units ($)(2)	Performance Units ($)(3)	Benefit Continuation ($)(4)	Outplacement Counseling ($)(5)	Total ($)
William V. McMenamin(12)
Without Cause or Good Reason Termination(9)	1,104,000	115,099	30,375	459,014	278,062	13,165	20,000	2,019,715
Change in Control(10(11)	2,484,000	482,236	30,375	584,032	725,000	13,165	20,000	4,338,808
Disability(7)	276,000	115,099	30,375	584,032	351,432	—	—	1,356,938
Death(8)	—	134,232	30,375	584,032	351,432	—	—	1,100,071
Voluntary and Involuntary for Cause Termination	—	115,099	—	—	—	—	—	115,099
Curt A. Kramer							—
Without Cause or Good Reason Termination(9)	1,024,860	—	—	—	—	34,952	20,000	1,079,812
Change in Control(10(11)	1,608,920	33,474	19,532	292,150	350,000	34,952	20,000	2,359,028
Disability(7)	264,480	30,731	19,532	292,150	164,375	—	—	771,268
Death(8)	—	—	19,532	292,150	164,375	—	—	476,057
Voluntary and Involuntary for Cause Termination	—	—	—	—	—	—	—	—

(1)
The amount includes the value of un-vested in-the-money stock options. The per share value for options is equal to the difference between the option exercise price and the closing price as of the last day of the fiscal year (October 31, 2018), which was $33.49 per share. Please refer to the Outstanding Equity Awards Table of this proxy statement for more information on this subject as the amounts in this column represent awards that have already been granted to the NEOs in previous years. The value in the table actually realized by the terminated executive could be higher or lower than what is set forth in the table due to the price at the time the terminated executive exercises the option, if the terminated executive does, in fact timely exercise.

(2)
The value of outstanding restricted stock, RSUs or PSUs is based on the October 31, 2018 closing price of $33.49 per share. Please refer to the Outstanding Equity Awards Table of this proxy statement for more information on this subject as the amounts in this column represent awards that have already been granted to the NEOs in previous years. Amounts indicated for voluntary and involuntary for Cause termination represent deferred shares that have already been earned.

(3)
This amount includes the value of all un-vested cash-settled performance RCUs based on current forecasting models with respect to the attainment of the applicable performance goal. The value to be received is contingent on actual performance achieved.

(4)
Benefits include 12 months continued health care coverage with an option to purchase an additional 12 months at the cost of coverage rate. Benefits also include 18 months of continued life insurance coverage for all NEOs (per their ESAs) terminated without Cause, with Good Reason or following a Change in Control.

(5)	This amount represents our cost for NEO outplacement counseling and services.

(6)
In the event Mr. Clarke’s employment and service with the Company terminate for any reason, including due to his death or disability, Mr. Clarke will be entitled to unpaid and accrued payments and benefits.

If Mr. Clarke’s employment and service with the Company is terminated by the Company without Cause or by Mr. Clarke due to a Constructive Termination, as defined in his Employment Agreement, then in addition to his accrued obligations and the accelerated vesting of his options, subject to Mr. Clarke's execution of a release (without revocation), Mr. Clarke will be entitled to the following:

1.	A lump sum severance payment equal to 200% of the sum of his base salary and AI target;

2.	Twelve months continued health care coverage with an option to purchase an additional 12 months at the cost of coverage rate;

3.	24 months continued life insurance coverage;

4.	Outplacement services;

5.	Retention of any remaining flexible perquisite allowance already paid;

6.	Company-paid tax counseling and tax forms preparation services up to and including the taxable year of Mr. Clarke in which the termination occurred; and

2019 Proxy Statement	64

7.	Pro-rata portion of the earned AI award that would have been payable to Mr. Clarke for the Company’s fiscal year in which the termination occurred, based on actual performance effective October 31
If Mr. Clarke’s employment and service with the Company is terminated by the Company without Cause or by Mr. Clarke due to a Constructive Termination, in either case, during the 24 months after the date of the then-most recent "Change in Control" as defined in his Employment Agreement, Mr. Clarke will be entitled to the same benefits referenced above in items 1-7 except with respect to item 7 above, instead of the pro-rata portion of the AI award it will be the pro-rata portion of the target AI award.

(7)
This amount is 60% of annualized base salary as of October 31, 2018 and is not offset by other sources of income, such as Social Security. It represents the amount that would be paid annually over the term of the disability. In addition, the NEOs would be eligible for a SRAP benefit.

(8)	Our NEOs participate in our defined contribution plans and a deferred benefit plan that provides a surviving spouse benefit.

(9)	This calculation, as described in the ESA, is 150 to 200 percent of the sum of the NEO’s annual base salary plus AI target.

(10)	The Change in Control calculation, as defined in the ESA, is 300% of the sum of the executive’s annual base salary plus AI target plus pro-rata AI.

(11)
Included in the Payment Under Non-Qualified Plan figure above for Change in Control is the lump sum cash payment equal to the difference in (i) the actuarial present value of the NEOs non-tax qualified pension benefits assuming the executive was 18 months older and had 18 months more of service, over (ii) the actuarial present value of the NEOs' non-tax qualified pension benefits at the date of termination. The lump sum cash payments for Mr. McMenamin is $367,136 and Mr. Kramer is $2,744. The lump sum cash payments for Messrs. Borst and Lisboa are $0 because the vesting of the SRAP under a CIC, which offsets the non-tax qualified pension benefits, offsets the effect of the additional 18 months of age and service. The lump sum cash payment for Mr. Clarke is $0 as Mr. Clarke's Employment Agreement does not have a provision for this lump sum cash payment. Also included in the Payment Under Non-Qualified Plan figure above for Change in Control, is the value of the SRAP account which immediately vests upon a CIC. For Messrs. Borst and Kramer, the SRAP would be paid as a lump sum and the figure reported is the SRAP account balance which is $284,104 for Mr. Borst and $30,731 for Mr. Kramer. For Messrs. Clarke, Lisboa and McMenamin, the SRAP would be paid as an annuity and the figure reported is the actuarial present value of the SRAP annuity which is $460,764 for Mr. Clarke, $178,628 for Mr. Lisboa, and $115,099 for Mr. McMenamin. The monthly annuities are in the form of 55% Joint & Survivor and a payable for the lifetime of the partcipant to the participant and 55% of the monthly benefit is paid to the spouse following the death of the participant. The monthly benefit amounts are $2,368.80 for Mr. Clarke, $897.32 for Mr. Lisboa and $512.81 for Mr. McMenamin.

(12) Mr. McMenamin is retirement eligible under the SRAP plan and therefore is eligible for his SRAP benefit in all termination circumstances.

CEO PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our median employee to the annual total compensation of our CEO, Mr. Clarke in 2018.
The 2018 annual total compensation of our CEO was $6,923,149. The 2018 annual total compensation of the median employee (excluding our CEO) was $35,951. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 193:1.This ratio is calculated in a manner consistent with the Securities and Exchange Commission rules (the “SEC Rules”), based on our payroll and employment records and the methodology described below.
As permitted by SEC Rules, to identify our median employee, we selected August 31, 2018, which is within the last three months of our 2018 fiscal year, as the date upon which we would identify the median employee. As of that date, the Company and its consolidated subsidiaries employed 13,535 employees in 12 countries. As it represents the principal form of compensation provided to our employees, we selected the year-to-date earnings information which would be recorded in Box 1 of IRS Form W-2 for employees located in the U.S. and the year-to-date earnings information calculated in a substantially similar and consistently applied compensation measure manner

(“CACM”) for employees located in Brazil and Mexico. Using this methodology, we determined that the “median employee” had anomalous compensation characteristics. Therefore, we selected the employee closest to the “median employee” with substantially similar compensation calculated using the CACM and with lower compensation.
The SEC Rules include an exemption which allows companies to exclude non-U.S. employees from the median employee calculation if the non-U.S. employees in a specific country comprise five percent (5%) or less of the company’s total number of employees. We applied this de minimus exemption in determining the median employee which resulted in the exclusion of 311 employees located in Argentina, Australia, Canada, China, Dubai, Germany, India, South Africa, and the United Kingdom.
The SEC Rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the ratios reported by other companies may not be comparable to the ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2019 Proxy Statement	65

Compensation Risk

The Company performed, and the Compensation Committee reviewed, a risk assessment to determine whether our compensation policies, practices, plans and programs were ‘‘reasonably likely to have a materially adverse effect’’ on the Company. Approximately thirty compensation-related topics were reviewed during 2018, including but not limited to, programs governed by the 2013 PIP. A matrix was created for management's use that summarized the program reviewed, as well as associated mitigating factors. Management discussed the analysis internally and with our compensation consultant, and discussed final results with the Compensation Committee. The Company and the Compensation Committee believe that the following are factors that mitigate the likelihood of excessive risk taking.

General Description
•
Compensation Committee approval of overall compensation philosophy and plan design
•
Compensation mix of base salary, short-term and long-term incentives
•
Market competitive analysis conducted using the comparator group
•
Market analysis based on individual job

Executive Stock Ownership Plan
•
Aligns executives' interests with stockholders
•
Ownership requirement of 1x base pay for executives, 3x base pay for senior executives and 6x base pay for CEO
•
Holding periods for at least 1 year following the vesting date of equity awards; even after ownership requirements have been attained

2018 Annual Incentive Plan
•
Design focused on four key financial performance metrics enabling our strategy and driving results for our employees, customers and stockholders
•
Individual Performance Factor applies to only a small percentage of employees

2018 Long-Term Incentive Awards
•
Performance-based equity awards are made at the discretion of the Compensation Committee and are intended to focus participants on the long-term growth of the Company
•
LTI awards are calculated based on actual grant date values
•
LTI values primarily based upon external market data

Executive Severance Agreements ("ESAs")
•
The Change-in-Control definition in our ESAs excludes funds affiliated with designated board members
•
Good Reason in our ESAs requires a decrease in the executive’s organizational level or a change to his or her reporting structure that requires the executive to report to a supervisor whose organizational level is below the executive’s current organizational level
•
Agreement period post Change in Control is to eighteen months
•
The agreement is automatically extended annually for successive one-year periods starting on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date.

Other Controls and Procedures
•
Capital expenditure approval policies and procedures that control the possibility of engaging in unintended risk
•
Sarbanes Oxley / Internal Controls procedures and processes adopted by the Company
•
Claw-back policy that requires the repayment of short-and long-term incentive-based compensation as a result of a financial restatement or intentional misconduct

2019 Proxy Statement	66

Compensation of Directors

Director Fees and Equity Compensation for 2018

In recent years, our non-employee director pay has been low in comparison to our peer group of companies. In 2018, during our annual review of director compensation, our analysis of competitive survey data, peer group proxy information, and general industry practices confirmed that our non-employee director total direct compensation was still below median, with our total cash compensation and our total equity compensation being slightly below median. We also noted that our committee chair retainers and fees were slightly below median. Based on these findings, on June 12, 2018, the Board approved several changes to non-employee director compensation.

The following table describes components of non-employee director compensation in effect during fiscal and calendar 2018 and the new compensation program that will become effective January 1, 2019 (unless otherwise noted):

Compensation Element	Calendar Year 2018 Compensation Program	New Calendar Year 2019 Compensation Program
Annual Retainer:	$120,000 retainer (paid quarterly); $100,000 paid in cash, $20,000 paid in restricted stock	$130,000 retainer (paid quarterly); $105,000 paid in cash, $25,000 paid in restricted stock
Lead Director Additional Annual Retainer:	$25,000	$25,000
Committee Chairman Additional Annual Retainer:	$20,000 for Audit Committee $10,000 for Compensation Committee $10,000 for Finance Committee $10,000 for Nominating and Governance Committee	$25,000 for Audit Committee $15,000 for Compensation Committee $15,000 for Finance Committee $15,000 for Nominating and Governance Committee
Committee Member Additional Annual Retainer:	None	None
Attendance Fees:	None	None
Stock Options:	5,000 shares annually (the exercise price is equal to the fair market value of our Common Stock on the date of grant).	5,000 shares annually (the exercise price is equal to the fair market value of our Common Stock on the date of grant).
Other Benefits:
We also pay the premiums on directors’ and officers’ liability insurance policies covering the directors and reimburse directors for expenses related to attending Board and committee meetings and director continuing education seminars.

We also pay the premiums on directors’ and officers’ liability insurance policies covering the directors and reimburse directors for expenses related to attending Board and committee meetings and director continuing education seminars.

Special Committees:	Determined on a case by case basis.	Determined on a case by case basis.

The following table provides information concerning the compensation of our non-employee directors for 2018. Directors who are employees of the Company receive no compensation for their services as directors or as members of the Board or a committee thereof. For a complete understanding of the table, please review the footnotes and the narrative disclosures that follow the table.

2019 Proxy Statement	67

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)(2)(3)	Stock Awards ($)(2)(3)(4)(5)(6)	Option Awards ($)(5)(6)(7)	All Other Compensation ($)	Total ($)
José María Alapont	105,627	19,968	97,150	—	222,745
Stephen R. D'Arcy	120,032	19,968	97,150	—	237,150
Jeffrey A. Dokho(8)	—	—	—	—	—
Matthias Gründler	44,758	19,968	97,150	—	161,876
Vincent J. Intrieri	84,823	40,720	97,150	—	222,693
Stanley A. McChrystal	—	44,637	97,150		141,787
Raymond T. Miller	—	64,834	—	—	64,834
Daniel A. Ninivaggi	58,895	54,257	97,150	—	210,302
Mark H. Rachesky	—	125,543	97,150	—	222,693
Andreas Renschler	100,032	19,968	97,150	—	217,150
Christian Schulz(9)	—	—	—	—	—
Kevin M. Sheehan	7,174	—	—	—	7,174
Michael F. Sirignano	—	60,120	97,150	—	157,270
Dennis A. Suskind	19,891	105,512	97,150	—	222,553

(1)
Amounts in this column reflect fees earned by our non-employee directors in 2018. Effective February 13, 2018, Mr. McChrystal retired from the Board; Mr. Sirignano resigned from the Board effective April 17, 2018; Mr. Gründler resigned from the Board effective May 15, 2018; and effective October 10, 2018, Mr. Ninivaggi resigned from the Board. Mr. Miller was appointed to the Board effective April 17, 2018; Mr. Schulz was appointed to the Board effective August 14, 2018; and Mr. Sheehan was appointed to the Board effective October 10, 2018. The fees for each of these directors that either retired, resigned or were appointed during 2018 were pro-rated for the time they served on the Board during 2018.

(2)
Under our Non-Employee Directors Deferred Fee Plan (the ‘‘Deferred Fee Plan’’), our directors who are not employees receive an annual retainer, payable quarterly, at their election, either in shares of our Common Stock or in cash. A director may elect to defer any portion of such compensation until a later date in DSUs or in cash. Each such election is made prior to December 31st for the next succeeding calendar year or within 30 days of first joining the Board. Vincent J. Intrieri, Stanley A. McChrystal, Raymond T. Miller, Daniel A. Ninivaggi, Dr. Mark H. Rachesky, Michael F. Sirignano, and Dennis A. Suskind elected to defer the receipt of some or all of their compensation received for their retainer fees in 2018. Mr. Intrieri deferred receipt of 100% of his retainer fees from November 1, 2017 through December 31, 2017, and 100% of the 2018 first calendar year quarter retainer fee normally paid in restricted stock and received a total of 1,055.130 DSUs in 2018. General McChrystal deferred receipt of 100% of his quarterly retainer fees in DSUs and received 1,140.916 DSUs in 2018. Mr. Miller deferred receipt of 100% of his quarterly retainer fees in DSUs and received 1,386.423 DSUs through September 30, 2018. Mr . Ninivaggi deferred receipt of 50% of the cash portion of his retainer evenly between DSUs and deferred cash from November 2017 through December 2017, during calendar year 2018 he deferred 50% of his first quarter annual retainer fee normally paid in restricted stock in DSUs, and he deferred 80% of the cash portion of his retainer evenly between DSUs and deferred cash and received 1,123.081 DSUs through September 30, 2018, and $34,291 in deferred cash. Dr. Rachesky deferred receipt of 100% of his quarterly retainer fees, except the portion payable in restricted stock, in calendar year 2018 and received 2,384.959 DSUs through September 30, 2018. Mr. Sirignano deferred receipt of 100% of his quarterly retainer fees in calendar year 2018 and received 1,581.010 DSUs. Mr. Suskind deferred receipt of 100% of his quarterly retainer fees, except the portion payable in restricted stock, in calendar year 2018 and received 1,918.373 DSUs through September 30, 2018. The amount of DSUs for Mr. Intrieri, General McChrystal, Mr. Miller, Mr. Ninivaggi, Dr. Rachesky, Mr. Sirignano, and Mr. Suskind has been credited as stock units in an account under each of their names at the then current market price of our Common Stock. Mr. Ninivaggi's deferred cash has been credited in an account in his name and will earn interest quarterly at the then prime rate. The units issued to Mr. Intrieri during 2018 will be converted into Common Stock and issued within 60 days after his separation from service on the Board. The DSUs issued to Mr. McChrystal and Mr. Sirignano during 2018 were converted into Common Stock and issued within 60 days after their departure from the Board. The DSUs and deferred cash issued to Mr. Ninivaggi during 2018 will be issued in two annual installments commencing within 60 days of his departure from the Board. The units issued to Mr. Miller, Dr. Rachesky, and Mr. Suskind during 2018 will be converted into Common Stock and issued within 60 days after January 1, 2019.

(3)
Effective April 1, 2018, each non-employee director received 571 shares of restricted stock in lieu of $20,000 of their first quarter retainer, except for Mr. Intrieri, General McChrystal, Mr. Ninivaggi, and Mr. Sirignano who each elected to defer receipt of their shares in DSUs, as described in footnote 2 above. The grant date fair value of the restricted stock and DSUs was determined in accordance with FASB ASC Topic 718. Mr. Dokho does not personally receive compensation for his service on the Board, as noted under footnotes 5 and 8 below, and Mr. Miller, Mr. Schulz and Mr. Sheehan were not members of the Board when the first quarter retainers were paid. For additional information regarding assumptions underlying valuation of equity awards see the consolidated financial statements in our Annual Report on Form 10-K for the year ended October 31, 2018.

(4)
The aggregate number of shares subject to stock awards granted by the Company that were outstanding for each non-employee director as of October 31, 2018, including DSUs earned or owned by Mr. Intrieri, General McChrystal, Mr. Miller, Mr. Ninivaggi, Dr. Rachesky, Mr. Sirignano, and Mr. Suskind is indicated in the table below. All of these stock awards and DSUs are 100% vested:

2019 Proxy Statement	68

Name	Total Number of Stock Awards Outstanding (#)
José María Alapont	968
Stephen R. D'Arcy	1,383
Jeffrey A. Dokho	—
Matthias Gründler	—
Vincent J. Intrieri	8,569
Stanley A. McChrystal	33,719
Raymond T. Miller	1,386
Daniel A. Ninivaggi	1,555
Mark H. Rachesky	27,835
Andreas H. Renschler	703
Christian Schulz	—
Kevin M. Sheehan	—
Michael F. Sirignano	24,091
Dennis A. Suskind	3,301

(5)
At the request of the UAW, the UAW representative director, Jeffrey Dokho, does not receive stock or stock option awards. Mr. Miller, Mr. Schulz and Mr. Sheehan were not members of the Board when the stock option grants were made.

(6)
The values in these columns reflect the grant date fair value as determined in accordance with FASB ASC Topic 718. For additional information see the consolidated financial statements in our Annual Report on Form 10-K for the year ended October 31, 2018, regarding assumptions underlying valuation of equity awards.

(7)	The number of options granted in 2018 and the aggregate number of stock options outstanding for each non-employee director as of October 31, 2018, are indicated in the table below.

Name	Total Stock Option Awards Outstanding at 2018 Year End (#)	Option Awards Granted During 2018 (#) (a)	Grant Price ($)	Grant Date Fair Value of Option Awards Granted During Year ($)(b)
José María Alapont	10,000	5,000	41.63	97,150
Stephen R. D'Arcy	10,000	5,000	41.63	97,150
Matthias Gründler	—	5,000	41.63	97,150
Vincent J. Intrieri	30,000	5,000	41.63	97,150
Stanley A. McChrystal	35,000	5,000	41.63	97,150
Daniel A. Ninivaggi	—	5,000	41.63	97,150
Mark H. Rachesky	30,000	5,000	41.63	97,150
Andreas H. Renschler	5,000	5,000	41.63	97,150
Michael F. Sirignano	10,000	5,000	41.63	97,150
Dennis A. Suskind	10,000	5,000	41.63	97,150

(a)	The stock options awarded to Mr. Gründler and Mr. Ninivaggi were forfeited at the time of their resignation from the Board.

(b)
These amounts do not reflect compensation realized by our directors. The amounts shown represent the value of the stock options based on the grant date fair value of the award as determined in accordance with FASB ASC Topic 718. The stock options generally vest over a three year period with ⅓rd vesting on each of the first three anniversaries of the date on which they are awarded, so that in three years the stock options are 100% vested. The stock options granted on December 12, 2017, expire ten years after the date of grant. For additional information regarding assumptions underlying valuation of equity awards see the consolidated financial statements in our Annual Report on Form 10-K for the year ended October 31, 2018.

(8)
At the request of the UAW, the organization which recommended Mr. Dokho to the Board, the entire cash portion of Mr. Dokho's annual retainer is contributed to a trust which was created in 1993 pursuant to a restructuring of our retiree health care and life insurance benefits.

(9)	Mr Schulz has declined receiving compensation for his service on the Board at this time. For 2018 the company would have paid Mr. Schulz the sum of $25,761.

2019 Proxy Statement	69

Share Ownership Requirements for Non-Employee Directors

To encourage directors to own our shares, $20,000 of each director’s annual retainer ($25,000 beginning January 1, 2019) is paid in the form of restricted stock each year. The stock is priced as of the date the first quarterly disbursement of the annual retainer is due. The restricted stock portion of the annual retainer is provided pursuant to the 2013 PIP. For additional information regarding the

2013 PIP, see Note 17, Stock-based compensation plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2018. Directors are expected to own shares equivalent to three times their annual cash retainer within five years of being designated as a Board member.

Deferred Fee Plan For Non-Employee Directors

Under our Non-Employee Directors Deferred Fee Plan, directors may defer fees otherwise payable in the form of cash or restricted stock. The amount otherwise payable in cash may be deferred in cash or in DSUs. Any amount deferred in cash is generally paid to the director, with interest at the prime rate, at the date specified by the director at the time of his election to defer. The amount otherwise payable in restricted stock may be deferred in

DSUs. Any amount deferred in DSUs is credited into the director’s account at the then current market price. Such units are generally distributed to the director in the form of our Common Stock at the date specified by the director at the time of his election to defer. Elections to defer are made in the calendar year prior to the year in which the fees are earned.

Compensation Committee Interlocks and Insider Participation

Andreas H. Renschler, a member of the Compensation Committee of the Board, has an indirect material interest in related person transactions between the Company and TRATON because he is the Chief Executive Officer of TRATON. A description of the related person transactions between the Company and TRATON during 2018 is set forth in the Related Party Transactions and Approval Policy portion of the Corporate Governance section of this proxy statement.

2019 Proxy Statement	70

EQUITY COMPENSATION PLAN INFORMATION

This table provides information regarding the equity securities authorized for issuance under our equity compensation plans as of October 31, 2018.

Plan Category(1)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	2,862,229	(2)	$32.22	(3)	3,142,917	(4)(5)
Equity compensation plans not approved by stockholders(6)	9,362	(6)(7)	N/A	(3)	—
Total	2,871,591		N/A		3,142,917

(1)
This table does not include information regarding our 401(k) plans. Our 401(k) plans consist of the following: Navistar, Inc. 401(k) Plan for Represented Employees and Navistar, Inc. Retirement Accumulation Plan. As of October 31, 2018, there were 1,127,648 shares of Common Stock held in these plans.

(2)
This number includes stock options, DSUs and PSUs (as described in the Executive Stock Ownership Program discussed below) granted under our 2004 PIP; and stock options, performance stock options, RSUs, DSUs, and PSUs granted under our 2013 PIP. Stock options awarded to employees for the purchase of Common Stock from the 2004 PIP and the 2013 PIP were granted with an exercise price equal to the fair market value of the stock on the date of grant, generally have a 10-year contractual life, except for options granted under the 2004 PIP after December 15, 2009 and options granted under the 2013 PIP between February 19, 2013 and December 12, 2017, which have a contractual life of 7-years, and generally become exercisable as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. Performance stock options granted under the 2013 PIP generally do not become exercisable until after the three year anniversary of the date of grant and only if performance conditions are met. The terms of awards of RSUs granted under the 2013 PIP were established by the Board or a committee thereof at the time of issuance. The 2004 PIP expired on February 18, 2013, and as such no further awards may be granted under the 2004 PIP. As of October 31, 2018, 263,859 stock option awards, 1,338 DSUs, and 14,143 PSUs remain outstanding for shares of Common Stock reserved for issuance under the 2004 PIP, and 2,054,393 stock options, including performance stock options, 501,771 RSUs, 14,247 DSUs and 12,478 PSUs remain outstanding for shares of Common Stock reserved for issuance under the 2013 PIP. For more information on the 2013 PIP see footnote 5 below.

(3)
RSUs, DSUs, and PSUs settled in shares do not have an exercise price and are settled only for shares of our Common Stock on a one-for-one basis. These awards have been disregarded for purposes of computing the weighted-average exercise price. For more information on DSUs and PSUs see the discussion in footnote 6 below entitled ‘‘The Ownership Program.’’ There were no options or warrants outstanding under the unapproved plans as of October 31, 2018.

(4)
Our 2004 PIP was approved by the Board and the Compensation and Governance Committee on October 21, 2003, and, subsequently by our stockholders on February 17, 2004. Our 2004 PIP was amended on December 14, 2004, which amendment was approved by stockholders on March 23, 2005. The plan was subsequently amended on December 13, 2005, April 16, 2007, June 18, 2007, May 27, 2008, December 16, 2008, January 9, 2009, December 15, 2009, and April 19, 2010. The 2004 PIP replaced, on a prospective basis, our 1994 PIP, the 1998 Supplemental Stock Plan, both of which expired on December 16, 2003, and our 1998 Non-Employee Director Stock Option Plan (collectively, the ‘‘Prior Plans’’). A total of 3,250,000 shares of Common Stock were reserved for awards under the 2004 PIP. On February 16, 2010, our stockholders approved an amendment to increase the number of shares available for issuance under the 2004 PIP from 3,250,000 to 5,750,000. Shares subject to awards under the 2004 PIP, or the Prior Plans after February 17, 2004 and before February 19, 2013, that were canceled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant again became available for awards.

(5)
The 2013 PIP was approved by the Board and the Compensation Committee on December 11, 2012 and by our stockholders on February 19, 2013. Our 2013 PIP was amended on February 11, 2015. The 2013 PIP replaced on a prospective basis the 2004 PIP and the Prior Plans, and awards may no longer be granted under the 2004 PIP or the Prior Plans. A total of 3,665,500 shares of Common Stock were reserved for awards under the 2013 PIP. Shares subject to awards under the 2013 PIP, the 2004 PIP or the Prior Plans after February 19, 2013, that are canceled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant again become available for awards. This number represents the remaining number of unused shares from the year ended October 31, 2018, which are available for issuance.

(6)
The following plans were not approved by our stockholders: The Executive Stock Ownership Program (the ‘‘Ownership Program’’), and The
Non-Employee Directors Deferred Fee Plan (the ‘‘Deferred Fee Plan’’), except that any DSUs awarded out of the Deferred Fee Plan on or after September 30, 2013, are now issued out of the 2013 PIP. Below is a brief description of the material features of each plan, but in each case the information is qualified in its entirety by the text of such plans.

2019 Proxy Statement	71

The Ownership Program.  On June 16, 1997, the Board approved the terms of the Ownership Program, and on April 17, 2001, October 15, 2002, August 30, 2004, December 16, 2008 and January 9, 2009, the Board approved certain amendments thereto. In general, the Ownership Program requires all of our officers and senior managers to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in Navistar by acquiring a designated amount of our Common Stock at specified timelines. Participants are required to hold such stock for the entire period in which they are employed by the Company. Participants may defer their cash bonus or defer salary into DSUs. These DSUs vest immediately. There were 2,365 DSUs deferred under the Ownership Program (albeit 1,338 DSUs were granted under the 2004 PIP and 1,027 DSUs were granted under the 2013 PIP) and outstanding as of October 31, 2018. PSUs may also be awarded to participants who complete their ownership requirement on an accelerated basis. PSUs vest as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. There were 29,712 PSUs earned under the Ownership Program (albeit 3,091 PSUs were granted under the Ownership Program, 14,143 PSUs were granted under the 2004 PIP and 12,478 PSUs were granted under the 2013 PIP) and outstanding as of October 31, 2018. Each vested DSU and PSU will be settled by delivery of one share of Common Stock. Such settlement will occur within 10 days after a participant’s termination of employment. DSUs and PSUs are no longer granted under the Ownership Program or the 2004 PIP, but instead are granted under the 2013 PIP. Effective November 1, 2013, the Ownership Program was amended and restated to, among other things, eliminate an executive’s ability to earn PSUs or defer their cash bonus into DSUs.
The Deferred Fee Plan.  Under the Deferred Fee Plan, directors may elect to receive all or a portion of their annual retainer fees (in excess of their mandatory restricted stock grant (as discussed above)) and meeting fees in cash or restricted stock, or they may defer payment of those fees in cash (with interest) or in DSUs. Deferrals in the deferred stock account are valued as if each deferral was vested in Common Stock as of the deferral date. As of October 31, 2018, there were 19,491 outstanding DSUs under the Deferred Fee Plan (including 13,220 DSUs awarded under the 2013 PIP).

(7)	Includes 3,091 PSUs granted under the Ownership Program and 6,271 deferred stock units granted under the Deferred Fee Plan; all of which were outstanding as of October 31, 2018.

2019 Proxy Statement	72

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board is asking our stockholders to ratify the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2019. KPMG has been the Company’s auditors since 2006. For additional information regarding the Company’s relationship with KPMG, please refer to the Audit Committee Report and the Independent Registered Public Accounting Firm Fee Information contained below.

If the appointment of KPMG as our independent registered public accounting firm for 2019 is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2019 will stand, unless the Audit Committee finds other good reason for making a change.

Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ PROPOSAL 3.

AUDIT COMMITTEE REPORT

Management of the Company has the primary responsibility for the integrity of the accounting, auditing and financial reporting practices of the Company, including the system of internal controls. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor these processes. In this regard, the Audit Committee meets periodically with management, the internal auditors and our independent registered public accounting firm. The Audit Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations. The Audit Committee is responsible for selecting and, if appropriate, replacing our independent registered public accounting firm.

The Audit Committee discussed with KPMG the overall scope and execution of the independent audit and reviewed and discussed the audited financial statements with management. Discussions about the Company’s audited financial statements included KPMG’s judgments about the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with KPMG other matters required by Public Company Accounting Oversight Board Auditing Standards. KPMG provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee discussed the independence of the independent registered public accounting firm with management and KPMG. The Audit Committee concluded that KPMG’s independence had not been impaired.

Based on the above-mentioned review and discussions with management and KPMG, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2018 for filing with the SEC. In addition, the Audit Committee engaged KPMG to serve as the Company’s independent registered public accounting firm for 2019.
Members of the Audit Committee
Stephen R. D'Arcy (Chairman),
Jeffrey A. Dokho, Raymond T. Miller and Kevin M. Sheehan

2019 Proxy Statement	73

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

The following table presents aggregate fees billed or expected to be billed by KPMG, our independent registered public accounting firm, for audit services and fees for professional services incurred for the fiscal years ended October 31, 2018 and 2017, on our behalf:

	2018(1)	2017(1)
Audit fees	$10.3	$10.4
Audit-related fees	0.1	0.4
Tax fees	0.1	0.1
All other fees	—	—
Total fees	$10.5	$10.9
(1) In millions.

A description of the types of services provided in each category is as follows:

Audit Fees — These are fees for professional services for the audit of our annual consolidated financial statements, limited review of our quarterly consolidated financial statements, and services that are normally provided in connection with statutory and regulatory filings. This includes fees for the audit of NFC.

Audit-Related Fees — These are fees for the assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including procedures related to our and NFC’s financing transactions.

Tax Fees — These are fees for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees — These are fees for permissible services provided by KPMG that do not meet the above categories. For 2017 and 2018, the Company did not incur any other fees.

The Audit Committee pre-approved all audit and non-audit services provided to us in accordance with the Audit Committee’s pre-approval policy. In accordance with the Audit Committee’s pre-approval policy, the Audit

Committee annually considers for pre-approval all proposed audit and non-audit services which are known early in the year to be performed in the coming year by our independent registered public accounting firm and the estimated fees for such services. Additional fees related to certain audit-related or non-audit services proposed to be provided by our independent registered public accounting firm may be pre-approved by management, so long as the fees for such additional services individually or in the aggregate do not exceed $400,000 in any 12-month period, and are reported to the Audit Committee at the next regularly scheduled committee meeting. Other proposed audit-related or non-audit services (not within the scope of the approved engagement) may be considered and, if appropriate, pre-approved by the chair of the Audit Committee if the related additional fees are estimated to be less than $250,000; otherwise, the Audit Committee must pre-approve all additional audit-related and non-audit services to be performed by our independent registered public accounting firm. In making its decision to utilize our independent registered public accounting firm, the Audit Committee considers whether the provision of such services is compatible with maintaining that firm’s independence and to that end receives certain representations from the firm regarding their independence and permissibility under applicable laws and regulations related to non-audit services provided by the firm to us.

2019 Proxy Statement	74

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of holdings and transfers of Company stock with the SEC and to provide copies of those reports to Navistar. Based solely on our review of copies of those reports received by us or written representations that all such reports were timely filed, we believe that our directors, executive officers and greater than ten percent beneficial stockholders made all required filings on a timely basis.

Availability of Form 10-K and Annual Report to Stockholders

As permitted by the SEC, we are delivering our Proxy Statement and Annual Report via the Internet. On or about December 19, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote their shares online or by telephone. If you wish to request a printed or electronic copy of this Proxy Statement and our Annual Report, you should follow the instructions included in the Notice. The Notice is not a proxy card or ballot. You may review Company filings with the SEC by visiting the Company’s website at http://www.navistar.com/navistar/investors/financials/sec.

Matters Raised at the Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

2019 Proxy Statement	75

ADMISSION AND TICKET REQUEST PROCEDURE

Admission

Admission is limited to stockholders of record on December 17, 2018 or a stockholder’s authorized proxy holder or a representative. In each case, the individual must have an admission ticket and valid photo identification to be admitted to the Annual Meeting. In addition, stock ownership will be verified.

Admission Ticket for Registered Holders

•	If your shares of Common Stock are registered in your name and you received your proxy material by mail, an admission ticket is attached to your proxy card.

•
If your shares of Common Stock are registered in your name and (i) you received or accessed your proxy materials electronically over the Internet, and you plan on attending the Annual Meeting, click the appropriate box on the electronic proxy card or (ii) follow the telephone instructions and when prompted, ‘‘if you plan to attend the meeting in person,’’ press 1, and an admission ticket will be held for you at the registration desk at the Annual Meeting. You will need a valid photo identification to pick up your ticket.

Admission Ticket for Beneficial Holders

•
If your shares of Common Stock are held in a bank or brokerage account, you may obtain an admission ticket in advance by submitting a request by mail to our Corporate Secretary, 2701 Navistar Drive, Lisle, Illinois 60532 or by facsimile to (630) 753-7546.

Ticket Request Deadline

Ticket requests for all Beneficial Holders and for Beneficial Holders and Registered Holders appointing a representative to attend and/or vote on his/her behalf, must include all information specified in the applicable table below and be submitted in writing and received by the Company on or before February 11, 2019. No requests will be processed after that date.

To Submit Request

Submit requests by mail to our Corporate Secretary, 2701 Navistar Drive, Lisle, Illinois 60532 or by facsimile to (630) 753-7546. Ticket requests by telephone will not be accepted.

2019 Proxy Statement	76

Authorized Proxy Representative

A registered stockholder may appoint, and a beneficial stockholder may request that its registered holder (i.e., its broker or bank) appoint, a representative to attend the Annual Meeting and/or vote on his/her behalf. The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative. Individuals holding admission tickets that are not issued in their name will not be admitted to the Annual Meeting. Stockholder information specified below and a written proxy authorization must accompany the ticket request.

Registered Stockholders (if appointing a representative to attend and/or vote on his/her behalf)	Beneficial Holders
For ownership verification provide:	For ownership verification provide:
• name(s) of stockholder	• a copy of your January brokerage account statement showing Navistar stock ownership as of the record date (12/17/18);
• address
• phone number
• social security number and/or stockholder account number; or	• a letter from your broker, bank or other nominee verifying your record date (12/17/18) ownership; or
• a copy of your proxy card showing stockholder name and address	• a copy of your brokerage account voting instruction card showing stockholder name and address
Also include:	Also include:
• name of authorized proxy representative, if one appointed	• name of authorized proxy representative, if one appointed
• address where tickets should be mailed and phone number	• address where tickets should be mailed and phone number

2019 Proxy Statement	77

2017 Aon Hewitt U.S. TCM Total Compensation Executive and Senior Management Level Wise- Partcipant List - Appendix A

Company Name
3M Company
AAA Insurance Exchange California, Nevada & Utah¹
Aaron's, Inc.
Abbott Laboratories
Abbvie Inc.
Academy Sports & Outdoors, Ltd.¹
Accenture
Acument Global Technologies, Inc.¹
Acushnet Company¹²³
Advanced Drainage Systems, Inc.
Aegion Corp.
Aetna Inc.
Aflac Incorporated
Agilent Technologies, Inc.
Air Methods Corporation¹
Air Products and Chemicals, Inc.
Akzo Nobel Inc.¹²³
Alaska Airlines
Align Technology
Allegion S&S US Holding Company Inc
Alliant Energy Corporation
Ally Financial Inc.
Altria Group, Inc.
Ameren Corporation
American Air Liquide Inc.¹²³
American Axle & Manufacturing Holdings, Inc.
American Blue Ribbon Holdings, LLC¹
American Bureau of Shipping Inc¹
American Eagle Outfitters, Inc.
American Electric Power Company, Inc.
American Express Company
American Family Mutual Insurance Co Inc¹
American Heart Association¹
American Woodmark Corporation
Amgen Inc.
AMN Healthcare Services, Inc.
Amsted Industries Incorporated¹
Amway Corp.¹
Anaplan¹
Andeavor
Andersen Corporation¹
Anthem, Inc.
Apollo Education Group, Inc.¹
Apple
Applied Materials, Inc.

Arby's Restaurant Group, Inc.¹
Arconic
Argo Group Us, Inc.
Arizona Public Service Company
Arkansas Blue Cross & Blue Shield A Mutual Insurance Co.¹
Arkansas Electric Cooperatives¹
Armstrong World Industries, Inc.
Ascena Retail Group, Inc.
Ascend Performance Materials Operations LLC¹
Associated Materials Inc¹
AT&T Inc.
Aurora Health Care, Inc.¹
Automatic Data Processing, Inc.
Avery Dennison Corporation
Azz
BAE Systems, Inc.¹²³
Bain & Company, Inc.¹
Ball Corporation
Barnes Group Inc.
Baxter International Inc.
BBA Aviation Usa, Inc.¹²³
Beam Suntory Inc.¹²³
Belden Inc.
Belk, Inc.¹
Best Buy Co., Inc.
Biogen, Inc.
BJ's Restaurants, Inc.
BL Restaurant Operations, LLC¹
Black Hills Corporation
Bloomin Brands
Blue Cross & Blue Shield of Alabama¹
Blue Cross & Blue Shield of North Carolina¹
Blue Cross and Blue Shield of Florida, Inc.¹
Blue Cross and Blue Shield of Kansas¹
Blue Cross and Blue Shield of Massachusetts, Inc.¹
Blue Cross and Blue Shield of Nebraska¹
Blue Cross Blue Shield Association¹
Blue Cross Blue Shield of Rhode Island¹
Blue Cross Blue Shield of South Carolina¹
Blue Shield of California Life & Health Insurance Co¹
BlueLinx Holdings Inc.
BNSF Railway Company¹
Bob Evans Farms, Inc.
Bob Moore Auto Group, L.L.C.¹
Boddie Noell Enterprises Inc¹
Boise Cascade Company
Bojangles' Restaurants, Inc.
Borg Warner
Boston Market Corporation¹
Boston Scientific Corporation
Brady Corporation
Breakthru Beverage Group¹
Briggs & Stratton Corporation

Brighthouse Financial¹
Brinker International Inc
Bristol-Myers Squibb Company
Broadridge Financial Solutions, Inc.
Brooks Automation
Brunswick Corporation
Buckeye Partners, L.P.
Building Materials Corp of America¹
Bush Brothers & Company¹
Cabot Microelectronics Corporation
Cafe Rio Inc¹
Calgon Carbon Corporation
Callaway Golf Company
Calpine Corporation
Campbell Soup Company
Capella Education Company
Capital One Financial Corporation
Capital Power Corporation¹²
Career Education Corporation
Carter's, Inc.
Caterpillar Inc.
CDK Global, Inc.
CEC Entertainment, Inc.¹
Celgene Corporation
CenterPoint Energy, Inc.
Century Aluminum Company
Cerner Corporation
CF Industries Holdings, Inc.
Charter Communications, Inc.
Checkers Drive-In Restaurants, Inc.¹
Cheddar's Casual Cafe¹
Cheniere Energy, Inc.
Chevron Corporation
Chicago Bridge & Iron Company
Chipotle Mexican Grill, Inc.
CHS Inc.¹
Church & Dwight Co., Inc.
Cigna Corporation
Claire's Stores, Inc.¹
Cleco Corporation
Cliffs Natural Resources Inc.
CME Group Inc.
CMS Energy Corporation
CNA Financial Corporation
Coca-Cola Refreshments¹³
Colfax Corporation
Colgate-Palmolive Company
Comcast Corporation
Community Health Network Inc.¹
ConAgra Foods, Inc.
Coopers Hawk Intermediate Holding¹
Coriant¹
Corner Bakery Cafe¹

Covanta Energy
CraftWorks Restaurants & Breweries Inc¹
Crate and Barrel¹²³
Cubic Corporation
Cummins Inc.
Danaher Corporation
Darden Restaurants, Inc.
Dart Container Corporation¹
Data Innovations¹³
Dave & Buster's, Inc.
Daymon Worldwide Inc.¹
Dealogic¹²³
Dean Foods Company
Deere & Company
Deluxe Corporation
Denny's Corporation
Denso International America, Inc.¹²³
Dentsply International
Diageo North America, Inc.¹²³
Dick's Sporting Goods, Inc.
Direct Energy Services Inc¹²³
Discover Financial Services
Dla Piper LLP (us)¹
Dolby Laboratories, Inc.
Dole Food Company, Inc.¹
Dole Packaged Foods, LLC¹²³
Dominion Resources, Inc.
Domino's Pizza, Inc.
Domtar Corporation
Donaldson Company, Inc.
Donatos Pizzeria Corp.¹
Dr Pepper Snapple Group, Inc.
DTE Energy Company
Duke Energy Corporation
Dunkin' Brands, Inc.
Duracell International Inc.¹
E. I. du Pont de Nemours and Company
Eastman Chemical Company
Eastman Kodak Company
Eaton Corporation
Ecolab Inc.
EDF Renewable Energy¹²³
EDF trading North America, LLC¹²³
Edison International
Edwards Lifesciences Corp
Eli Lilly and Company
Elkay Manufacturing Company Inc¹
Emerson Electric Co.
Energysolutions, Inc.¹
Enesco Group¹
Equifax Inc.
ESCO Technologies Inc.

Essendant Inc.
Evraz Inc. NA¹²³
Exelon Corporation
Expedia, Inc.
Express Scripts, Inc.
F5 Networks, Inc.
Fairmount Santrol Holdings Inc.
FBL Financial Group, Inc.
Federal Home Loan Mortgage Corporation
Federal Reserve Bank of Cleveland¹
Federal Reserve Bank of Minneapolis¹
Federal Reserve Information Technology¹³
Fedex Corporation
Fedex Office¹³
Ferrara Candy Company¹
First Solar, Inc.
FirstEnergy Corp.
Fiserv, Inc.
Flowers Foods, Inc.
Flowserve Corporation
Fluor Corporation
Focus Brands¹
Ford Motor Company
Fortinet
Fortune Brands Home & Security
Franklin Resources, Inc.
Game Show Network¹²³
GATX Corporation
Generac Holdings Inc.
General Dynamics Corporation
General Dynamics Land Systems¹³
General Electric Company
General Mills, Inc.
General Motors Company
Genomic Health Inc
Genuine Parts Company
Genworth Financial, Inc.
Gerdau Ameristeel Corporation¹²³
Gilead Sciences
GitHub¹
GNC Corporation
Golden Corral Corporation¹
Gorton's Inc.¹²³
Graphic Packaging Holding Company
Greystone Power Corporation¹
Gypsum Management and Supply, INC.
H&R Block
H. E. Butt Grocery Company¹
H.B. Fuller Company
Halliburton Company
Hallmark Cards, Inc.¹
Hamra Enterprise¹
Hanesbrands Inc.

Hard Rock Cafe¹
Harland Clarke Holdings Company¹³
Harley-Davidson Motor Company, Inc.
Harris Corporation
Haworth, Inc.¹
HCA Inc.
HD Supply
Hendrickson USA, LLC¹³
Henkel Corporation¹²³
Henry Schein
Herman Miller, Inc.
Hewlett-Packard Enterprises, LLC
Hilton Grand Vacations Company, LLC
Hilton Worldwide, Inc.
HMS Host¹²³
Hntb Corporation¹
Hofman Hospitality Group¹
Holman Enterprises, Inc.¹
Hologic, Inc.
Honeywell International Inc.
Hooters of America¹
Hormel Foods Corporation
HSNi
Huntington Ingalls Incorporated
Hy-Vee, Inc.¹
Ideal Industries, Inc.¹
IDEX Corporation
Illinois Tool Works Inc.
IMS Health Incorporated
Indeed.com¹²³
Ingersoll-Rand Company
Ingevity Corporation
Ingredion Incorporated
In-N-Out Burger¹
Insight
Intellectual Ventures¹
International Automotive Components Group North America, Inc.¹²³
International Dairy Queen, Inc.¹³
International Paper Company
Intrawest Corporation
Invenergy LLC¹
Island Restaurants, L.P.¹
ITG BRANDS, LLC¹²³
ITT Corporation
J. R. Simplot Company¹
Jabil Circuit, Inc.
Jack in the Box Inc.
JBS USA Holdings, Inc.¹²³
JEA¹
John B. Sanfilippo & Son, Inc.
Johns Manville Corporation¹³
Johnson Controls International

Jollibee Foods Corporation¹²³
Jones Lang LaSalle Incorporated
Joy Global Inc.
Kaman Corporation
Kamo Electric Cooperative Inc.¹
KAR Auction Services, Inc.
Kellogg Company
Kelly Services, Inc.
Keysight Technologies
Keystone Foods LLC¹²³
Kforce Inc.
Kimberly-Clark Corporation
Kinder Morgan Inc
Knowles Corporation
Kohler Co.¹
Kone Inc.¹²³
Krispy Kreme Doughnuts Inc¹
L.L. Bean, Inc.¹
L-3 Communications Holdings, Inc.
la Madeleine Country French Cafe¹
Lam Research
Land O'Lakes, Inc.¹
Laureate Education, Inc.¹
Legal & General America, Inc.¹²³
Leggett & Platt, Incorporated
Leidos Holdings, Inc.
Lennox International Inc.
Ligado Networks¹
Lockheed Martin Corporation
L'Oreal USA, Inc.¹²³
Louisiana-Pacific Corporation
Lowe's Companies, Inc.
LPL Financial Corporation
Luxottica Retail¹²³
Lydall, Inc.
Magic Memories (usa) Ltd¹²³
Manhattan Associates
Marketo Inc¹³
Marriott International, Inc.
Mars Incorporated¹
Martin Marietta Materials, Inc.
Mary Kay Inc.¹
Masco Corporation
MasterCard Incorporated
Materion Corporation
Matson Navigation Company
Matthews International Corporation
Maximus Inc.
Mazzio's Corporation¹
McCormick & Company, Incorporated
McDonald's Corporation
McKesson Corporation
Medidata Solutions

Mednax, Inc
Merck & Co
Mercury Insurance
Meritor, Inc.
MetLife, Inc.
MGE Energy, Inc.
Midwest AgEnergy Group¹
Milliken & Company¹
Mindbody, Inc.
Mitsui & Co. (u.s.a.) Inc.¹²³
Modern Market¹
Mohawk Industries, Inc.
Molex Incorporated¹³
Momentive Specialty Chemicals Inc.¹
Mondelez International, Inc.
MoneyGram International, Inc.
Monroe Energy¹³
Mr. Cooper
MRC Global Inc.
Mrs. Fields Famous Brands, LLC¹
MSC Industrial Direct Co., Inc.
Mueller Water Products, Inc.
Naf Naf Grill¹
Nanometrics
National Railroad Passenger Corporation¹
National Renewable Energy Lab¹³
Nationwide Mutual Insurance Company¹
Nebraska Public Power District¹
NEC Corp of America¹²³
Nestle Purina Petcare Company¹²³
Nestle USA, Inc.¹²³
New Jersey Resources Corp
New York Life Insurance Company¹
New York Power Authority¹
New York University¹
Newell Brands
NIKE, Inc.
Nintendo of America, Inc.¹²³
NiSource Inc.
Nitel Inc¹
Noodles & Company
Nordson Corporation
Nordstrom, Inc.
Northern Trust Corporation
Northrop Grumman Corporation
Northshore University Healthsystem¹
NRG Energy, Inc.
NuStar Energy LP
OGE Energy Corp.
Oklahoma State Regents for Higher Education¹
Old Dominion Electric Cooperative¹
Olin Corporation
On The Border Corporation¹

ONEOK, Inc.
Oracle Corporation
Owens Corning
Owens-Illinois, Inc.
P.F. Chang's China Bistro,Inc.¹
Pacific Bells, Inc.¹
Pacific Life Insurance Company¹
Packaging Corporation of America
Panda Restaurant Group, Inc.¹
Panduit Corp.¹
Panera LLC
Papa John's International, Inc.
Papa MurphyS International
Parker-Hannifin Corporation
Paychex, Inc.
Payless ShoeSource, Inc.¹
Peet's Coffee & Tea, Inc.¹
Pentair, Inc.
People's United Financial, Inc.
PepsiCo, Inc.
Perkins & Marie Callenders Inc.¹
PG&E Corporation
PGT, Inc.
Pier 1 Imports, Inc.
Pilot Flying J Inc.¹
Pjm Interconnection, LLC¹
PNM Resources, Inc.
Point Click Care¹²
Polycom, Inc.¹
PolyOne Corporation
Power Plant Management Services LLC¹
PPG Industries, Inc.
Prairie State Generating Company, LLC¹
Pricewaterhousecoopers LLP¹
Primary Energy Recycling Corporation¹
Prologis, Inc.
Protective Life Corporation¹
Public Company Accounting Oversight Board¹
QORVO
Quad-Graphics, Inc.
Quanex Building Products Corporation
Raising Cane's Resturants¹
Rambus Inc.
Raw Juce¹
Raytheon Company
Red Hat, Inc.
Red Lobster¹³
Red Robin Gourmet Burgers, Inc.
Republic Services, Inc.
Reynolds American Inc.
Rich Products Corporation¹
Riot Games¹²³
Rite Aid Corporation

Riverbed Technology¹
Robert Bosch LLC¹²³
Robert Half International Inc.
Robert W. Baird & Co. Incorporated¹
Rockwell Automation, Inc.
Royal Caribbean Cruises Ltd.
Ruby Tuesday, Inc.
Ruth's Hospitality Group, Inc.
S & C Electric Company¹
S&P Global
S. C. Johnson & Son, Inc.¹
Sabic Innovative Plastics US LLC¹²³
Sacramento Municipal Utility District¹
Sally Beauty Holdings, Inc.
Sandia National Laboratories¹³
Scana Corporation
Schreiber Foods, Inc.¹
Science Applications International Corporation
Sears Holdings Corporation
Seminole Electric Cooperative, Inc.¹
Sempra Energy
Sensata Technologies, Inc
Shari Management Corporation¹
Silicon Laboratories, Inc.
Simpson Manufacturing Co., Inc.
Snap-on Incorporated
Sodexo, Inc.¹²³
Sonic Corp.
Sonoco Products Company
Southeastern Freight Lines, Inc.¹
Southwest Gas Corporation
Spectra Energy Corp¹
Spirent Communications¹²³
Splunk Inc.
St. Jude Children's Research Hospital, Inc.¹
Starbucks Corporation
State Farm Mutual Automobile Insurance Company¹
Steelcase Inc.
Stryker Corporation
Subway Restaurants, Inc¹
SunCoke Energy, Inc.
Sutter Home Winery, Inc.¹
Sypris Solutions, Inc.
Sysco Corporation
Taco John's International, Inc.¹
Target Corporation
TE Connectivity Ltd.
Tektronix, Inc.¹³
Teledyne Technologies Incorporated
Tennant Company
Terex Corporation
Texas Instruments Incorporated
Texas Mutual Insurance Company¹

Texas Roadhouse, Inc.
Textron Inc.
The Allstate Corporation
The Brink's Company
The Cheesecake Factory Incorporated
The Chemours Company
The Clorox Company
The Coca-Cola Company
The Dun & Bradstreet Corporation
The Estee Lauder Companies Inc
The Goodyear Tire & Rubber Company
The Hartford Financial Services Group Inc
The Hershey Company
The Joint Commission¹
The Krystal Company¹
The Mosaic Company
The Ohio State University¹
The Progressive Corporation
The Scotts Miracle-Gro Company
The ServiceMaster Company LLC
The Sherwin-Williams Company
The Stanley Black & Decker
The Timken Company
The TJX Companies Inc
The University of Chicago Medical Center¹
The Valspar Corporation
The Walt Disney Company
The Williams Companies Inc
Themis Computers¹
Thirty-One Gifts LLC¹
Tibco Software Inc¹
Tmeic Corporation¹²³
Topbuild Corp
TopGolf USA, Inc.¹
Toyota Boshoku¹²³
Toyota Financial Services¹²³
TreeHouse Foods, Inc
Trinity Industries, Inc.
True Value Company¹
TVH Parts Co.¹²³
U.S. Bancorp
Udemy¹
Union Pacific Railroad Company Inc
United Continental Holdings, Inc.
United Launch Alliance, LLC¹³
United Parcel Service
United Technologies Corporation
UnitedHealth Group Incorporated
Universal Health Services, Inc.
US Foods, Inc.
Usd Partners Lp
USG Corporation
Valero Energy Corporation

Valmont Industries, Inc.
Varian Medical Systems, Inc
Vectren Corporation
Veolia North America, LLC¹²³
Verisign
Veritiv Corporation
Verizon Communications Inc.
Vertex Pharmaceuticals Incorporated
Viad Corp
Vision Service Plan¹
Vistra Energy¹
Voya Financial, Inc.
Vulcan Materials Company
VWR Funding, Inc.
W. R. Grace & Co.
Walgreens Boots Alliance, Inc.
Warner Bros. Entertainment Inc.¹³
Waste Management, Inc.
Waters Corporation
Wawa, Inc.¹
Wellpet LLC¹
Wendy's International, Inc.
WestRock Company
WGL Holdings, Inc.
Whataburger, Inc.¹
Whirlpool Corporation
White Castle System, Inc.¹
Williams-Sonoma, Inc.
Wind River Systems¹³
Wisconsin Electric Power Company
Wolters Kluwer U.S.¹
Woodward Inc.
Wyndham Worldwide Corporation
Xylem, Inc
Yazaki North America, Inc.¹²³
YUM Brands, Inc.
Zoe's Kitchen, Inc.

¹ Privately Held
² Foreign Owned
³ Subsidiary

NAVISTAR®

NAVISTAR INTERNATIONAL CORPORATION
2701 NAVISTAR DRIVE
LISLE, IL 60532

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 11, 2019. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 11, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
To reduce Navistar's printing and mailing costs and to save resources, you can consent to receive all future proxy materials electronically at http://www.navistar.com/navistar/investors.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E53292-P15555 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVISTAR INTERNATIONAL CORPORATION

The Board of Directors recommends that you vote FOR the following 10 Director Nominees:

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Troy A. Clarke
02) José María Alapont
03) Stephen R. D'Arcy
04) Vincent J. Intrieri
05) Raymond T. Miller
06) Mark H. Rachesky, M.D.
07) Andreas H. Renschler
08) Christian Schulz
09) Kevin M. Sheehan
10) Dennis A. Suskind

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory Vote on Executive Compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. Vote to ratify the selection of KPMG LLP as our independent registered public accounting firm.	☐	☐	☐

The foregoing items of business are more fully described in the Proxy Statement accompanying this card. The Board of Directors of the Company has fixed the close of business on December 17, 2018, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

This proxy is solicited on behalf of the Company's Board of Directors. The shares represented by this proxy will be voted in accordance with the instruction given by the undersigned Stockholder(s). **The Board of Directors recommends the following votes on the proposals above: "FOR" proposals 1, 2 and 3.**

Non-Voting Items

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Authorized Signatures
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

NAVISTAR®

ADMISSION TICKET

(Not Transferable)

NAVISTAR INTERNATIONAL CORPORATION

2019 Annual Meeting of Stockholders

Tuesday, February 12, 2019

11:00 a.m. Central Time

Navistar International Corporation

Corporate Headquarters

2701 Navistar Drive

Cyrus Hall Auditorium

Lisle, Illinois 60532

PHOTO IDENTIFICATION WILL BE REQUIRED

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side or their duly authorized representative and is not transferable.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E53293-P15555

NAVISTAR®

NAVISTAR INTERNATIONAL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 12, 2019

At the Annual Meeting of Stockholders of Navistar International Corporation (the "Company") on February 12, 2019, or at any adjournments or postponements thereof, the undersigned hereby appoints the Chief Executive Officer, the Chief Financial Officer and the General Counsel, and each of them, proxies with power of substitution to vote, as indicated on the matters set forth on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting.

This card also serves to instruct the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote the shares of the Company's stock credited to the accounts of the undersigned under any such plan at the close of business on December 17, 2018, as directed herein on the matters listed on the reverse side, and, in his or her discretion, on any other matters that may come before the meeting. To the extent that the trustee has not received the directions from the undersigned by February 8, 2019, the trustee will act in accordance with the defined contribution plan documents.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors' recommendations, simply sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE 10 NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL THAT THE BOARD HAS MADE A RECOMMENDATION IN FAVOR THEREOF.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE